EXHIBIT 13.3

Raízen Group

  Combined consolidated financial statements

  as of March 31, 2021

  and Independent auditor’s report

São Paulo Corporate Towers Av. Presidente Juscelino Kubitschek, 1,909 Vila Nova Conceição 04543-011 - São Paulo – SP - Brazil Phone: +55 11 2573-3000 ey.com.br

A free translation from Portuguese into English of independent auditor’s report on combined consolidated financial statements prepared in Brazilian currency in accordance with accounting practices adopted in Brazil and the International Financial Reporting Standards (IFRS)

Independent auditor’s report on combined consolidated financial statements

To the

Board of Directors and Shareholder of

Raízen Energia S.A. e Raízen Combustíveis S.A.

Opinion

We have audited the combined consolidated financial statements of Raízen Energia S.A. and Raízen Combustíveis S.A. (the “Group”), which comprise the combined consolidated of statement of financial position as of March 31, 2021, and the statements of income, of comprehensive income, of changes in equity and cash flows for the year then ended, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying combined consolidated financial statements present fairly, in all material respects, the combined consolidated financial position of the Group as of March 31, 2021, and its combined consolidated financial performance and cash flows for the year then ended in accordance with the accounting practices adopted in Brazil and with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB).

Basis for opinion

We conducted our audit in accordance with Brazilian and International Standards on Auditing.

Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the combined consolidated financial statements section of our report. We are independent of the Group in accordance with the relevant ethical principles set forth in the Code of Professional Ethics for Accountants, the professional standards issued by the Brazil’s National Association of State Boards of Accountancy (CFC) and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter

Basis of preparation and presentation of the combined consolidated financial statements and restriction on distribution or use

We draw attention to Note 2.2 to the combined consolidated financial statements, which describes the basis of preparation and presentation of combined consolidated financial statements. The combined consolidated financial statements have been prepared for the purpose of allowing the shareholders and management of Raízen Group to assess the combined financial position of the Group as of March 31, 2021, and its combined financial performance for the year then ended. Consequently, the combined consolidated financial statements may not be suitable for another purpose. Our opinion is not modified with respect of this matter.

1

Other matters

Financial statements of prior year examined by another independent auditor

The audit of the combined consolidated financial statements as of March 31, 2020, presented for comparison purposes, were performed under the responsibility of other independent auditor, who issued an unmodified audit report dated June 05, 2020.

Responsibilities of management and those charged with governance for the combined consolidated financial statements

Management is responsible for the preparation and fair presentation of the combined consolidated financial statements in accordance with the accounting practices adopted in Brazil and with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB), and for such internal control as management determines is necessary to enable the preparation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing combined consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group’s financial reporting process.

Auditor’s responsibilities for the audit of the combined consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the combined consolidated financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Brazilian and International standards on Auditing will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these combined consolidated financial statements.

As part of an audit in accordance with Brazilian and International Standards on Auditing, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

  Identified and assessed the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error, designed and performed audit procedures responsive to those risks, and obtained audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

  Obtained an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

  Evaluated the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

2

  Concluded on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the combined consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

  Evaluated the overall presentation, structure and content of the financial statements, including the disclosures, and whether the combined consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

  Obtained sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the combined consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the scope and timing of the planned audit procedures and significant audit findings, including deficiencies in internal control that we may have identified during our audit.

São Paulo, May 29, 2021.

ERNST & YOUNG

Auditores Independentes S.S.

CRC-2SP034519/O-6

Original report in Portuguese signed by

Uilian Dias Castro de Oliveira
Contador CRC-1SP223185/O-3

3

Raízen Group

Combined consolidated statements of financial position as of March 31

In thousands of Reais – R$

	Note	2021	2020
Assets
Current assets
Cash and cash equivalents	3	6,512,805	8,601,660
Securities	4	134,940	39,145
Restricted cash	5	1,065,183	211,070
Derivative financial instruments	27	3,248,855	5,016,307
Trade accounts receivable	6	3,860,577	2,950,341
Inventories	7	5,617,048	5,435,170
Biological assets	8	1,353,185	897,315
Recoverable income tax and social contribution	19.b	346,563	778,694
Recoverable taxes	9	2,540,396	2,334,998
Other financial assets	10	37,633	314,273
Related parties	11	783,362	787,819
Assets from contracts with clients	12	475,045	475,305
Other receivables		638,815	472,953
Total current assets		26,614,407	28,315,050
Non-current assets
Trade accounts receivable	6	372,565	346,996
Derivative financial instruments	27	3,264,107	3,128,089
Other financial assets	10	226,690	258,768
Recoverable income tax and social contribution	19.b	326,033	541,797
Recoverable taxes	9	1,428,342	967,419
Related parties	11	1,273,403	1,264,924
Deferred income tax and social contribution	19.d	2,412,174	1,279,947
Judicial deposits	20	521,627	471,753
Assets from contracts with clients	12	2,255,452	2,091,860
Other receivables		406,314	371,982
Investments	13	1,317,291	1,325,210
Property, plant and equipment	14	17,726,612	17,160,022
Intangible assets	15	3,154,712	2,976,155
Right of use	17	5,745,627	5,099,396
Total non-current assets		40,430,949	37,284,318
Total assets		67,045,356	65,599,368

See the accompanying notes to the combined consolidated financial statements

4

Grupo Raízen

Combined consolidated statements of financial position as of March 31

In thousands of Reais - R$                                                                                                                                                                                        (Continued)

	Note	2021	2020
Liabilities
Current liabilities
Suppliers	16	10,911,172	10,227,015
Lease liabilities	17	1,150,239	1,174,750
Loans and financing	18	2,222,350	5,334,083
Related parties	11	1,509,070	1,494,946
Derivative financial instruments	27	4,105,942	3,640,357
Payroll and related charges payable		655,921	627,503
Income tax and social contribution payable	19.c	234,909	229,094
Taxes payable		539,485	444,895
Dividends and interest on own capital payable	22.b	208,178	95,542
Advances from clients	6	471,042	239,546
Other liabilities		596,755	1,844,487
Total current liabilities		22,605,063	25,352,218
Non-current liabilities
Lease liabilities	17	3,924,955	3,236,998
Loans and financing	18	22,222,123	19,993,287
Related parties	11	1,414,752	1,040,355
Derivative financial instruments	27	292,905	108,123
Taxes payable		187,788	186,649
Provision for legal disputes	20	1,575,811	1,558,883
Deferred income tax and social contribution	19.d	1,797,488	1,903,225
Other liabilities		526,079	489,527
Total non-current liabilities		31,941,901	28,517,047
Total liabilities		54,546,964	53,869,265
Equity	22
Attributable to controlling shareholders		12,129,956	11,364,386
Interest of non-controlling shareholders		368,436	365,717
Total equity		12,498,392	11,730,103
Total liabilities and equity		67,045,356	65,599,368

See the accompanying notes to the combined consolidated financial statements.

5

Raízen Group

Combined consolidated statements of income

Years ended March 31

In thousands of Reais – R$

	Note	2021	2020	2019
Net operating revenue	23	114,601,988	120,580,550	103,973,038
Cost of products sold and services provided	24	(106,608,028)	(113,308,678)	(98,008,548)
Gross income		7,993,960	7,271,872	5,964,490
Operating revenue (expenses)
Selling	24	(3,345,443)	(3,090,163)	(2,526,598)
General and administrative	24	(1,330,703)	(1,236,494)	(1,152,093)
Other operating revenue, net	25	386,717	2,147,313	1,251,968
Equity accounting result	13	(81,687)	(15,790)	30,987
		(4,371,116)	(2,195,134)	(2,395,736)
Income before financial results and income tax and social contribution		3,622,844	5,076,738	3,568,754
Financial results	26
Financial expenses		(1,699,980)	(1,973,633)	(1,470,934)
Financial income		533,137	535,978	610,293
Net exchange variation		(1,432,041)	(4,081,951)	(781,306)
Net effect of derivatives		1,182,683	3,904,385	850,327
		(1,416,201)	(1,615,221)	(791,620)
Income before income tax and social contribution		2,206,643	3,461,517	2,777,134
Income tax and social contribution	19.a
Current		(1,464,604)	(1,345,792)	(548,245)
Deferred	19.d	804,802	279,992	6,226
		(659,802)	(1,065,800)	(542,019)
Net income for the year		1,546,841	2,395,717	2,235,115
Attributable to:
Group’s controlling shareholders		1,524,474	2,252,517	2,176,437
Group’s non-controlling shareholders		22,367	143,200	58,678
		1,546,841	2,395,717	2,235,115

See the accompanying notes to the combined consolidated financial statements.

6

Raízen Group

Combined consolidated statements of comprehensive income

Years ended March 31

(In thousands of reais – R$)

	2021	2020	2019
Net income for the year	1,546,841	2,395,717	2,235,115
Comprehensive income
Items that will not be reclassified to statement of income
Actuarial gain (loss), net	3,207	2,436	(1,524)
Deferred taxes on actuarial gain (loss) (Note 19.d.1)	(982)	(608)	511
	2,225	1,828	(1,013)
Items that are or may be reclassified to statements of income or loss
Income (loss) from financial instruments designated
as hedge accounting (Note 27.e)	(1,895,844)	(687,937)	(420,485)
Loss from net investment hedge in foreign entity	-	(15,071)	(54,235)
Deferred taxes on adjustments (Note 19.d.1)	644,587	239,023	161,405
Effect of foreign currency translation effect	650,345	1,000,288	(102,591)
	(600,912)	536,303	(415,906)
Other components of the comprehensive income (loss) for the year	(598,687)	538,131	(416,919)

Total comprehensive income for the year	948,154	2,933,848	1,818,196
Attributable to:
Group’s controlling shareholders	925,787	2,790,644	1,759,518
Group’s non-controlling shareholders	22,367	143,204	58,678
	948,154	2,933,848	1,818,196

See the accompanying notes to the combined consolidated financial statements.

7

Raízen Group

Combined consolidated statements of changes in equity

Years ended March 31

In thousands of Reais – R$

	Attributable to the Group’s shareholders	Interest of non-controlling shareholders	Total equity (*)
Balances at March 31, 2020	11,364,386	365,717	11,730,103
Comprehensive income (loss) for the year
Net income for the year	1,524,474	22,367	1,546,841
Actuarial gain, net	2,225	-	2,225
Net loss with financial instruments designated as hedge accounting	(1,251,257)	-	(1,251,257)
Effect of foreign currency translation	650,345		650,345
Total comprehensive income for the year	925,787	22,367	948,154
Contributions (distributions) to the Group’s shareholders
Dividends allocated to holders of preferred shares	(5,266)	-	(5,266)
Dividends and interest on own capital	(156,256)	(19,648)	(175,904)
Other	1,305	-	1,305
Total distributions to the Group’s shareholders, net	(160,217)	(19,648)	(179,865)
Balances at March 31, 2021	12,129,956	368,436	12,498,392

(*) As disclosed in Note 1.d, the combined consolidated companies are not operated as a single legal entity.

8

Raízen Group

Combined consolidated statements of changes in equity

Years ended March 31

In thousands of Reais - R$                                                                                                                                                                                        (Continued)

	Attributable to the Group shareholders	Interest of non-controlling shareholders	Total equity (*)
Balances at March 31, 2019	11,115,876	276,128	11,392,004
Comprehensive income for the year
Net income for the year	2,252,517	143,200	2,395,717
Actuarial gain, net	1,824	4	1,828
Net loss with financial instruments designated as hedge accounting	(454,039)	-	(454,039)
Loss from net investment hedge in foreign entity	(9,946)	-	(9,946)
Effect of foreign currency translation	1,000,288	-	1,000,288
Total comprehensive income for the year	2,790,644	143,204	2,933,848
Contribution (distributions) to Group’s shareholders
Business combinations	-	4,162	4,162
Dividends allocated to holders of preferred shares	(1,460)	-	(1,460)
Dividends and interest on own capital	(2,525,497)	(54,304)	(2,579,801)
Other	(15,177)	(3,473)	(18,650)
Total distributions to the Group’s shareholders, net	(2,542,134)	(53,615)	(2,595,749)
Balances at March 31, 2020	11,364,386	365,717	11,730,103

(*) As disclosed in Note 1.e, the combined consolidated companies are not operated as a single legal entity.

9

Raízen Group

Combined consolidated statements of changes in equity

Years ended March 31

In thousands of Reais - R$                                                                                                                                                                                           (Continued)

	Attributable to the Group shareholders	Noncontrolling interests	Total equity (*)
Balances at March 31, 2018	11,607,394	225,730	11,833,124
Initial adoption of IFRS 9	(2,641)	(41)	(2,682)
Balances at April 1, 2018	11,604,753	225,689	11,830,442
Comprehensive income (loss) for the year
Net income for the year	2,176,437	58,678	2,235,115
Actuarial loss, net	(1,013)	-	(1,013)
Net (loss) on financial instruments in net investment in foreign entity	(35,795)	-	(35,795)
Net loss with financial instruments designated as hedge accounting	(277,520)	-	(277,520)
Effect of foreign currency translation	(102,591)	-	(102,591)
Total comprehensive income for the year	1,759,518	58,678	1,818,196
Contribution (distributions) to Group’s shareholders
Capital increase	-	4,159	4,159
Business combinations	-	30,000	30,000
Dividends distributed to holders of preferred shares	(2,995)	-	(2,995)
Dividends and interest on own capital	(2,245,400)	(42,398)	(2,287,798)
Total distributions to Group’s shareholders, net	(2,248,395)	(8,239)	(2,256,634)
Balances at March 31, 2019	11,115,876	276,128	11,392,004

(*) As disclosed in Note 1.e, the combined consolidated companies are not operated as a single legal entity.

See the accompanying notes to the combined consolidated financial statements.

10

Raízen Group

Combined consolidated statements of cash flows - Indirect method

Years ended March 31

In thousands of Reais – R$

	2021	2020	2019
Cash flows from operating activities
Income before income tax and social contribution	2,206,643	3,461,517	2,777,134
Adjustments:
Depreciation and amortization (Note 24)	4,733,468	3,951,911	2,452,718
Amortization of assets from contracts with clients (Notes 12 and 23)	502,468	505,769	452,503
Change in the fair value and realization of gain or loss of biological assets fair value (Nota 24)	(441,222)	(12,881)	261,159
Equity accounting result (Note 13)	81,687	15,790	(30,987)
Gains on sales of property, plant and equipment (Note 25)	(82,188)	(104,690)	(113,400)
Net interest, inflation adjustments and exchange variation	2,707,328	4,830,837	1,277,753
Change in fair value of liabilities financial instruments (Notes 18 and 26)	(63,163)	229,969	213,303
Capital gain on dilution of ownership interest (Note 25)	-	-	(109,467)
Gain on the formation of joint venture (Note 13)	-	(1,078,714)	-
Loss on retirement of carbon credits (“CBIO”) (Note 25)	169,122	-	-
Loss (gain) with derivative financial instruments, net	502,613	(4,747,159)	(1,298,464)
Change in inventories’ fair value hedge (Notes 7 and 27.e)	(244,942)	234,927	(20,937)
Gain in bargain purchase (Note 25)	11,447	(219,921)	-
Net recognition of tax credits (Note 25)	(277,167)	(523,342)	(225,313)
Credits from indemnity suits (Notes 10 and 25)	(13,114)	-	(221,373)
Other	9,220	(17,943)	(218,022)
Changes in assets and liabilities
Trade accounts receivable and advances from clients	(145,953)	1,322,019	292,919
Inventories	239,876	(1,071,583)	418
Restricted cash	(889,250)	80,525	(127,125)
Assets from contracts with clients	(978,498)	(837,878)	(698,239)
Derivative financial instruments	(1,181,057)	1,575,896	96,277
Related parties	(172,882)	(97,633)	(25,813)
Suppliers and advances to suppliers	256,911	1,567,499	2,626,266
Recoverable and payable taxes, net	(567,250)	(1,036,128)	(538,682)
Payroll and related charges payable	23,269	72,606	(42,789)
Other assets and liabilities, net	(194,148)	(84,012)	(140,102)
Acquisition of CBIO	(154,644)	-	-
Payment of income tax and social contribution	(333,088)	(227,962)	(253,034)
Net cash generated by operating activities	5,705,486	7,789,419	6,386,703
Cash flow from investment activities
Payments for business combinations and investment additions (Note 13.b)	(50,100)	(2,286,188)	(1,641,310)
Cash received on disposal of equity interest (Note 13)	(19.599)	369,974	3,662
Derecognition of cash in the formation of joint venture and in the disposal of subsidiary (Note 10.c)	-	(16,186)
Redemption from (investments in) in securities, net	(95,795)	229,268	810,532
Additions to property, plant and equipment and intangible assets (Notes 14, 15 and 31)	(2,635,215)	(2,916,198)	(2,333,728)
Additions to biological assets (Notes 8 and 31)	(752,810)	(710,405)	(671,212)
Cash received upon disposal of property, plant and equipment	193,280	250,594	217,976
Dividends received from associates companies	-	1,034	-
Net cash flows used in investing activities	(3,321,041)	(5,078,107)	(3,614,080)
Cash flows from financing activities
Funding from third-party loans and financing	3,584,510	7,352,092	6,316,489
Amortizations of principal of third-party loans and financing	(5,897,175)	(3,529,607)	(4,181,945)
Payment of interest on third party loans and financing	(854,601)	(844,765)	(752,186)
Amortizations of third-party lease liabilities	(1,388,175)	(1,114,229)
Amortizations of intragroup lease liabilities	(171,358)	(145,737)
Net redemption of financial investments linked to financing	51,974	10,182	13,149
Payment of dividends, interest on own capital and preferred shares	(47,979)	(2,637,765)	(2,274,446)
Related parties and other	4,259	2,317	(2,015)
Net cash used in financing activities	(4,718,545)	(907,512)	(880,954)
(Decrease) increase in cash and cash equivalents	(2,334,100)	1,803,800	1,891,669
Cash and cash equivalents at beginning of year (Note 3)	8,601,660	5,740,037	3,663,168
Effect of exchange-rate change on cash and cash equivalents	245,245	1,057,823	185,200
Cash and cash equivalents at the end of the year (Note 3)	6,512,805	8,601,660	5,740,037

Supplementary information to the cash flows is shown in Note 31.

See the accompanying notes to the combined consolidated financial statements.

11

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

1. Operations

The Raízen Group (the “Group”) is basically engaged in the following activities and comprise the following companies:

(a)           Raízen Energia S.A. and its subsidiaries (“Raízen Energia” or “RESA”):

RESA is a publicly held company enrolled in the Brazilian Securities and Exchange Commission (“CVM”) in Category B, headquartered at Avenue Brigadeiro Faria Lima, 4.100, 11° floor, Part V, Itaim Bibi, São Paulo/SP, Brazil. RESA was established on June 1, 2011 and is indirectly and jointly controlled by Royal Dutch Shell (“Shell”) and Cosan Limited (“Cosan”).

RESA and its subsidiaries are mainly engaged in producing, trading and sale sugar, ethanol and pellets, including abroad through subsidiaries, as well as in the co-generation of power produced from sugarcane bagasse at its 26 mills located in Brazil’s Central South Region, and through the power trading business.

The planting of sugarcane requires a period from 12 to 18 months for maturation and the harvest usually begins between April and May every year and ends between November and December, period when sugar and ethanol are produced. The sale of production takes place throughout the year and is not subject to changes due to seasonality, only changes in the regular market supply and demand. Due to its production cycle, the fiscal year of RESA, as well as that of Raízen Combustíveis S.A. and, consequently, of Raízen Group, begins on April 1 and ends on March 31 of each year.

(b)          Raízen Combustíveis S.A. and its subsidiaries (“Raízen Combustíveis” or “RCSA”):

RCSA is a publicly-held company enrolled in the Brazilian Securities and Exchange Commission (“CVM”) in Category A, whose registration request was granted on May 28, 2021, and headquartered at Avenida Almirante Barroso, 81, 36º floor, room 36A104, in the city of Rio de Janeiro (RJ), Brazil. RCSA is jointly controlled indirectly by Shell and Cosan.

RCSA is mainly engaged in: (i) distributing and marketing oil and ethanol by-products, and of other fluid hydrocarbons and their by-products, under the Shell; (ii) trade of natural gas; (iii) importing and exporting of the abovementioned products; (iv) oil refining and production and sale of automotive and industrial lubricants through its Argentine subsidiaries; and (v) holding interest in other companies.

On November 1, 2019, RCSA and Femsa Comercio (“FEMCO”) received all the necessary approvals to form the joint venture, called as Rede Integrada de Lojas de Conveniências e Proximidade S.A (“Rede”). The details of this operation are described in Note 13.c.

Agreement for acquisition of Biosev S.A. ("Biosev")

On February 8, 2021, Raízen Group entered into an acquisition agreement with Biosev S.A. (“Biosev”) and Hédera Investimentos e Participações S.A. (“Hédera”), as the controlling shareholder of Biosev, among other parties, through which Raízen Group agreed to acquire up to 100% of the shares issued by Biosev, under the terms and conditions established in the referred to contract.

The acquisition involves exchange of shares, with issue of 3.5000% non-redeemable preferred shares without voting rights, 1.4999% of redeemable preferred shares at symbolic value and without voting rights, all issued by Raízen Group companies, amounting to R$ 3,600,000 and paid in cash.

12

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

On March 18, 2021, the Brazilian Antitrust Council (CADE) definitively approved, without restrictions, the merger referring to the Raízen Group’s transaction with Biosev, after the 15-day period elapsed since its publication in the Federal Official Gazette, on March 2, 2021. As a result, the condition precedent related to CADE's approval was obtained.

The acquisition remains subject to the satisfaction of certain conditions established in the acquisition contract. Among others, the main condition still not concluded is related to Biosev that will need to conduct a corporate and financial indebtedness restructure.

(c)           Covid-19

In March 2020, the World Health Organization (WHO) declared the Covid-19 outbreak to be a pandemic. The government authorities of various countries, including Brazil, imposed virus containment restrictions. The Group implemented a contingency plan with the objective of preserving the health and integrity of its employees, in addition to ensuring the safety and continuity of its operations, since the sale and distribution of fuels are considered essential activities.

In this scenario, the Group has been monitoring the effects on its business and on the assessment of the key critical accounting estimates and judgments, as well as on other balances with the potential to generate uncertainties and impacts on the financial statements. The most significant assessments and the main effects of the Covid-19 pandemic on the results of operations are as follows:

(i)                 Going concern assumption

The Group's financial statements were prepared and are disclosed considering the going concern assumption regarding its key activities.

(ii)               Impairment of non-financial assets and tax credits

The Group assessed the indications of impairment losses on nonfinancial assets and tax credits and concluded that, even with a potential reduction in cash flows and in expected statement of income for the 2021/22 harvest, the value in use of the cash-generating units continues to be significantly higher than the carrying amount, and, in the case of taxes, the expectation of the taxable base of the main taxes remains, in addition to the fact that most of the taxes do not have an expiry date for offsetting purposes.

13

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

(iii)             Allowance for expected credit losses

The impairment losses associated with the credit risk on financial assets are calculated based on the future expectation of loss, considering the individual situation of the clients and of the economic group to which they belong. Considering that RCSA operates mostly with security interest from its clients and RESA operates mostly with large trading companies, carries out a careful credit analysis and when applicable requires cash advances for shipping of products, there was no significant additional recognition due to Covid-19.

(iv)             Net realizable value of inventories

The Group uses the estimated sales price in the ordinary course of business, net of selling expenses, as net realizable value assumption. Therefore, the decline in prices, mainly for ethanol in Brazil and oil products in Argentina, impacted by the drop in consumption caused by social isolation, resulted in a consolidated amount of provision for estimated losses on the realization of inventories of R$ 42,707 as of March 31, 2021.

(v)                Liquidity

During the pandemic period, the Group adopted a conservative strategy of maintaining liquidity levels above those normally adopted. Still during the year ended on March 31, 2021, the Company had access to various sources of financing, having raised funds in the international and domestic securities markets, in addition to the usual sources from financial institutions, in the amount of R$ 3,584,510. Furthermore, the Group had access to revolving credit facilities, credit lines that have not been used to date, totaling US$ 1 billion. In the year ended March 31, 2021, the Company received an upgrade in its credit rating by Moody’s to an investment grade and maintaining them for S&P and Fitch, as disclosed in Note 27.k.

The Group ended the fiscal year ended on March 31, 2021 with a consolidated cash of R$ 6,512,805, consolidated working capital (current assets less current liabilities) of R$ 4,009,344, and consolidated net income of R$ 1,546,841.

(vi)             Capex

The Group does not expect significant reductions or impacts on its recurring and operating investments for the 2021/22 harvest, but rather a rationalization of expansion projects not related to the Raízen Group's operating activities, which will be postponed to the coming years.

(vii)           Leases

There were no changes in the amounts previously recorded as right-of-use assets or lease liabilities as a result of a contractual modification related to Covid-19.

14

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

(viii)         Contractual commitments

To date, there has been no enforcement either against or in favor of the Company on its agreements, whether through termination or force majeure provisions.

(d)           Other information

Currently, the synergy between RESA and RCSA gives the Raízen Group a unique position in the Brazilian and Latin American markets. The two companies complement each other, thus presenting the combined consolidated business is currently fundamental for the market to view Raízen Group as a whole.

Although they are not organized as a group under article 265 of the Brazilian Corporation Law (“LSA”), the Raízen Group companies present these financial statements to present information that best reflects the generation of gross cash from its activities.

The combined consolidated financial statements of Raízen Group are presented exclusively for the purpose of providing, through a single set of financial statements, information relating to all activities of the Raízen Group, regardless of its corporate structure.

Therefore, these combined consolidated financial statements do not represent the individual or consolidated financial statements of an entity and its subsidiaries and should not be considered for purposes of calculating dividends, taxes or for other corporate purposes, nor can they be used as an indication of the financial performance that could be obtained if the entities considered in the combination had operated as a single independent entity or as an indication of the profit or loss from these entities’ operations for any year in the future.

2.     Presentation of the financial statements and significant accounting policies

2.1.   Basis of preparation

The combined consolidated financial statements were prepared in accordance with accounting practices adopted in Brazil, which are in conformity with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”), and evidence all relevant information specific to the financial statements, and only such information, which is consistent with that used for management of the Company.

Issue of these combined consolidated financial statements was authorized by management on May 29, 2021.

2.2.   Combination criteria

These combined consolidated financial statements include the following entities: (i) Raízen Energia S.A. and its subsidiaries, and (ii) Raízen Combustíveis S.A. and its subsidiaries.

15

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

In the combination, the balances receivable and payable, revenues, expenses and unrealized profits arising from transactions between those companies, where applicable, were eliminated.

The breakdown of assets and equity for the years ended March 31, 2021 and 2020, and profit or loss and other comprehensive income of the companies for the years ended March 31, 2021, 2020 and 2019, which are part of the combined consolidated financial information and the respective combined consolidated balances, eliminating related-party transactions, are presented below:

	Total assets		Total equity
	2021	2020	2021	2020
Raízen Energia S.A. and subsidiaries	43,529,876	44,900,004	6,909,313	7,588,177
Raízen Combustíveis S.A. and subsidiaries	31,392,153	29,179,467	5,609,842	4,153,554
	74,922,029	74,079,471	12,519,155	11,741,731
Elimination of sales transactions, unrealized profits and financial transactions	(7,876,673)	(8,480,103)	(20,763)	(11,628)
Combined consolidated balances	67,045,356	65,599,368	12,498,392	11,730,103

	Net income (loss)			Other comprehensive income
	2021	2020	2019	2021	2020	2019
Raízen Energia S.A. and its subsidiaries	593,948	273,979	473,022	(669,947)	(16,631)	247,607
Raízen Combustíveis S.A. and its subsidiaries	1,039,344	2,100,884	1,708,021	1,627,236	2,951,735	1,568,150
	1,633,292	2,374,863	2,181,043	957,289	2,935,104	1,815,757
Elimination of commercial transactions, unrealized profits and financial transactions	(86,451)	20,854	54,072	(9,135)	(1,256)	2,439
Combined consolidated income	1,546,841	2,395,717	2,235,115	948,154	2,933,848	1,818,196

The combined consolidated financial statements are a single set of financial statements from two or more entities that are under common shared control. RESA and RCSA used the definition of control in line with CPC 36 and IFRS 10 - Consolidated Financial Statements, both for evaluation of the existence of common shared control and for the consolidation procedure.

(a)      Basis of measurement

The combined consolidated financial statements were prepared on a historical cost basis, except, when applicable, for the valuation of certain assets and liabilities, such as short-term investments, marketable securities, inventories, financial instruments (including derivative instruments), certain loans and financing, and biological assets, which are measured at fair value.

16

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

(b)      Functional and presentation currency

The combined consolidated financial statements are presented in Brazilian reais, which is also the Group’s functional currency. The functional currency of subsidiaries operating in the international economic environment is the U.S. dollar. All balances were rounded to the nearest thousand, unless otherwise stated. The financial statements of each subsidiary included in the consolidation and combination, as well as those used as a basis for investments measured by the equity method, are prepared based on the functional currency of each entity. For subsidiaries located abroad, their assets and liabilities were converted into Reais at the exchange rate at the end of the year and the results were calculated at the average monthly rate during the year. The translation effects are stated in equity from these subsidiaries.

(c)      Significant accounting judgments, estimates and assumptions

The preparation of the combined consolidated financial statements requires that management make judgments and estimates and adopt assumptions that affect the amounts disclosed referring to revenues, expenses, assets, and liabilities as of the financial statements reporting date.

These estimates and assumptions are reviewed on an ongoing basis. Changes in accounting estimates are recognized in the period in which the estimates are revised and in any subsequent years affected.

If there is a significant change in the facts and circumstances on which the assumptions and estimates are based, statement of income and the financial position of the Group could be significantly impacted.

Significant accounting estimates and assumptions are as follows:

Income tax, social contribution tax and other taxes payable

The Group is subject to income tax and social contribution, when applicable, in all countries in which it operates. Accordingly, a significant judgment call is required to determine the provision for these taxes.

In certain transactions, the final determination of the tax is uncertain. When applicable, the Group also recognizes provisions to cover certain situations in which it is probable that additional tax amounts will be due. When the result of these matters is different from the amounts initially estimated and recorded, these differences affect current and deferred tax assets and liabilities and income or comprehensive income for the period in which the definitive amount is determined.

Deferred income tax and social contribution

Deferred income and social contribution tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available against which losses can be used in the future. Additionally, the Group recognizes deferred taxes based on temporary differences determined from the tax base and the carrying amount of certain assets and liabilities, using the rates in force. Management’s significant professional judgment is required to determine the deferred income and social contribution tax assets to be recognized based on reasonable timing and future taxable profit level, jointly with future tax planning strategies (Note 19).

17

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

Biological assets

Biological assets are measured at fair value on each statement of financial position date and the effects of changes in fair value between periods are allocated directly to the cost of products sold (Note 8).

Property, plant and equipment and intangible assets, including goodwill

The accounting treatment of property, plant and equipment and intangible assets includes making estimates to determine the useful life for depreciation and amortization purposes, in addition to the fair value on the acquisition date, especially regarding assets acquired in business combinations. The Group annually assesses the impairment indicators of goodwill and intangible assets with indefinite useful lives. Property, plant and equipment and intangible assets with finite lives, subject to depreciation and amortization, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Determination of the recoverable amount of the cash-generating unit to which goodwill was attributed also includes the use of estimates and requires significant judgment by management (Note 13).

Provision for legal disputes

The Group recognizes the provision for tax, civil, labor and environmental legal disputes. Determination of the likelihood of loss includes determination of evidence available, hierarchy of laws, jurisprudence available, more recent court decisions and relevance thereof in legal system, as well as evaluation of internal and external attorneys. Such provisions are reviewed and adjusted to take into account changes in circumstances, such as statute of limitations applicable, tax inspection conclusions or additional exposures identified based on new matters or court decisions. See Note 20.

Fair value of financial instruments

When the fair value of financial assets and liabilities presented in the statement of financial position may not be obtained from active markets, it is determined using valuation techniques, including the discounted cash flow method. The data for these methods are based on those adopted in the market, whenever possible. However, when this is not possible, a certain level of judgment is required to establish the fair value. Judgment includes considerations of the inputs used, such as liquidity risk, credit risk and volatility. Changes in the assumptions relating to these factors could affect the reported fair value of financial instruments (Note 27).

Right of use and lease liabilities

Management exercises significant judgment in determining the assumptions used to measure right of use and lease liabilities, such as determining the term of the various lease agreements, discount rates, the agreements that are within the scope of the standard, and the impacts of any changes in the assumptions associated with the judgments and estimates adopted by the Group and its subsidiaries. Further details are presented in Note 17.

18

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

2.3.  Basis of consolidation

 As of March 31, 2021 and 2020, the combined consolidated financial statements include information on RESA and its subsidiaries, RCSA and its subsidiaries, and boutique investment funds. Direct subsidiaries of RCSA and RESA and the investment funds are listed below:

RESA’s subsidiaries	Direct and indirect interest
	2021	2020
Agrícola Ponte Alta Ltda.	100%	100%
Benálcool Açúcar e Álcool Ltda.	100%	100%
Bioenergia Araraquara Ltda.	100%	100%
Bioenergia Barra Ltda.	100%	100%
Bioenergia Caarapó Ltda.	100%	100%
Bioenergia Costa Pinto Ltda.	100%	100%
Bioenergia Gasa Ltda.	100%	100%
Bioenergia Jataí Ltda.	100%	100%
Bioenergia Maracaí Ltda.	100%	100%
Bioenergia Rafard Ltda.	100%	100%
Bioenergia Serra Ltda	100%	100%
Bioenergia Tarumã Ltda.	100%	100%
Bioenergia Univalem Ltda.	100%	100%
Raízen Araraquara Açúcar e Álcool Ltda.	100%	100%
Raízen Ásia PT Ltd.	100%	100%
RZ Agrícola Caarapó Ltda.	100%	100%
Raízen Biogás SPE Ltda.	100%	100%
Raízen Biotecnologia S.A.	100%	100%
Raízen Biomassa S.A	82%	82%
Raízen Caarapó Açúcar e Álcool Ltda.	100%	100%
Raízen Centroeste Açúcar e Álcool Ltda.	100%	100%
Raízen GD Ltda.	100%	100%
Raízen Energy Finance Ltd.	100%	100%
Raízen Fuels Finance S.A.	100%	100%
Raízen-Geo Biogás S.A.	85%	85%
Raízen International Universal Corp.	100%	100%
Raízen North América, Inc.	100%	100%
Raízen Paraguaçú Ltda.	100%	100%
Raízen Trading LLP.	100%	100%
Raízen Trading Netherlands BV	100%	-
Raízen Trading AS	100%	-
Raízen Trading Colombia S.A.S.	100%	-
RWXE Participações S.A.	70%	70%
São Joaquim Arrendamentos Agrícolas Ltda.	-	100%
Unimodal Ltda.	73%	73%
WX Energy Comercializadora de Energia Ltda.	70%	70%

RCSA’s subsidiaries	Direct and indirect interest
	2021	2020
Blueway Trading Importação e Exportação Ltda.	100%	100%
Petróleo Sabbá S.A.	80%	80%
Raízen Argentina S.A. (1)	100%	100%
Raízen Energina S.A. (1)	100%	100%
Deheza S.A. (1)	100%	100%
Estaciaón Lima S.A. (1)	100%	100%
Raízen S.A.	100%	100%
Raízen Mime Combustíveis S.A.	76%	76%
Sabor Raíz Alimentação S.A.	69%	69%
Saturno Investimentos Imobiliários Ltda.	100%	100%

(1)             Jointly called Raízen Argentina and subsidiaries, all based in Argentina, acquired by RCSA on October 1, 2018.

19

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

Exclusive investment funds (“FI”)	Total interest
	2021	2020
Fixed income IF for private credit RJ – Banco Santander S.A.	100%	100%
Fixed income IF for private credit RAÍZEN I – Banco BNP PARIBAS BRASIL S.A.	100%	100%

The subsidiaries are fully consolidated as from the control acquisition date and continue to be consolidated through the date on which such control ceases to exist. The financial statements of the subsidiaries are prepared for the same reporting period as that of the Group, using consistent accounting policies. Where necessary, adjustments are made to align the accounting policies with those adopted by the Group.

Balances and transactions arising from operations between combined consolidated companies, such as revenues and expenses and unrealized income (loss), are fully eliminated.

2.4.  Description of significant accounting policies

The main accounting policies applied in the preparation of these financial statements are defined below. Those accounting policies have been applied consistently to all the years presented, unless otherwise stated.

(a)      Revenue recognition

Revenues from sale of products, including the resale of products on the foreign market (by the subsidiaries Raízen Trading LLP and Raízen International Universal Corporation and Raízen Argentina), are recognized on the delivery to the client. Delivery is considered to the moment when the client accepts the products and the risks and benefits from the ownership are transferred. Revenue is recognized at this time as long as revenue and costs can be reliably measured, receipt of the consideration is likely and there is no continuous involvement of management with the products. Sales prices are established based on purchase orders or contracts.

Service revenues are recognized when the valuation can be measured reliably, when it is probable that the economic benefits associated with the transaction will flow to the entity, when the stage of completion of the transaction at the end of the period can be determined and measured as well as the amount related to costs.

Revenue from the sale of cogeneration of power is recorded based on the power available on the network and at rates specified under the terms of the supply agreements or the market price in force, as applicable. The calculation of the volume of energy delivered to the buyer occurs monthly. Clients gain control of electricity from the moment they consume it. Due to the flow of billing of certain agreements, the electric power produced and sold through auction is initially recorded as anticipated revenue, recognized in statement of income for the year only when available for use by clients.

Energy operations are traded on an active market and, for accounting purposes, they meet the definition of financial instruments at fair value. The Company recognizes revenue when the energy is delivered to the client at the fair value of the consideration. In addition, unrealized net gains resulting from mark-to-market - difference between contracted and market prices - from open net contracted operations on the date of the financial statements are recognized as revenue.

20

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

Revenue from rental and storage comprises rental of gas stations and storage of fuel at the terminals of RCSA and its subsidiaries and is recognized based on the effective provision of services, under Other operating income, net (Note 25).

Revenue is stated net of taxes (Federal VAT (“IPI”), State VAT (“ICMS”), Contribution Tax on Gross Revenue for Social Integration Program (“PIS”), Contribution Tax on Gross Revenue for Social Security Financing (“ COFINS ”), Social Contribution Tax for Intervention in the Economic Order (“CIDE”), Social Security Tax (“ INSS ”), Fuel Transfer Tax (“ITC”), Value Added Tax (“IVA”), Tax on Gross Income (“IIB”), among others, returns, rebates and discounts, amortization referring to exclusive supply rights, as well as eliminations of sales between group companies.

(b)      Transactions in foreign currency

Foreign currency transactions are initially recognized by the Group's entities at the functional currency rate in effect on the transaction date or on the valuation dates, when the items are remeasured.

Monetary assets and liabilities denominated in foreign currency are converted into reais using the exchange rate in effect on the date of the respective statement of financial position, and foreign exchange gains and losses resulting from settlement of these transactions and from translation using the exchange rates at the year-end are recognized in the “Financial Result”, as finance income (costs), except when qualified as hedge accounting and, therefore, recognized in the statement of comprehensive income.

Nonmonetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate as at the initial transaction date. Nonmonetary items measured at fair value in a foreign currency, if any, are translated using the exchange rates prevailing on the date when the fair value was determined.

(c)       Financial instruments – initial recognition and subsequent measurement

(i)        Financial assets

Measurement

Upon initial recognition, a financial asset is classified as measured: (i) at amortized cost; (ii) at fair value through other comprehensive income; or (iii) at fair value through profit or loss.

Reclassification between classes occurs when there is a change in the business model for management of financial assets and liabilities. In this case, all instruments related to the change are reclassified at the time of the change.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as measured at fair value through profit or loss: (i) the objective is to maintain financial assets to receive contractual cash flows; and (ii) its contractual terms generate, on specific dates, cash flows that are related to the payment of principal and interest on the principal amount outstanding.

A financial asset is measured at fair value through other comprehensive income if it meets both of the following conditions and is not designated as measured at fair value through profit or loss: (i) the objective is both the receipt of contractual cash flows and the sale of financial assets; and (ii) the contractual terms give rise, at specified dates, to cash flows that are Solely Payment of Principal and Interest (SPPI) on the principal amount outstanding.

21

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

All financial assets not classified as measured at amortized cost or at fair value through other comprehensive income, as described above, are classified as at fair value through profit or loss.

Business model evaluation

The Group conducts an assessment of the objective of the business model in which a financial asset is held in the portfolio because it better reflects the way in which the business is managed and the information is provided to management.

Information includes: (i) the policies and objectives set for the portfolio and the operation of the policies. These include the issue of whether management's strategy focuses on obtaining contractual interest income, maintaining a certain interest rate profile, the correspondence between the duration of financial assets and the duration of related liabilities or expected cash outflows, or the realization of cash flows through the sale of assets; (ii) how the portfolio's performance is assessed and reported to the Group management; (iii) the risks that affect the performance of the business model (and the financial asset held within that business model) and the way those risks are managed; (iv) how the business executives are compensated - for example, if the compensation is based on the fair value of the assets managed or on the contractual cash flows obtained; and (v) the frequency, volume and timing of sales of financial assets in previous periods, the reasons for such sales and expectations about future sales.

Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales, in a manner consistent with the continuous recognition of the Group's assets.

Financial assets held for trading or managed with performance assessed based on fair value are measured at fair value through profit or loss.

Evaluation whether contractual cash flows are solely payments of principal and interest

For purposes of assessment of contractual cash flows, “principal” is defined as the fair value of the financial asset at initial recognition. “Interest” is substantially defined as a consideration for the time value of money and the credit risk associated with the principal outstanding over a given period of time and the other basic risks and costs of borrowing (for example, liquidity risk and administrative costs), as well as a profit margin.

The Group considers the contractual terms of the instrument to assess whether the contractual cash flows are solely payments of principal and interest. This includes assessing whether the financial asset contains a contractual term that could change the timing or the value of the contractual cash flows so that it would not meet this condition. When making this assessment, the Group considers: (i) contingent events that change the amount or timing of cash flows; (ii) terms that can adjust the contractual rate, including variable rates; (iii) prepayment and extension of the term; and (iv) the terms that limit the Group's access to cash flows from specific assets (for example, based on the performance of an asset).

22

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

Impairment of financial assets

The Group applies the expected credit loss model to financial assets measured at amortized cost, contractual assets and debt instruments measured at fair value through other comprehensive income, but not to investments in equity instruments.

The expected loss matrix adopted by the Group considers the grouping of clients with similar default characteristics, by sales channel and rating (client risk rating, measured internally).

(ii)       Financial liabilities

These are measured at amortized cost and fair value through profit or loss, comprising, in the case of the Group, mostly loans and financing, balances payable to suppliers and related parties, and derivative financial instruments.

Payments of interest on loans and financing are classified as cash flow from financing activities.

(iii)      Offset of financial instruments – net presentation

Financial assets and liabilities are presented net in the statement of financial position if, and only if, there is a currently enforceable legal right to offset the recognized amounts, and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

(iv)      Derecognition (write-off)

A financial asset is derecognized when: (i) the rights to receive cash flows from the asset expire; and (ii) the Group transfers its rights to receive cash flows from the asset or assumes an obligation to fully pay the cash flows received to a third party under a pass-through arrangement, and (a) the Group transfers substantially all risks and rewards of the asset, or (b) the Group neither transfers nor retains substantially all risks and rewards related to the asset, but transfers control thereover.

A financial liability is written off when the obligation under the liability is extinguished, which means when the obligation specified in the contract is settled, canceled or expires. When an existing financial liability is replaced by another from the same lender in substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective book values is recognized in the statement of income.

(v)       Derivative financial instruments and hedge accounting

The cash flow hedging relationships of highly probable future exports or imports are considered to be continuous hedging relationships and qualify for hedge accounting.

Initial recognition and subsequent measurement

The Group uses derivative financial instruments, such as currency forward contracts, commodity forward contracts and swaps to hedge against the risk of changes in exchange rates and commodity prices. Derivative financial instruments designated in hedging transactions are initially recognized at fair value on the date when the derivative contract is entered into, and are subsequently also revalued at fair value. Derivatives are stated as financial assets when the instrument's fair value is positive and as financial liabilities when negative.

23

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

Any gains or losses resulting from changes in the fair value of derivatives during the year are recognized directly in profit or loss, with the exception of instruments designated as hedge accounting, such as cash flow hedge, which is recognized directly in equity, in other comprehensive income. The fair value of financial instruments that do not qualify as hedge accounting are recognized in profit or loss for the year, in the case of instruments related to operating transactions, in operating accounts (for example: revenue, cost, expenses) and, in the case of instruments related to financial operations, as finance income (costs).

The following classifications apply for hedge accounting purposes: (i) fair value hedge by hedging against exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, or an identified part of such an asset, liability or firm commitment that is attributable to a specific risk and may affect profit or loss; (ii) cash flow hedge by hedging against changes in cash flows that are attributable to a specific risk associated with a recognized asset or liability or a highly probable anticipated transaction that may affect profit or loss; or (iii) net investment hedge in a foreign operating unit.

Upon initial recognition of a hedge relationship, the Group formally classifies and documents the hedge relationship to which the Group wishes to apply hedge accounting, as well as management's risk management objective and strategy for policy-based hedge purposes. and robust practices exercised by management, which, among others, provides that there is no over hedge in relation to the underlying instruments.

The documentation substantially includes: (i) identification of the hedging instrument, (ii) the hedged item or transaction, (iii) the nature of the hedged risk, (iv) statement confirming that  the transaction is within management's policies and practices, and ( v) statement confirming the correlation of the hedging instrument for the purpose of offsetting the exposure to the change in the fair value of the hedged item or cash flows related to the hedged risk. The highly probable nature of the projected hedged transaction as well as the projected periods of transfer of gains or losses arising from hedging instruments from equity to profit or loss, are also included in the hedging relationship documentation.

In practice, the main hedges that meet the criteria for hedge accounting are listed below:

Cash flow hedge

The effective potion of the gain or loss of the hedging instrument is recognized directly in equity, under other comprehensive income, while the ineffective portion is recognized immediately in profit or loss for the year.

The amounts recorded in other comprehensive income are transferred to profit or loss when the hedged transaction affects profit or loss, for example, when the hedged income or expense is recognized or when a forecasted sale occurs. When the hedged item is the cost of a nonfinancial asset or liability, the amounts recorded in equity are transferred to the initial carrying amount of the nonfinancial asset or liability. If occurrence of the expected transaction or firm commitment is no longer expected, the amounts previously recognized in equity are transferred to profit or loss. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its classification as hedge is revoked, gains or losses previously recognized in comprehensive income remain in equity until the expected transaction or firm commitment affects profit or loss.

24

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

Net investment hedge in foreign entities

Hedge of net investment in foreign operations is accounted for similarly to cash flow hedge. Any gain or loss on the hedging instrument related to the effective hedge portion is recognized under equity, in “Equity adjustments”. The gain or loss related to the ineffective portion is immediately recognized in profit or loss. Accumulated gains and losses in equity are included in profit or loss for the year, when the foreign investment is sold.

Fair value hedge and fair value option of certain financial liabilities

The Group designates certain debts (Note 18) as liabilities measured at fair value through profit or loss, to eliminate or significantly reduce inconsistencies in measurement that would otherwise result in the recognition of gains or losses on the loans and derivatives on different bases.  As a result, fluctuations in the fair value of loans are recognized under finance income (costs), as fair value of financial instruments payable, classified in the finance cost group.

Fair value hedge - inventories

The Group designates inventories of by-products with pegged derivatives at fair value, as detailed in Note 27.e.

(d)      Decarbonization credits (“CBIO”)

RCSA is a fossil fuel distributor and has carbon credit retirement goals established by Brazil’s National Petroleum Agency (“ANP”) and the Ministry of Mines and Energy (MME) under the terms of the new Brazil’s National Biofuels Policy.  Carbon credit is an asset that must be converted into cash through a transaction carried out by B3. Group classifies the carbon credits as a financial asset measured at fair value through profit or loss. They are recognized under Other receivables, in current assets, and initially measured based on the carbon credit acquisition price. The goals established and published by the ANP remain in force until December of each year and are recorded by RCSA as provision in Other liabilities, in current liabilities.

(e)       Inventories

In general, inventories are valued at the average cost of acquisition or production, with the exception of inventories of Raízen Trading and of the companies in Brazil with pegged derivatives, which are measured at fair value (Note 2.3.c), not exceeding net realizable value. The costs of finished products and work in process comprise raw materials, direct labor, other direct costs and respective direct production expenses (based on normal operating capacity), less borrowing costs. Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion and the estimated costs to sell.

Estimated losses on slow-moving or obsolete storeroom inventories are recorded when there is no movement during a reasonable period of use or sale and they are not considered strategic by the group.

(f)        Assets from contracts with clients

The assets from contracts with clients correspond to the bonuses granted to RCSA clients and are subject to deadlines and performance obligations, particularly the use of the quantities provided for in supply contracts. As the contractual conditions are met, bonuses are amortized and recognized in the statement of income, under Net operating revenue (Note 23).

(g)       Investments in associates and joint ventures

Investments in entities over which the Group has significant influence or shared control are accounted for using the equity method, initially recorded in the statement of financial position at cost, plus changes after the acquisition of equity interest.

The statement of income reflects the share of the profit or loss of associates and joint ventures based on the equity pickup method. When a change is directly recorded in equity of the associate or joint venture, the Group recognizes its portion in the variations occurred and discloses this fact in the statement of changes in equity. After application of the equity method, the Group establishes whether an additional impairment loss on its investment should be recorded. The Group establishes, at each statement of financial position date, whether there is objective evidence that the investment in the associate or joint venture is impaired. If that is the case, the Group calculates the impairment amount as the difference between the recoverable amount and the carrying amount of the associate and joint venture and records this amount in the statement of income.

The accounting policies of the associates and joint ventures are adjusted, when necessary, to ensure consistency with the policies adopted by the Group.

(h)      Biological assets

Biological assets refer to sugarcane plantations, which are measured at fair value, excluding the land on which they are planted, according to the discounted cash flow method.

25

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

For sugarcane, RESA uses future cash flows discounted at present value and projected according to the productivity cycle estimated for each harvest, taking into account the estimated useful life of the assets, the prices of total recoverable sugar, estimated yields and estimated costs related to production, harvesting, loading and transport for each hectare planted.

Changes in fair values between the years, as well as their amortization, are allocated to profit or loss under Cost of products sold.

(i)       Property, plant and equipment

Property, plant, and equipment items, including sugarcane plantation, are measured at historical acquisition, less accumulated depreciation and accumulated impairment losses, if any.

Cost includes expenses directly attributable to acquisition of an asset. The cost of assets built by the Company includes materials and direct labor, and any other cost to bring the asset to the location and condition necessary for it to operate as intended by management, as well as borrowing costs on qualifying assets. Borrowing costs related to funds raised for construction in progress are capitalized upon completion of these projects.

RESA and its subsidiaries carry out the main scheduled maintenance activities at their industrial units on an annual basis (off-season). This usually occurs between the months of January to March and aim to inspect and replace components.

The key annual maintenance costs of RESA and its subsidiaries include labor costs, materials, external services, and overheads allocated during the off-season period. These costs are classified as parts and components with frequent replacement, under property, plant, and equipment, and are fully amortized in the following harvest.

The cost of an equipment item that requires annual replacement is accounted for as a component of the cost of the equipment and depreciated during the following harvest. The costs of periodic maintenance are usually recorded as expenses when incurred since the replaced components do not improve the production capacity or introduce improvements to the equipment.

At RCSA and its subsidiaries, expected expenses with removal of fuel storage tanks are estimated and recorded as part of the cost of property, plant and equipment, matched against the provision that will support such expenses, in current and non-current liabilities, depending on the expected term of the obligation.

Repair and maintenance expenses are charged to profit or loss as incurred. The cost of any renewal that increases the useful life shall be recorded in assets and included in the asset’s carrying amount if it is probable that the future economic benefits after the renewal will exceed the performance standard initially assessed for the existing asset and these benefits will flow to the Group. Major renovations are depreciated over the remaining useful life of the related asset.

Gains and losses on disposals are determined by comparing the sales amounts with the carrying amount and are recognized in Other operating revenue, net in the statement of income.

Land is not depreciated. As of March 31, 2021 and 2020, the depreciation of such assets was calculated based on the estimated useful life of each asset. The weighted average annual depreciation rates are as follows:

26

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

Class of Property, plant, and equipment	2021	2020
Buildings and improvements	2%	3%
Machinery, equipment and facilities	5%	5%
Aircraft and vehicles	8%	8%
Furniture, fixtures and IT equipment	11%	13%
Sugarcane planting	20%	20%

The residual values and useful lives of assets are reviewed by competent technical members and adjusted, if necessary, at each year end.

(j)       Leases

With the adoption of IFRS 16 (CPC 06 (R2)) - Leases, in 2019, the Group started to recognize a right-of-use asset and a lease liability at the lease commencement date.

The lease liability is initially measured at the present value of the lease payments that were not paid on the transition date, discounted using the Group's incremental rate on loans, a fixed nominal rate based on the Group's indebtedness, equivalent to approximately 100% of the CDI for recognized leases. In the years ended March 31, 2021 and 2020, the discount rates applied in accordance with the contractual term were as follows:

	Nominal		Actual
Contractual terms (years)	2021	2020	2021	2020
1 year	3.1%	5.0%	-0.5%	1.6%
2 years	4.5%	5.6%	0.7%	1.9%
3 years	5.6%	6.2%	1.5%	2.3%
4 years	6.3%	6.6%	2.1%	2.7%
5 years	6.8%	6.9%	2.5%	3.0%
6 years	7.2%	7.1%	2.9%	3.1%
7 years	7.6%	7.3%	3.1%	3.3%
8 years	7.8%	7.4%	3.3%	3.4%
9 years	8.0%	7.6%	3.5%	3.5%
More than 10 years	8.1%	7.7%	3.6%	3.6%

The lease term is equivalent to the minimum non-cancellable period of the contracts and the Group does not add to the lease term, the years covered by a renewal option, except in cases where the Group is reasonably certain that the renewal option will be exercised, such as for example, in the case of agricultural contracts in which it has the prerogative of renewal for a pre-established number of harvests under the terms of the contract.

The right-of-use asset is initially measured at cost, comprising the value of the initial measurement of the lease liability and, when applicable, adjusted for any lease payments made in advance, initial direct costs incurred, cost estimates for dismantling and removal, and incentives received.

The right-of-use asset is subsequently depreciated using the same depreciation method applied to similar property, plant, and equipment items and, if applicable, will also be reduced by impairment losses.

27

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

The Group remeasures the lease liability if there is a change in the lease term or if there is a change in future lease payments resulting from a change in the index or rate used to determine these payments, and the remeasurement of the lease liability is recognized as an adjustment to the right-of-use asset.

(k)      Intangible assets

           Goodwill

Goodwill is the positive difference between the amount paid for the acquisition of a business and the net fair value of the assets and liabilities of the acquiree, measured by the expected future profitability. Goodwill on acquisitions of subsidiaries is disclosed under Investments and Intangible assets, in the individual and consolidated financial statements, respectively.

Goodwill generated from acquisitions of Brazilian entities are recorded at cost and the goodwill resulting from the acquisition of an entity abroad (with a functional currency different from the Parent Company) is converted by the closing rate. Goodwill is recorded at cost, less any impairment losses, when applicable, subjected to testing at least annually. For impairment test purposes, goodwill acquired in a business combination is, as of acquisition date, allocated to each cash generating unit of the Company expected to benefit from the business combination, regardless of other assets or liabilities of the acquiree being attributed to these units.

Intangible assets with defined useful life

Intangible assets with defined useful lives are carried at cost, less accumulated amortization, and impairment losses, when applicable.

As of March 31, 2021 and 2020, the annual weighted average amortization rates are as follows:

Class of intangible asset	Rates
Software license (1)	20%
Brands (2)	10%
Contractual relationships with clients (3)	7%
Agricultural partnership agreements	9%
Sugarcane supply agreements (4)	10%
Technology (5)	10%

Residual values and useful lives of the assets are reviewed and adjusted, if applicable, at the end of each year.

(1)      Software license

Licenses acquired for computer programs are capitalized and amortized over their estimated useful life by the Group. Software maintenance costs are expensed as incurred. Expenses directly associated with software, controlled by the Group, which are likely to generate economic benefits greater than costs for more than one year, are recognized as intangible assets.

28

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

(2)      Brands

It corresponds to the right of use of the Shell’s brand, contributed in the formation of Raízen by shareholder Shell, recognized at historical cost. The brand is amortized on a straight-line basis over the term of the right.

(3)      Contractual relationships with clients

It corresponds to the intangible asset with a defined useful life acquired in the business combination of Raízen Argentina and recognized at fair value on the acquisition date. Amortization is calculated using the straight-line method over the expected life of the contractual relationship with the client.

(4)      Agricultural partnership and sugarcane supply agreements

These classes of intangible assets were acquired in a business combination and were recognized at fair value on the acquisition date. They have a finite useful life and are recorded at cost less accumulated amortization. Amortization is calculated using the straight-line method over the expected life of the contractual relationship with the supplier and the client.

(5)       Technology

Refers to technologies developed by Iogen Corp. for the production of second-generation ethanol (“E2G”), represented by contractual rights including exclusivity to RESA for the sale of these rights in the territories in which it operates.

(l)        Impairment of non-financial assets

Group assesses if there are indications of loss of value of an asset on an annual basis. If indications are identified, the Group estimates the asset’s recoverable amount. The recoverable amount of an asset item is the higher of: (a) its fair value less costs that would be incurred to sell it, and (b) its value in use. When necessary, the value in use is usually determined based on the discounted cash flow resulting from the continuous use of the asset until the end of its useful life.

Regardless of the existence of indications of impairment, goodwill, and intangible assets with an indefinite useful life, if any, are tested for impairment annually.

When the carrying amount of an asset exceeds its recoverable amount, the loss is recognized as an operating expense in the statement of income.

(m)     Provisions

Provisions are recognized when: (i) the Group has a present legal or constructive obligation as a result of past events, (ii) it is likely that an outflow of funds will be required to settle the obligation, and (iii) amount may be reliably estimated.

29

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

(n)      Employee benefits

The Group has a supplementary pension plan composed of a defined contribution plan and a defined benefit portion, intended for all employees.

For the defined contribution, the expense is recognized in P&L when it occurs, while, for the defined benefit, the Group recognizes a liability based on a methodology that considers a series of factors that are determined by actuarial calculations, which use certain assumptions to determine the cost (or revenue) for the pension plan.

Actuarial gains or losses arising from adjustments and changes in actuarial assumptions are recorded directly in equity as other comprehensive income, when incurred.

Past service costs are immediately recognized in the statement of income.

(o)      Income tax and social contribution

Income and social contribution tax income (expenses) for the year comprise current and deferred taxes. Income taxes are recognized in statement of income, except to the extent they relate to items directly recognized in equity or comprehensive income, as applicable. In this case, the taxes are also recognized in equity or comprehensive income.

Current and deferred income tax and social contribution are determined based on the tax legislation enacted or substantially enacted at the date of the statement of financial position in the countries where the Group entities operate and generate taxable profit. Management regularly assesses the positions assumed in the income tax calculations with respect to situations in which applicable tax regulations give rise to different interpretations, and records provisions, when appropriate, based on estimated amounts payable to tax authorities.

Income tax is calculated on taxable profit at a rate of 15%, plus surtax of 10% on profit exceeding R$ 240 over 12 months, whereas social contribution tax is calculated at a rate of 9% on taxable profit, both recognized on an accrual basis. In other words, the Group is subject to a theoretical combined tax rate equivalent to 34%.

Deferred income tax and social contribution related to income and social contribution tax losses and temporary differences are stated net in the statement of financial position when there is a legal right and the intention to offset them when calculating current taxes, related to the same legal entity and the same tax authority.

Accordingly, deferred tax assets and liabilities in different entities or different countries are usually presented separately, and not on a net basis. Deferred taxes are calculated based on the rates established upon their realization and are reviewed annually.

Tax prepayments or current amounts subject to offsetting are stated under current or non-current assets, according to their estimated realization.

30

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

(p)      Capital and remuneration to shareholders

Capital is comprised by common and preferred shares. Incremental expenses directly attributable to the issue of shares, when incurred, are presented as a deduction from equity, as additional capital contribution, net of tax effects.

Preferred shares are segregated into liability and equity components based on the contractual terms, if any.

At the subsidiaries RESA and RCSA, the only class A preferred share, as well as each common share, entitles to one vote in resolutions at the general meetings, as well as fixed annual dividends of R$0.01 (one cent). These voting rights are restricted to the parent companies and not to the Group.

Non-voting class B preferred shares issued by RESA are intended to reimburse assets, mostly represented by tax benefits, contributed by the shareholders Cosan and Shell, respectively, to the extent they are used by the Group.

Non-voting class D preferred shares entitle the shareholder Shell to the receipt of fixed annual dividends, relating to both RESA and RCSA

Distribution of profits to shareholders is made in the form of dividends and/or interest on equity based on the limits defined in the bylaws of RESA and RCSA and the laws in force.

Non-voting class E preferred shares issued by RCSA entitle the shareholder Shell to the receipt of fixed annual dividends.

Distribution of profits to the shareholder is made in the form of dividends and/or interest on equity based on the limits defined in the bylaws of RCSA and the laws in force. They are classified as cash flow from financing activities, when paid.

(q)       Business combinations

The Group adopts the acquisition method to account for business combinations. The consideration transferred for acquisition of a subsidiary is the fair value of the assets transferred, liabilities assumed, and any equity instruments issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement, where applicable. Acquisition-related costs are recorded in statement of income as incurred. Identifiable assets acquired, liabilities (including contingent) assumed in a business combination are initially measured at fair value on the acquisition date.

The Group recognizes the noncontrolling interest in the acquiree, both for its fair value and for the proportional portion of the noncontrolling interest in the fair value of the acquiree's net assets. Measurement of the noncontrolling interest is determined for each acquisition made.

The excess of the consideration transferred and of the fair value on the date of acquisition of any previous equity interest in the acquiree in relation to the fair value of the Group's interest in the net identifiable assets acquired is recorded as goodwill. When applicable, in acquisitions in which the Group attributes fair value to noncontrolling interests, the determination of goodwill also includes the value of any noncontrolling interest in the acquiree, and goodwill is determined considering the interest of the Company and of noncontrolling interests. When the consideration transferred is less than the fair value of the net assets of the acquiree, the difference is recognized directly in statement of income for the year as a bargain purchase.

31

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

(r)      Environmental issues

The Group minimizes the risks associated with environmental issues through operating procedures and controls and investments in pollution control systems and equipment. The Group records a provision for loss on environmental expenses to the extent that it is necessary to carry out environmental remediation of the damage caused.

2.5.  Impacts of the new CPC/IFRS and ICPC/IFRIC on the combined consolidated financial statements

The following amendments were adopted for the first time for the year beginning April 1, 2020:

  Definition of material: amendments to IAS 1/CPC 26 - Presentation of financial statements and IAS 8/CPC 23 - Accounting policies, changes in accounting estimates and errors;
  Definition of business: amendments to IFRS 3/CPC 15 - Business combination;
  IBOR reform: amendments to IFRS 9/CPC 48, IAS 39/CPC 38 and IFRS 7/CPC 40 - Financial instruments; and
  Revised Conceptual Framework for Financial Reporting.

The above amendments did not significantly impact the Group.

2.6. New CPC/IFRS and ICPC/IFRIC (IFRS’ Interpretations Committee) applicable to financial statements

The following amendments have been issued by the IASB but are not yet effective for the year ended March 31, 2021. Although encouraged by the IASB, early adoption of the standards in Brazil is not permitted by the CPC.

  Amendments to IFRS 9/CPC 48, IAS 39/CPC 38 and IFRS 7/CPC 40 - Financial instruments, IFRS 4 - Insurance contracts and IFRS 16 - Leases: the amendments provided for in Phase 2 of the IBOR reform address issues that may affect the financial statements during the reform of a benchmark interest rate, including the effects of changes in contractual cash flows or hedging relationships arising from the replacement of a rate with an alternative benchmark rate (replacement issues). The effective date of application of this amendment is January 1, 2021 and, in the case of the Company, April 1, 2021. The Group's contracts linked to the Euro Interbank Offered Rate (“EURIBOR”) and the London Interbank Offered Rate (“LIBOR”) are being reviewed between the parties and will be updated by the respective alternative rates disclosed, plus a spread. Management estimates that the updated cash flows will be economically equivalent to the original, and does not expect significant impacts related to this replacement.

  Amendment to IAS 16/CPC 27 - Property, plant, and equipment: in May 2020, the IASB issued an amendment that does not allow an entity to deduct from the cost of property, plant and equipment the amounts received from the sale of items produced while the asset is being prepared for its intended use. Such revenues and related costs must be recognized in statement of income for the year. The effective date of application of this amendment is January 1, 2022 and, in the case of the Group, April 1, 2022.

32

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

  Amendment to IAS 37/CPC 25 - Provisions, contingent liabilities, and contingent assets: in May 2020, the IASB issued this amendment to clarify that, for the purpose of assessing whether a contract is onerous, the cost of complying with the contract includes the incremental compliance costs of such contract and allocation of other costs directly related to compliance therewith. The effective date of application of this amendment is January 1, 2022 and, in the case of the Group, April 1, 2022.

  Amendment to IFRS 3/CPC 15 - Business combination: issued in May 2020, this amendment aims to replace the references from the previous version of the conceptual framework with the most recent one. The effective date of application of this amendment is January 1, 2022 and, in the case of the Group, April 1, 2022.

  Annual improvements - 2018-2020 cycle: in May 2020, the IASB issued the following amendments as part of the annual improvement process, applicable as of January 1, 2022 and, in the case of the Group, April 1, 2022:

(i)            IFRS 9/CPC 48 - Financial instruments: clarifies which rates should be included in the 10% test for the write-off of financial liabilities.

(ii)           IFRS 16/CPC 06 (R2) - Leases: amendment to example 13 in order to exclude the example of lessor payments related to improvements in the leased property.

(iii)          IFRS 1/CPC 37 (R1) – First-time adoption of International Financial Reporting Standards: simplifies the application of said standard by a subsidiary that adopts IFRS for the first time after its parent company, in relation to measurement of the accumulated amount of foreign exchange differences.

(iv)           IAS 41 - Biological assets - removal of the requirement to exclude cash flows from taxation when measuring the fair value of biological assets and agricultural products, thus aligning the requirements for measuring fair value in IAS 41 with those of other IFRS standards.

There are no other IFRS/CPC standards or IFRIC/ICPC interpretations not yet effective that could have a significant impact on the Group’s financial statements.

33

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

  PL RESA

3.     Cash and cash equivalents

		Average yield rate
	Index	2021	2020	2021	2020
Funds in banks and in cash				2,179,403	4,325,682
Values awaiting foreign exchange closure (1)				1,087,345	1,441,368
Interest earnings bank deposits:
CDB (Bank deposit certificate) and commitments (2)	CDI	98.7%	99.4%	3,246,057	2,834,610
Total short-term investments				3,246,057	2,834,610
				6,512,805	8,601,660
Domestic (local currency)				3,020,907	3,071,694
Abroad (foreign currency) (Note 27.d)				3,491,898	5,529,966
				6,512,805	8,601,660

(1)	These refer basically to receiving foreign currency founds from overseas clients, for which obtaining foreign exchange from financial institutions was not yet concluded until the statement of financial position date, and to foreign funds held for payment of debts related to export performance.

Refer to fixed income investments in first-class financial institutions, with daily yield earnings and liquidity.

4. Securities

		Average yield rate
	Index	2021	2020	2021	2020
Financial treasury bill ("LFT")	Selic	100.0%	100.0%	134,940	39,145
				134,940	39,145

34

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

5. Restricted cash

		Average yield rate
	Index	2021	2020	2021	2020
Financial investments linked to financing (1)	CDI	100.0%	100.0%	39	50,460
Financial investments linked to derivative operations (2) (Note 27.g)	CDI	100.1%	101.0%	99,662	33,178
Margin on derivative operations (3) (Note 27.g)				965,482	127,432
				1,065,183	211,070
Domestic (local currency)				99,701	83,638
Abroad (foreign currency) (Note 27.d)				965,482	127,432
				1,065,183	211,070

(1)	Financial investments in LFT (Financial Treasury Bills), carried out with top-tier banks, held by virtue of financing with the Brazilian Development Bank (“BNDES”), the redemption of which is subject to payment of certain installments of said financing.
(2)	It corresponds to financial investments in CDB and government securities abroad, carried out with top-tier banks, pledged as collateral for derivative instrument transactions.
(3)	Refers to margin deposits in derivative transactions referred to margin calls at a commodity exchange and were exposed to the dollar fluctuation in derivative transactions.

6. Trade accounts receivable

	2021	2020
Domestic (local currency)	2,808,991	1,963,941
Abroad (foreign currency) (Note 27.d)	1,049,386	1,007,285
Other accounts receivable (i)	533,430	477,520
Allowance for expected credit losses	(158,665)	(151,409)
	4,233,142	3,297,337
Current	(3,860,577)	(2,950,341)
Non-current	372,565	346,996

(i)	Other accounts receivable substantially refer to installments of overdue debts and sales of real estate properties, with the main purpose of implementing or modernizing gas stations, through security interest, guarantees and collaterals.

The Group does not have notes given as collateral. The maximum exposure to credit risk at the statement of financial position date is the carrying amount of each class of trade accounts receivable.

35

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

The maturity of trade accounts receivable is as follows:

	2021	2020
Falling due	3,771,525	2,704,660
Overdue:
Within 30 days	96,145	223,466
From 31 to 90 days	56,597	74,878
From 91 to 180 days	26,484	56,707
Over 180 days	441,056	389,035
	4,391,807	3,448,746

For long-overdue notes with no allowance for expected credit losses, the Group has security interest, such as mortgages and letters of credit.

The allowance for expected credit losses was calculated based on the credit risk analysis, which includes the history of losses, the individual situation of clients, the situation of the economic group to which the clients belong, the security interest for debts and, where applicable, the assessment of legal advisors.

The allowance for expected credit losses is considered sufficient by management to cover any losses on receivables. Changes in this allowance are as follows:

At March 31, 2019	(194,956)
Reversal of allowance for expected credit losses, net	41,059
Derecognition upon formation of joint venture and disposal of subsidiary	5,648
Effect of foreign currency translation	(3,160)
At March 31, 2020	(151,409)
Reversal of allowance for expected credit losses, net	(7,493)
Effect foreign currency translation	237
At March 31, 2021	(158,665)

At March 31, 2021, the Group had R$ 471,042 (R$ 239,546 at March 31, 2020) recorded in current liabilities, under Advances from clients, which refers substantially to amounts received from clients abroad for the purchase of sugar and ethanol, as well as advance payments made by clients for the purchase of fuel. Where applicable, the balances of accounts receivable and advances from clients are presented net.

36

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

7. Inventories

	2021	2020
Finished products:
Ethanol	1,129,041	1,110,969
Sugar	235,406	132,233
Diesel (2)	1,314,231	1,164,450
Gasoline (2)	1,389,677	1,313,208
Jet fuel (Jet A-1) (2)	170,354	170,112
Petroleum by-products (1)	216,021	206,585
Oil (crude oil) (2)	269,342	411,534
Products in process	257,528	266,702
Warehouse and others	635,448	659,377
	5,617,048	5,435,170

(1)        Refers substantially to inventories of fuel oil, lubricants, and asphalt.

(2)        As of March 31, 2021 and 2020, such inventories include fair value measurement, level 2 hierarchy, as follows:

	Cost value		Fair value		Income (loss)
	2021	2020	2021	2020	2021	2020	2019
Finished goods:
Diesel	1,298,030	1,279,831	1,314,231	1,164,450	131,581	(113,473)	(19,349)
Gasoline	1,358,099	1,394,990	1,389,677	1,313,208	113,361	(121,454)	40,286
	2,656,129	2,674,821	2,703,908	2,477,658	244,942	(234,927)	20,937

As of March 31, 2021, inventories are stated net of estimated loss with realization, and slow-moving and/or obsolete inventories, amounting R$ 42,707 (R$ 123,978 in 2020). Changes in the referred to losses are shown below and were recognized in the statement of income under Costs of products sold and services rendered:

March 31, 2019	(37,057)
Estimated loss	(118,178)
Reversal and write-off	35,047
Effect of foreign currency translation	(3,790)
March 31, 2020	(123,978)
Estimated loss	(56,504)
Reversal and write-off	139,815
Effect of foreign currency translation	(2,040)
March 31, 2021	(42,707)

8. Biological assets

The Group’s biological assets comprise unharvested cane cultivated in sugarcane crops, which will be used as a raw material source in the production of sugar, ethanol and bioenergy upon harvesting.

Planted areas represent only sugarcane crops, not considering the land where the crops are located, which are recognized under Property, plant, and equipment.

37

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

The following significant assumptions were used in determining the fair value:

	2021	2020
Estimated harvest area (hectares)	463,793	436,663
Number of total recoverable sugar (“ATR”) per hectare	9.82	10.38
Projected average ATR price per kg (R$/kg)	0.77	0.61

As of March 31, 2021, cash flows were discounted at 5.32% (5.30% on March 31, 2020), which is the WACC (Weighted Average Cost of Capital) of RESA.

In the year ended March 31, 2021, RESA reviewed the assumptions used to calculate the biological asset, the main impact of which was the increase in the average ATR price, influenced by the price of ethanol, and by the price of VHP sugar, in line with what has been observed in recent months as well as new dollar price projections.

Changes in biological assets (sugarcane) are as follows:

	2021	2020
Balance at beginning of year	897,315	813,995
Additions to sugarcane treatments	781,601	731,275
Absorption of harvested sugarcane costs	(765,936)	(707,432)
Business combinations (Note 30)	-	46,595
Change in fair value	468,563	3,197
Fair value realization	(27,341)	9,685
Others	(1,017)	-
Balance at end of year	1,353,185	897,315

The estimated fair value could increase (decrease) if:

•	The estimated ATR price were higher (lower);
•	The projected productivity (tons per hectare and quantity of ATR) were higher (lower); and
•	The discount rate was lower (higher).

The operational activities of sugarcane planting are exposed to variations resulting from climate changes, pests, diseases, and forest fires, among other natural forces.

Historically, climatic conditions can cause volatility in the sugar-energy sector and, consequently, in the Group's operating results, as they influence crops by increasing or reducing harvests.

38

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

9. Recoverable taxes

	2021	2020
PIS e COFINS	1,933,562	1,156,003
ICMS	1,476,161	1,301,528
IVA	384,101	653,262
Other	203,696	220,622
Estimated loss on realization of taxes	(28,782)	(28,998)
	3,968,738	3,302,417
Current	(2,540,396)	(2,334,998)
Non-current	1,428,342	967,419

(i)        ICMS

It arises from interstate operations for the distribution of oil by-products, in which the tax burden of the receiving state is lower than that retained by the supplier, according to Agreement No. 110/07.

The reimbursement takes place through formalization of a process with the States, whereby after the request is approved, the payment is made by the substitute taxpayer, in this case the refinery, by means of a credit in a bank checking account.

To use ICMS credit balances, the Group is internally reviewing certain activities, in particular the logistics of operations with changes in supply hubs. In addition, there are requests for special regimes from certain state tax authorities, requests for authorization to transfer balances between branches in the same state and analysis of credit sales to third parties.

The ICMS recoverable balance presented in these financial statements reflects the amount that the Group expects to realize, less the provision for loss on credits, for which management has no expectation to realize them.

(ii)       ICMS on the PIS and COFINS tax bases

On March 15, 2017, the Federal Supreme Court of Brazil (“STF”) completed the judgment of Appeal No. 574.706 and, under general resonance, established the thesis that the ICMS does not make up the PIS and COFINS tax base, since this amount does not represent the Group’s revenue/billing. In other words, taxpayers have the right to exclude the ICMS amount recorded in the invoice from the PIS and COFINS tax base. In 2018, the Group recognized credits referring to periods after March 2017, based on the decision handed down on that date by the STF. In addition, the amounts recognized, referring to prior periods, for the group companies that have been awarded favorable final decisions on the referred matter, that is, a res judicata decision, were calculated based on the accounting and tax systems, considering the ICMS amount recorded in invoices. The accuracy of amounts was tested by crosschecking the information with the relevant accessory obligations.

39

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

Since adoption of the PIS and COFINS noncumulative regime, the Group has been pleading in court the right to exclude ICMS from the PIS and COFINS tax base. In the year ended March 31, 2021 and 2020, the Group concluded that the necessary legal certainty for recognizing the referred to tax credits had been achieved.

Therefore, the Group recognized consolidated credits amounting to R$ 331,157, under Recoverable taxes, arising from certain res judicata decisions handed down on lawsuits for the entire period after 5 years of the date of distribution of the lawsuits in court and, in the case of decisions not yet final, credits after October 2, 2017, prospectively, according to the conclusion of the leading case, granting the appeal to taxpayers. The consolidated credits of R$ 240,566 were recognized in statement of income for the year.

The consolidated credits amounting to R$ 90,591, whose triggering event preceded the formation of Raízen, within the scope of the formation process of Raízen by shareholders Cosan and Shell, were recognized in Related parties, under non-current liabilities, and should be refunded to them as they are used by the Group.

(iii)      IVA

This refers to the federal tax applicable in Argentina on commercial transactions with clients and suppliers, whose triggering event, determination and payment takes place on a monthly basis.

(iv)      Estimated loss on realization of taxes

Changes in estimated loss on realization of taxes are as follows:

March 31, 2020 and 2019	(28,998)
Reversal of provision for expected loss, net	217
March 31, 2021	(28,781)

10. Other financial assets

	2021	2020
Credits from indemnity suits – refundable (1)	107,070	97,852
Credits from indemnity suits – own (2)	133,046	177,629
National Treasury Certificates – CTN (3)	24,206	297,459
Other	1	101
	264,323	573,041
Current	(37,633)	(314,273)
Non-current	226,690	258,768

(1)	Credits arising from final favorable decisions, which are not part of the net assets contributed by Cosan in establishing the Group. As such, RESA recorded an obligation of equal value, classified as current and non-current liabilities, under Related parties (Note 11.c), as these credits will be fully refunded to Cosan when effectively received. These credits bear interest by reference to the IPCA-E and Selic variation, plus annual interest of 6%, as applicable.

40

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

(2)	Credits arising from a final court decision favoring Raízen Araraquara, a subsidiary of RESA, relating to the lawsuit filed by Instituto do Açúcar e do Álcool (“IAA”) against the Brazilian federal government, lodged by Copersucar in 1990. The lawsuit claims indemnification for the losses caused to the plants by the federal government by setting prices lower than the market prices. In the year ended March 31, 2021, RESA received credits from claims for damages totaling R$ 36,473.
(3)	Government securities issued by the Brazilian National Treasury, under the Special Program for Securitization of Agricultural Loans (PESA), with an original term of 20 years, with maturities until 2025, given as collateral to the financing transaction called PESA. These securities earn the General Market Price Index (IGP-M) plus annual interest of 12%. At maturity, their amount tends to be equivalent to the principal amount of the debt payable to PESA and can be used to settle this debt. In the year ended March 31, 2021, RESA redeemed the amount of R$ 357,185 for partial settlement of the PESA.

11. Related parties

(a)      Summary of balances with related parties

	2021	2020
Assets
Assets classified by currency:
Domestic (local currency)	1,909,666	1,867,202
Abroad (foreign currency) (Note 27.d)	147,099	185,541
	2,056,765	2,052,743
Framework agreement (1)
Shell Brazil Holding B.V.	922,654	895,150
Cosan S.A.	626,584	637,517
Shell Brasil Petróleo Ltda.	71,861	63,607
Other	9,317	11,042
	1,630,416	1,607,316
Commercial and administrative transactions (2)
Rumo Group	200,114	112,529
Shell Group	116,560	213,040
Agricopel Group	20,173	12,715
Comgás - Companhia de Gás de São Paulo	15,031	18,213
Cosan S.A.	16,691	16,126
Agroterenas S.A.	-	36,210
Raízen and Wilmar Sugar Pte. Ltd.	-	2,189
Nova América Agrícola Caarapó Ltda.	-	614
Other	57,780	33,791
	426,349	445,427
	2,056,765	2,052,743
Current assets	(783,362)	(787,819)
Non-current assets	1,273,403	1,264,924

41

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

	2021	2020
Liabilities
Liabilities classified by currency:
Domestic (local currency)	2,154,514	1,777,582
Abroad (foreign currency) (Note 27.d)	769,308	757,719
	2,923,822	2,535,301
Framework agreement (1)
Cosan S.A.	717,833	530,472
Shell Brasil Petróleo Ltda.	156,138	137,269
Shell Brazil Holding B.V.	62,380	58,922
Other	25,726	13,759
	962,077	740,422
Financial transactions
Shell Finance (Netherlands) B.V.	2,297	3,354
Other	1,960	2,856
	4,257	6,210
Commercial and administrative transactions (2)
Shell Group (1)	547,260	745,279
Rumo Group	43,322	40,399
Other	262,523	92,353
	853,105	878,031
Preferred shares (3)
Shell Brazil Holding B.V.	168,446	166,329
Cosan S.A.	2,220	3,745
	170,666	170,074
Lease liabilities (4)
Radar Propriedades Agrícolas S.A.	159,998	146,736
Aguassanta Agrícola Ltda.,	132,200	143,546
Nova Agrícola Ponte Alta S.A.	113,464	108,040
Nova Amaralina S/A Propriedades Agrícolas	59,180	55,805
Jatobá Propriedades Agrícolas Ltda.	71,179	65,563
Terrainvest Propriedades Agrícolas S.A.	59,440	52,932
Other	338,256	167,942
	933,717	740,564
	2,923,822	2,535,301
Current liabilities	(1,509,070)	(1,494,946)
Non-current liabilities	1,414,752	1,040,355

(1)       Framework agreement

The amounts recorded in assets and liabilities refer to recoverable or refundable balances of Raízen’s shareholders as they relate to the period prior to the formation of Raízen.

(2)       Commercial and administrative transactions

On March 31, 2021 and 2020, the amounts recorded in assets refer to transactions involving sale of products such as gasoline, diesel, jet fuel, sugar and ethanol.

42

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

As of March 31, 2021 and 2020, the amount recorded in liabilities refers mainly to commercial transactions for the purchase of products and provision of services (freight and storage), as well as advances from clients for sugar exports.

(3)      Preferred shares

Substantially tax benefits to be reimbursed to Shell and Cosan, when effectively used by the Group, determined by the balances of income and social contribution tax losses (“NOL”) and tax benefit on amortization of goodwill (“GW”) arising from years prior to the organization of the Raízen Group. Payment will be made through the distribution of exclusive dividends and/or capital reduction to holders of Class B and E preferred shares (financial instrument payable).

In the year ended March 31, 2021, the RESA proposed the allocation of dividends totaling R$ 1,525 to holders of Class B preferred shares, as shown in Note 20.b.

(4)       Lease liabilities

Changes in lease liabilities in the years ended March 31, 2021 and 2020 are as follows:

April 1, 2019	720,759
Additions	29,190
Write-offs	(19,093)
Payments	(145,737)
Interest	63,719
Remeasurements (1)	91,726
March 31, 2020	740,564
Additions	44,649
Write-offs	(25,739)
Payments	(171,358)
Interest	67,706
Remeasurements (1)	277,895
March 31, 2021	933,717

Current	(121,360)
Non-current	812,357

Remeasurements it is mainly related to the agriculture lease and partnership contracts (CONSECANA’s index variation).

43

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

(b)      Summary of transactions with related parties (13)

	2021	2020	2019
Sale of products
Raízen and Wilmar Sugar Pte. Ltd.	-	299,713	1,384,680
Rumo Group (6)	1,189,005	1,213,317	1,231,065
Agricopel Group (10)	780,365	851,755	841,983
Shell Group (11)	1,623,514	2,495,025	1,809,489
Other	78,150	83,564	70,614
	3,671,034	4,943,374	5,337,831
Purchase of goods and services (5)
Shell Group (11)	(3,041,339)	(4,867,104)	(2,587,793)
Rumo Group (6)	(609,353)	(449,133)	(478,852)
Agroterenas S.A. (12)	-	(348,099)	(252,940)
Nova América Agrícola Ltda. (12)	-	(173,266)	(163,433)
Nova América Agrícola Caarapó Ltda. (12)	-	(169,863)	(184,306)
Agricopel Group (10)	(84,683)	(94,464)	(89,499)
Other	(97852)	(167,564)	(132,827)
	(3,833,227)	(6,269,493)	(3,889,650)
Renewed collection of shared expenses (1)
Comgás - Companhia de Gás de São Paulo	36,863	32,703	34,952
Rumo Group (6)	26,986	35,299	28,716
Cosan Lubrificantes e Especialidades S.A.	7,319	7,406	6,596
Other	12,716	8,544	6,449
	83,884	83,952	76,713
Leases of land
Radar Group (g)	-	-	(72,179)
Janus Brasil Participação S.A.	-	-	(29,397)
Tellus Group (h)	-	-	(22,299)
Aguassanta Group (i)	-	-	(12,134)
Barrapar Participações S.A.	-	-	(21)
	-	-	(136,030)
Net financial income (expenses) (2)
Cosan S.A.	(5,582)	7,141	(6,280)
Shell Group (11)	12,379	17,687	13,053
B. V. Dordtsche Petroleum Maatschappij ("DPM")	-	(81,038)	73,147
Aguassanta Group (9)	(14,579)	(14,684)	-
Radar Group (7)	(35,974)	(31,941)	-
Janus Brasil Part S.A.	(10,694)	(10,232)	-
Tellus Brasil Participações SA (8)	(6,430)	(6,758)	-
Other	2,984	6,867	8,634
	(57,896)	(112,958)	88,554
Revenues from services (3)
Shell Group (11)	3,062	7,047	14,526
Agricopel Group (10)	617	2,373	177
Other	36	1,111	10
	3,715	10,531	14,713
Service expenses (4)
Shell Group (11)	(27,368)	(25,995)	(24,394)
Other	(467)	(912)	(9)
	(27,835)	(26,907)	(24,403)

44

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

(1)	Refer to expenses with shared corporate, management and operating costs reimbursed by related parties.
(2)	Refer substantially to expenses with commissions on lines of credit available and restatement of balances of advances granted to finance sugarcane crops, as well as the exchange difference of commercial transactions resulting from import and sale of fuel and interest, exchange difference and adjustment to present value on the balance fully paid to SOI and DPM for acquisition of Raízen Argentina.
(3)	Refer substantially to the lubricant sales commission to Shell and expenses with the sharing of corporate, management and operating costs reimbursed by its subsidiaries.
(4)	Refer to expenses with technical support, maintenance of the billing and collection process, commissions on the sale of jet fuel and secondees to Shell.
(5)	The Group’s purchase transactions with Shell Trading US Company are represented substantially by import of ethanol and by-products in the foreign market.
(6)	“Rumo Group” refers to the railway and port operations represented by the following companies: Rumo S.A., Elevações Portuárias S.A., Logispot Armazéns Gerais S.A., Rumo Malha Sul S.A., Rumo Malha Oeste S.A., Rumo Malha Paulista S.A., Rumo Malha Norte S.A., Rumo Malha central S.A., ALL América Latina Logística Rail Management, Portofer Transporte Ferroviário Ltda., and Brado Logística S.A.
(7)	“Radar Group” refers to the purchase, sale and lease of own properties, represented mainly by the following companies: Radar Propriedades Agrícolas S.A., Nova Agrícola Ponte Alta S.A., Nova Amaralina S.A., Bioinvestiments Negócios e Participações S.A. and Proud Participações S.A
(8)	“Tellus Group” refers to the purchase, sale and lease of own properties, represented mainly by the following companies: Tellus Brasil Participações S.A., Terrainvest Propriedades Agrícolas S.A. and Agrobio Investimentos e Participações S.A.
(9)	“Aguasanta Group” refers to the purchase, sale and lease of own properties, represented mainly by the following companies: Aguassanta Participações S.A, Santa Bárbara Agrícola S.A., Aguassanta Agrícola Ltda., Aguapar Agrícola Ltda. and Palermo Agrícola S.A.
(10)	“Agricopel Group” refers to sales of fuel, represented mainly by the following companies: Agricopel Comércio de Derivados de Petróleo Ltda., Posto Agricopel Ltda., Agricopel Diesel Paraná Ltda, Blue Administração de Bens Ltda., a related party through FIX Investimentos Ltda., which is a noncontrolling shareholder of Mime.
(11)	“Shell Group” refers mainly to the commercial transactions conducted by Shell Aviation Limited and Shell Trading US Company.
(12)	Grupo Agroterenas S.A and Nova América no longer have influence in the Group, therefore they are not characterized as related parties
(13)	Transactions with related parties are entered into on an arm’s length basis, in line with those prevailing in the market or that the Group would take out from third parties.

(c)       Officers and members of the Board of Directors

Fixed and variable compensation to key management personnel of the Group, including statutory officers and members of the Board of Directors, recognized in profit or loss for the years ended March 31, 2021, 2020 and 2019, is as follows:

	2021	2020	2019
Regular remuneration	(58,074)	(56,911)	(55,341)
Bonuses and other variable remuneration	(41,973)	(50,760)	(35,521)
Total remuneration	(100,047)	(107,671)	(90,862)

45

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

(d)      Other significant information involving related parties

Revolving Credit Facility

The Group has a line of credit totaling US$ 700,000 thousand, which had not been used until the closing of these combined consolidated financial statements, as follows:

Beneficiary	Institution	Amount in US$	Maturity
RCSA	Shell Finance (Netherlands) B.V. and Cosan S.A.	700,000	May/2025

12. Assets from contracts with clients

	2021	2020
Balance at beginning of the year	2,567,165	2,429,779
Additions	656,713	627,888
Amortization (Note 23)	(502,468)	(505,769)
Effect of foreign currency translation	9,087	15,267
Balance at end of the year	2,730,497	2,567,165
Current	(475,045)	(475,305)
Non-current	2,255,452	2,091,860

46

Grupo Raízen

Notes from management to the combined

consolidated financial statements as of March 31, 2021

In thousands of reais – R$, unless otherwise indicated

13. Investments

	Investments (1)					Equity pickup
	Country	Business activity	Equity interest	2021	2020	2021	2020	2019
Book value
Joint ventures
Rede Integrada de Lojas de Conveniência e Proximidade S.A. ("JV Rede")	Brazil	Convenience and proximity stores	50.00%	202,593	194,413	7,715	11,817	-
Raízen and Wilmar Sugar Pte. Ltd.	Singapore	Trading	50.00%	50,326	47,924	(1,388)	845	19,012
Associated companies
Centro de Tecnologia Canavieira S.A.	Brazil	R&D	19.58%	138,575	123,556	14,302	7,711	4,651
Logum Logística S.A.	Brazil	Logistics	30.00%	270,966	309,550	(73,438)	(25,389)	(19,399)
Uniduto Logística S.A.	Brazil	Logistics	46.48%	42,574	47,550	(11,385)	(4,373)	26,723
Termap S.A.	Argentina	Sea terminal	3.50%	390	360	-	-	-
Latitude Logística Portuária S.A.	Brazil	Port operation	50.00%	4,078	4,384	(311)	-	-
Navegantes Logística Portuária S.A.	Brazil	Port operation	33,33%	21,080	8,548	(1,218)	-	-
Nordeste Logística I S.A.	Brazil	Port operation	33,33%	787	180	(197)	-	-
Nordeste Logística II S.A.	Brazil	Port operation	33,33%	7,637	2,433	(190)	-	-
Nordeste Logística III S.A.	Brazil	Port operation	33,33%	9,663	2,329	(216)	-	-
				748,669	741,227	(66,326)	(9,389)	30,987
Appreciation of assets, net assigned
JV Rede				511,000	526,361	(15,361)	(6,401)	-
Investment goodwill (2)
Uniduto Logística S.A.				5,676	5,676	-	-	-
Centro de Tecnologia Canavieira S.A.				51,946	51,946	-	-	-
				57,622	57,622	-	-	-
Total investment				1,317,291	1,325,210	(81,687)	(15,790)	30,987

(1)           Investments measured by the equity method; and

(2)           Goodwill on the purchase of shares and transfer of shares.

47

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

Changes in investments in joint ventures and associates are as follows:

March 31, 2019	573,186
Equity income (loss)	(15,790)
Additions (Note 13.c)	41,746
Gain on formation of joint venture (Note 13.c)	719,488
Dividends	(5,164)
Effect of foreign currency translation and others	11,744
March 31, 2020	1,325,210
Equity pickup	(81,687)
Additions (Note 13.b)	68,394
Reversal of dividends	466
Effect of foreign currency translation and others	4,908
March 31, 2021	1,317,291

(a)       Summarized financial information of the major investments, considering equity pickup adjustments, where applicable

March 31, 2021

	Logum Logística S.A. (1)/(2)	Uniduto Logística Ltda. (1)/(2)	Centro de Tecnologia Canavieira S.A. (2)/(4)	Iogen Energy Corporation (3)	Raízen and Wilmar Sugar PTE Ltd. (4)
Assets	2,812,110	91,605	854,443	38,596	100,651
Liabilities	(1,907,151)	(9)	(146,705)	(416,440)	(100,651)
Equity	904,959	91,596	707,738	(377,844)	-

Year ended March 31, 2021
Net operating revenue	168,943	-	305,469	-	10,802
Net income (loss)	(244,793)	(24,495)	73,037	(1,406)	(4,645)

March 31, 2020

	Logum Logística S.A. (1)/(2)	Uniduto Logística Ltda. (1)/(2)	Centro de Tecnologia Canavieira S.A. (2)/(4)	Iogen Energy Corporation (3)	Raízen and Wilmar Sugar PTE Ltd. (4)
Assets	2,355,141	103,219	811,416	59,421	542,186
Liabilities	(1,323,309)	(908)	(180,386)	(536,080)	(446,339)
Equity	1,031,832	102,311	631,030	(476,659)	95,847

Year ended March 31, 2020
Net operating revenue	173,415	-	227,341	-	2,112,914
Net income (loss)	(84,630)	(8,486)	39,481	(1,148)	1,690

(1)	The fiscal year of these investees ends at December 31.
(2)	Significant influence over these companies has been defined, mainly, based on the Group’s right to elect key management personnel and to decide on their significant strategic and operational matters.

48

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

(3)	Jointly controlled entity in which RESA holds 50% interest in common shares, whose fiscal year ends at August 31. RESA did not set up a provision for estimated loss on equity pickup, since it has no legal or constructive obligations to make payments on account of that company.
(4)	The fiscal year of these investees ends on March 31.

(b)          Investment transactions in the year ended March 31, 2021

(i)            Additions to investments

Capital increases in Logum and Uniduto

In the year ended March 31, 2021, capital increases where resolved, approved and subscribed in Logum and Uniduto, totaling R$ 117,920 and R$ 12,880, respectively.  The amounts subscribed by RESA totaled R$ 40,897, fully paid in through a current account.

All shareholders contributed and paid up the shares, proportionally to the interest held, except for one shareholder, who failed to contribute and pay up the shares in Uniduto. As a consequence of these events, shareholders RESA and Copersucar entered into an Agreement for future capital contribution, thus enabling that Uniduto honor the commitments assumed with shareholders of Logum.

Such future capital contributions have not yet been resolved by Uniduto’s shareholders. Therefore, the percentage of equity interest held in these investees did not change.

Capital increases in port operation business

In the year ended March 31, 2021, capital increases of companies comprising the port exploration business were deliberated, approved, and subscribed, amounting to R$ 27,497, through transfers of grants (intangible asset) and cash, in the amounts of R$ 18,294 and R$ 9,203, respectively.

There were no changes in the percentage of interest held in the capital of these investees, since all shareholders made capital contributions proportionally to their previously held interest.

(c)           Investment transactions in the year ended March 31, 2020

(i)             Additions to investments

Capital increases in Logum and Uniduto

In the year ended March 31, 2020, capital increases in Logum and Uniduto were approved and subscribed, in the respective amounts of R$ 68,900 and R$ 6,890. The amounts subscribed by RESA totaled R$ 23,872, fully paid in through a checking account.

There were no changes in the percentage of interest held in the capital of these investees, since all shareholders made capital contributions proportionally to their previously held interest.

49

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

Subscription of shares in new logistics entities

In the year ended March 31, 2020, shares were subscribed in new entities whose business purpose comprises port operations and logistics, in the amount of R$ 17,874, paid up in November 2019

Establishment of joint venture Rede (“JV Rede”)

Description

On August 6, 2019, RCSA and Raízen Conveniências entered into a Share Purchase and Sale and Investment Agreement with FEMCO, which established the terms and conditions for the acquisition of equity interest in Raízen Conveniências by FEMCO, as well as the organization of a joint venture, aiming at expanding the convenience store franchise business at gas stations under brand “Shell Select” and developing the proximity store business outside gas stations under brand “OXXO”.

This transaction was completed on November 1, 2019, when RCSA and FEMCO became shareholders of Raízen Conveniências, currently named Rede, in the proportion of 50/50 of capital.

Economic and financial valuation

The Enterprise Value considered was R$ 1,438,976, based on the assumption of the acquisition of equity interest in a company free of any debts or cash as well as the capital increase, approved in the AGM held on October 31, 2019, by FEMCO, in the amount of R$ 323,928.

Accounting effects

As a result of this transaction, RCSA recognized R$ 406,330 referring to the receipt, in cash, of R$ 39,627 paid by FEMCO, R$ 316,012 referring to the amounts due by FEMCO where Raízen sold the receivable irrevocably and irreversibly, and without right of recourse to financial institutions (cash effect of R$ 297,239), and R$ 50,691 related to the portion falling due in 2022, which is recorded under the Other receivables. In addition, RCSA recognized in statement of income for the year, under Other operating revenue, net (Note 23), gains related to the dilution of equity interest, the sale of shares and the fair value in the formation of JV Rede, in the amounts of R$ 240,529, R$ 305,423 and R$ 532,762, respectively.

Considering the lack of specific guidance on how to account for assets contributed to the formation of a joint venture that meet the business definition established under IFRS 3/CPC 15, the Group’s accounting policy is to recognize the assets contributed at their fair value on the joint venture formation date.

50

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

In the year ended March 31, 2020, RCSA completed the allocation of fair value of formation of the referred to joint venture, as follows:

Changes	Annual amortization rate	Amount
Enterprise value of JV Rede		1,438,976
Recognition of interest retained by RCSA		719,488
Write-off of book value due to loss of control		(186,726)
Gain on remeasurement of investment at fair value		532,762
Allocation of fair value in the proportion of 50%
Relationship with vendors	3.9%	173,353
Relationship with franchisees	5.7%	140,034
Relationship with licensees	15.6%	3,216
		316,603
Unallocated fair value		216,159
Surplus value attributed and fair value – formation of JV Rede		532,762

The derecognized assets and liabilities of former subsidiary Rede due to the loss of control over RCSA, in the consolidated statement of financial position on March 31, 2020, were as follows:

Accounts	Amount
Cash and cash equivalents	340,154
Accounts receivable	50,929
Deferred taxes (Note 19.d)	1,164
Right of use (Note 17.a)	522
Property, plant, and equipment (Note 14)	1,637
Intangible assets (Note 15)	10,928
Lease liabilities (Note 17.b)	(645)
Payroll and related charges payable	(4,259)
Income tax and social contribution payable	(6,480)
Taxes payable	(3,888)
Provision for legal disputes	(350)
Other liabilities, net	(15,203)
Net effect of derecognition of assets and liabilities	374,509
Effect of derecognition of cash in operation:
Cash and cash equivalents	340,154
FEMCO’s capital increase was carried out on October 31, 2019	(323,928)
Total derecognition of cash	16,226

51

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

A summary of financial information of JV Rede based on its financial statements, adjusted by the recorded fair value adjustments on the JV Rede formation date and by differences in accounting policies, are described below. The reconciliation of the summarized financial information to the carrying amount of RCSA’s equity interest in JV Rede in the referred to years is also presented.

	2021	2020	2019
Current assets	414,452	417,266	76,776
Non-current assets	117,080	17,651	15,574
Current liabilities	(68,178)	(42,889)	(38,713)
Non-current liabilities	(47,418)	(1,433)	(346)
Consolidated equity	415,936	390,595	53,291
Attributed to noncontrolling interests	(3,423)	(1,769)	(1,724)
Attributed to joint controlling interests	412,513	388,826	51,567
RCSA’s equity interest	50.00%	50.00%	99.99%
Interest in equity	206,257	194,413	51,567
Surplus values and revaluation at fair value	532,762	532,762	-
Accumulated amortization of surplus values	(21,762)	(6,401)	-
Surplus values and revaluation, net	511,000	526,361	-
Carrying amount of interest in JV Rede	717,257	720,774	51,567

	2021	2020	2019
Net operating revenue	114,100	125,290	115,061
Consolidated net income for the year	17,100	66,651	70,835
Attributed to noncontrolling interests	(1,671)	(2,021)	(2,241)
Attributed to joint controlling interests	15,429	64,630	68,594
RCSA’s equity interest	50.00%	50.00%	99.99%
Equity accounting result (1)	7,715	50,395	68,594

(1)	Equity interest of 99.99% considered in the equity pickup calculation until October 31, 2019.

Sale of indirect subsidiary Raízen Gas S.A. (“Raízen Gas”) to Italgas S.A. (“Italgas”)

On January 31, 2020, Raízen Argentina concluded the sale of all shares representing the capital of Raízen Gas to Italgas, for US$ 23,000 thousand, equivalent to R$ 95,186, whose net asset value is US$ 20,186 thousand, equivalent to R$ 83,539. As a result of this transaction, RCSA recognized, in statement of income for the year ended March 31, 2020, a gain on disposal of shares of that subsidiary, in the amount of R$ 6,455, net of general expenses associated with the sale, which were paid in the year. In the year ended March 31, 2021, RCSA recognized an additional gain as a result of the transaction price adjustment in the amount of R$ 1,096.

On March 31, 2021, the amount received from this sale was R$ 19,599, equivalent to US$ 3,786 thousand, (R$ 33,108, equivalent to US$ 8,000 thousand in 2020), and the remaining balance of R$ 65,163, equivalent to US$ 11,438 thousand (R$ 77,981, equivalent to US$ 15,000 thousand in 2020), will be repaid in semiannual installments, with final maturity in June 2023.

Raízen Gas is a company based in Argentina, as well as Italgas, which sells liquefied petroleum gas (LPG).

52

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

Accounts	Amount
Cash and cash equivalents (secured account)	(40)
Accounts receivable	4,096
Inventories	1,243
Property, plant and equipment (Note 11)	113,231
Suppliers	(2,188)
Payroll and related charges payable	(724)
Income tax and social contribution payable	(9,372)
Provision for legal disputes (Note 17)	(127)
Deferred income tax and social contribution liabilities (Note 16.d)	(22,931)
Other assets, net	351
Effect of derecognition of Raízen Gas’ net assets	83,539

53

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

14. Property, plant and equipment

									As of March 31
	Land and rural properties	Buildings and improvements	Machinery, equipment, and facilities	Aircraft, vessels, and vehicles	Furniture, fixtures, and IT equipment	Construction in progress	Frequently replaced parts and components	Sugarcane planting	Other	Total
Cost:
At March 31, 2020	1,196,135	3,203,445	13,876,793	787,076	297,991	1,509,723	1,383,205	6,692,234	47,036	28,993,638
Additions	-	13,548	47,595	141	4,974	1,297,611	766,545	609,860	19,596	2,759,870
Business combination (Note 30)	-	109	(3,928)	257	35	-	-	-	(828)	(4,355)
Write-offs	(22,141)	(24,683)	(169,332)	(85,487)	(20,859)	14	-	(2,814)	-	(325,302)
Reversal of estimated loss, net and other (Note 25)	-	-	7,892	(14,850)	931	-	-	-	-	(6,027)
Transfers (1)	5,693	159,122	509,645	19,306	13,327	(919,393)	-	-	(2,985)	(215,285)
Transfer between cost and depreciation	-	-	-	-	-	-	(692,423)	-	-	(692,423)
Foreign currency translation effect and other	94,643	102,369	397,461	2,177	2,699	51,765	-	-	1,161	652,275
At March 31, 2021	1,274,330	3,453,910	14,666,126	708,620	299,098	1,939,720	1,457,327	7,299,280	63,980	31,162,391

Accumulated depreciation:
At March 31, 2020	-	(680,184)	(5,197,802)	(406,070)	(187,527)	-	(691,829)	(4,633,551)	(36,653)	(11,833,616)
Depreciation in the year	-	(122,339)	(977,818)	(67,815)	(40,558)	-	(752,952)	(558,210)	(4,374)	(2,524,066)
Write-offs	-	11,178	116,310	67,200	19,522	-	-	-	-	214,210
Transfers (1)	-	14,549	80,270	20,160	4,624	-	-	-	-	119,603
Transfer between cost and depreciation	-	-	-	-	-	-	692,423		-	692,423
Foreign currency translation effect	-	(14,159)	(89,369)	-	(805)	-	-	-	-	(104,333)
At March 31, 2021	-	(790,955)	(6,068,409)	(386,525)	(204,744)	-	(752,358)	(5,191,761)	(41,027)	(13,435,779)

Net residual value:
At March 31, 2021	1,274,330	2,662,955	8,597,717	322,095	94,354	1,939,720	704,969	2,107,519	22,953	17,726,612
At March 31, 2020	1,196,135	2,523,261	8,678,991	381,006	110,464	1,509,723	691,376	2,058,683	10,383	17,160,022

(1)	Net transfers, amounting to R$ 95,682, refer to: (i) transfer to software cost, under Intangible assets, in the amount of R$ 79,867; (ii) amounts transferred from Trade accounts receivable and Suppliers, amounting to R$ 1,151; and (iii) amounts transferred to Other liabilities, substantially corresponding to the reduction in the provision for removal of tanks, in the amount of R$ 14,664.
(2)	This refers to the final adjustments in the price allocation of the assets acquired and liabilities assumed by RESA in the process of acquiring RZ Agrícola Caarapó Ltda. The details of this operation are described in Note 29.

54

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

									At March 31, 2020
	Land and rural properties	Buildings and improvements	Machinery, equipment and facilities	Aircraft, vessels and vehicles	Furniture, fixtures and IT equipment	Construction in progress	Frequently replaced parts and components	Sugarcane planting	Other	Total
Cost:
March 31, 2019	1,105,625	2,795,393	12,528,752	725,985	274,316	1,083,522	1,245,182	5,638,459	42,470	25,439,704
Additions	-	9,693	44,814	644	1,189	1,280,671	786,640	718,173	29,726	2,871,550
Business combinations (Note 30)	4,660	83,526	213,251	70,443	6,874	-	-	335,674	328	714,756
Write-offs	(99,121)	(28,557)	(105,970)	(36,294)	(5,126)	-	-	-	(7,200)	(282,268)
Set-up of provision for estimated loss, net and other (Note 25)	-	1	(1,653)	(342)	(940)	-	-	-		(2,934)
Write-off due to disposal of subsidiary	-	(32,907)	(115,323)	(17,825)	(1,873)	-	-	-	-	(167,928)
Write-off in the formation of joint venture (Note 13)		(197)	(1,231)	-	(766)	(70)	-	-	-	(2,264)
Transfers (1)	9,711	186,984	610,180	40,389	18,441	(929,426)	-	(72)	(19,143)	(82,936)
Transfer between cost and depreciation	-	-	-	-	-	-	(648,617)	-	-	(648,617)
Effect of Foreign currency translation effect and other	175,260	189,509	703,973	4,076	5,876	75,026	-	-	855	1,154,575
March 31, 2020	1,196,135	3,203,445	13,876,793	787,076	297,991	1,509,723	1,383,205	6,692,234	47,036	28,993,638
Accumulated depreciation:
March 31, 2019	-	(553,173)	(4,291,658)	(360,814)	(157,385)	-	(648,023)	(4,056,632)	(37,554)	(10,105,239)
Depreciation in the year	-	(114,586)	(849,481)	(59,115)	(32,022)	-	(692,423)	(439,979)	(4,350)	(2,191,956)
Write-offs	-	19,852	74,502	33,179	4,258	-	-	-	5,251	137,042
Business combinations (Note 30)	-	(19,190)	(71,872)	(28,548)	(3,121)	-	-	(136,940)	-	(259,671)
Write-off due to disposal of subsidiary	-	3,652	40,181	9,164	1,700	-	-	-	-	54,697
Write-off in the formation of joint venture (Note 13)		3	351	-	273	-	-	-	-	627
Transfers (1)	-	(56)	374	(180)	(2)	-	-	-	-	136
Transfer between cost and depreciation	-	-	-	-	-	-	648,617	-	-	648,617
Effect of Foreign currency translation effect and other	-	(16,686)	(100,199)	244	(1,228)	-	-	-	-	(117,869)
March 31, 2020	-	(680,184)	(5,197,802)	(406,070)	(187,527)	-	(691,829)	(4,633,551)	(36,653)	(11,833,616)

Net residual value:
March 31, 2020	1,196,135	2,523,261	8,678,991	381,006	110,464	1,509,723	691,376	2,058,683	10,383	17,160,022
March 31, 2019	1,105,625	2,242,220	8,237,094	365,171	116,931	1,083,522	597,159	1,581,827	4,916	15,334,465

(1)	On March 31, 2020, net transfer of R$ 82,800 includes: (a) transfer to Intangible assets of R$ 65,419, and amounts transferred Other liabilities corresponding to the reduction in the provision for removal of tanks, in the amount of R$ 17,381.
55

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

Construction in progress

The balances of construction in progress refer mainly to: i) vinasse concentration project; ii) project to receive chopped sugarcane and separate straw for energy cogeneration; iii) installation of tanks to expand ethanol storage capacity; iv) a new plant to transform vinasse into biogas; v) investments for industrial maintenance and improvement, agricultural automation, as well as Environment, Health and Safety measures (“EHS”) and administrative investments; (v) construction projects for new fuel distribution terminals and expansion, modernization and improvement of existing terminals; (vi) investment in gas stations under the brand Shell, such as replacement of fuel pumps, environmental adequacy and image revitalization, renovation and revitalization of convenience stores at gas stations, purchase and installation of furniture and equipment for convenience stores at gas stations; (vii) investments in large clients (B2B), such as acquisition and installation of equipment, installation of gas stations in these large consumer clients; and (viii) expansion, modernization and improvement at airports, such as acquisition of supply vehicles, expansion of hydrant networks and supply points. In the year ended March 31, 2021, various projects of such nature were completed, totaling R$ 919,393 (R$ 929,426 in 2020).

Capitalization of borrowing costs

In the year ended March 31, 2021, borrowing costs capitalized in the Group totaled R$ 54,819 (R$ 38,021 on March 31, 2020). The weighted average annual rates of financial charges for certain debts were 8.73% in 2021 (7.41% in 2020).

Property, plant and equipment given as guarantee

On March 31, 2021, loans and financing are guaranteed by land, buildings and machinery in the amount of R$ 374,982 (R$ 469,503 in 2020).

56

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

15. Intangible assets

								At March 31, 2021
	Software license	Goodwill	Trademarks	Sharecropping agreements	Sugarcane supply agreements	Contractual relationships with clients	Technology	Granting rights and other	Total
Cost:
March 31, 2020	679,157	2,640,213	532,348	18,123	181,516	284,765	185,061	68,165	4,589,348
Additions	37,155	-	-	-	-	-	-	-	37,155
Capital contribution (Note 13)	-	-	-	-	-	-	-	(18,294)	(18,294)
Transfers (1)	44,676	-	-	-	-	-	-	36,588	81,264
Effect of foreign currency translation and other	2,114	118,536	-	-	-	143,466	-	1,181	265,297
March 31, 2021	763,102	2,758,749	532,348	18,123	181,516	428,231	185,061	87,640	4,954,770
Amortization:
March 31, 2020	(421,955)	(431,380)	(475,459)	(17,856)	(109,393)	(32,489)	(90,850)	(33,811)	(1,613,193)
Amortization in the year	(65,039)	-	(52,504)	(221)	(9,622)	(22,238)	(18,442)	(1,155)	(169,221)
Transfers (1)	(1,397)	-	-	-	-	-	-	-	(1,397)
Effect foreign currency translation and other	(644)	-	-	-	-	(15.603)	-	-	(16.247)
March 31, 2021	(489,035)	(431,380)	(527,963)	(18,077)	(119,015)	(70,330)	(109,292)	(34,966)	(1,800,058)

Net residual value:
March 31, 2021	274,067	2,327,369	4,385	46	62,501	357,901	75,769	52,674	3,154,712
March 31, 2020	257,202	2,208,833	56,889	267	72,123	252,276	94,211	34,354	2,976,155

(1)             These refer to amounts transferred from Property, plant and equipment.

57

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

									At March 31, 2020
	Software license	Goodwill	Trademarks	Sharecropping agreements	Sugarcane supply agreements	Contractual relationships with clients	Exclusive supply rights	Right of use - public concessions	Technology	Granting rights and other	Total
Cost:
March 31, 2019	566,371	2,621,269	532,348	18,411	181,516	284,735	216	12,541	185,061	25,975	4,428,443
Additions	81,377	-	-	-	-	-	-	-	-	358	81,735
Business combinations (Note 30)	813	18,944	-	-	-	30	-	-	-	-	19,787
Write-offs	(177)	-	-	-	-	-	-	-	-	-	(177)
Write-off in the formation of joint venture (Note 13)	(11,758)	-	-	-	-	-	-	-	-	-	(11,758)
Transfers	39,582	-	-	(288)	-	-	-	-	-	26,003	65,297
Effect of foreign currency translation and other	2,949	-	-	-	-	-	-	-	-	3,072	6,021
March 31, 2020	679,157	2,640,213	532,348	18,123	181,516	284,765	216	12,541	185,061	55,408	4,589,348
Accumulated amortization:
March 31, 2019	(369,236)	(431,380)	(422,955)	(18,411)	(101,914)	(10,235)	(216)	(12,541)	(72,337)	(20,989)	(1,460,214)
Amortization in the year	(52,566)	-	(52,504)	555	(7,767)	(22,254)	-	-	(18,513)	(65)	(153,114)
Write-offs	164	-	-	-	-	-	-	-	-	-	164
Business combinations (Note 30)	(582)	-	-	-	-	-	-	-	-	-	(582)
Write-off in the formation of joint venture (Note 13)	830	-	-	-	-	-	-	-	-	-	830
Transfers	(166)	-	-	-	288	-	-	-	-	-	122
Effect of foreign currency translation and other	(399)	-	-	-	-	-	-	-	-	-	(399)
March 31, 2020	(421,955)	(431,380)	(475,459)	(17,856)	(109,393)	(32,489)	(216)	(12,541)	(90,850)	(21,054)	(1,613,193)

Net residual value:
March 31, 2020	257,202	2,208,833	56,889	267	72,123	252,276	-	-	94,211	34,354	2,976,155
March 31, 2019	197,135	2,189,889	109,393	-	79,602	274,500	-	-	112,724	4,986	2,968,229

(1)             Refers to net transfer from Property, plant and equipment.

58

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

Goodwill

This refers to goodwill paid for expected future profitability, amortized on a straight-line basis until March 31, 2009, after which, as required by IAS 38 (CPC 04) - Intangible assets, they are no longer amortized. As of March 31, 2021 and 2020, balance of goodwill is as follows:

	2021	2020

On acquisition of Costa Rica Canavieira Ltda.	57,169	57,169
On acquisition of Cerrado Açúcar e Álcool S.A.	24,660	24,660
On acquisition of RESA (antiga Cosan S.A. Açúcar e Álcool)	558	558
On acquisition of Univalem S.A. Açúcar e Álcool	5,018	5,018
On acquisition of Usina Açucareira Bom Retiro S.A.	81,575	81,575
On acquisition of Usina Benálcool	149,247	149,247
On acquisition of Usina Santa Luíza	42,348	42,348
On acquisition of Usina Zanin Açúcar e Álcool	98,380	98,380
On acquisition of Vertical	4,313	4,313
On acquisition of Corona Group	380,003	380,003
On acquisition of Destivale Group	42,494	42,494
On acquisition of Mundial Group	87,435	87,435
On acquisition of FBA - Franco Brasileira S.A. Açúcar e Álcool	4,407	4,407
On merger of Curupay S.A. Participações	109,841	109,841
On payment of capital at Mundial	14,800	14,800
On acquisition of Santa Cândida and Paraíso Mills	431,272	431,272
On acquisition of RWXE	8,430	8,430
On acquisition of Ryballa	5,400	5,400
Total RESA	1,547,350	1,547,350
On acquisition of Latina	70,432	70,432
On acquisition of Raízen Argentina	340,434	221,898
On the business combination of Cosan Combustíveis Lubrificantes S.A.	348,103	348,103
Other	21,050	21,050
Total RCSA	780,019	661,483
Total combined consolidated	2,327,369	2,208,833

Impairment analysis for cash generating units containing goodwill

The Group tests the recoverable amount of goodwill at least annually.

At RCSA, management uses the value in use method to determine the recoverable amount, which is based on the projection of the discounted cash flows expected from the cash-generating units (CGU) determined by management based on the budgets that consider the assumptions related to the CGUs situated in Brasil and Argentina.

59

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

The discounted cash flows were prepared for a 5-year period and carried at perpetuity without considering the actual growth rate, based on past performance and expected market development. Cash flows arising from the continued use of related assets are adjusted for specific risks and use the pre-tax discount rate, calculated at 5.39% per year (5.12% in 2020).

Significant assumptions used were prices based on the market expectation, estimated growth rates for the business sector and extrapolations of growth rates based on the Brazilian and Argentina Gross Domestic Product (GDP). The entire future cash flow was discounted at rates that reflect specific risks related to the relevant assets in each cash-generating unit.

RESA tests at least annually the recoverable amount of goodwill that is allocated to the identified Cash-Generating Units.

RESA uses the value in use method to determine the recoverable amount, which is based on the projection of the discounted cash flows expected from the cash-generating units determined by management based on the budgets that take into account the assumptions related to each CGU, using information available in the market and previous performances. The discounted cash flows were prepared for a period of 20 years, in accordance with a reasonable time to recover the assets related to the activities of RESA's economic sector. No real growth rate was considered in the year of the cash flow or in perpetuity, based on past performance and expectations for market development. The discount rate used was 5.39% per year (5.12% as of March 31, 2020).

The main assumptions used for RESA were expected price of sales of commodities over the long term, productivity in agricultural areas, performance of Total Recoverable Sugar (“TRS”), and operating and administrative costs. The entire cash flow was discounted at rates that reflect specific risks related to the relevant assets in each cash-generating unit.

As a result of the annual impairment tests, no significant losses were recognized in the years ended March 31, 2021, 2020 and 2019. The determination of the recoverability of assets depends on certain key assumptions as described above, which are influenced by the market, technological and economic conditions prevailing when such test is carried out and, therefore, it is not possible to determine whether impairment losses will occur in the future and, in the event they occur, if they will be material.

60

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

16. Suppliers

	2021	2020
Suppliers - agreement (i)	6,634,383	5,837,811
Suppliers of materials and services (ii)	2,752,368	2,938,447
Oil products suppliers (iii)	893,039	1,029,535
Ethanol suppliers	463,003	304,492
Sugarcane suppliers (iv)	168,379	116,730
	10,911,172	10,227,015
Domestic (local currency)	7,532,774	4,087,542
Abroad (foreign currency) (Note 27.d)	3,378,398	6,139,473
	10,911,172	10,227,015

(i)	The Group has agreements related to payments with financial institutions ("Agreements") through which certain suppliers may anticipate their receivables related to products and services provided to the Group, directly with financial institutions. Under such Agreements, the supplier elects whether to anticipate the receivables and the financial institutions decide whether or not to acquire said credits, without interference from the Group. The use of the Agreements does not imply any change in the notes issued by the suppliers, maintaining the conditions regarding the original amounts and payment terms, which is between 60 and 90 days, on average, falling within the Group's recurring operational cycle.
(ii)	Balance payable to suppliers of materials and services refers to acquisitions of machinery and equipment for the manufacturing facilities of the mills, distribution bases and own reseller gas stations, as well as various services contracted.
(iii)	The balances payable to suppliers of ethanol, oil and oil by-products refer to credit purchases made by the Group.
(iv)	The sugarcane harvest period, which usually takes place between April and December of each year, generally has a direct impact on the balance with sugarcane suppliers and the respective cutting, loading and transportation services.

61

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

17. Leases

(a)           Rights of use

	Land	Properties	Aircraft, vehicles, and vessels	Machinery and equipment	Manufacturing facilities	Total
Cost or valuation:
March 31, 2020	5,057,803	272,679	761,154	123,799	89,352	6,304,787
Additions	693,595	106,860	3,775	185,190	-	989,420
Write-offs	(198,333)	(34,972)	(1,811)	(11,558)	-	(246,674)
Remeasurements (1)	950,929	81,340	52,189	101,429	7,971	1,193,858
Effect of foreign currency translation and other	22,345	10,791	49,948	-	-	83,084
March 31, 2021	6,526,339	436,698	865,255	398,860	97,323	8,324,475
Accumulated amortization:
March 31, 2020	(827,819)	(99,297)	(228,916)	(43,527)	(5,832)	(1,205,391)
Amortization in the year	(924,431)	(141,988)	(221,337)	(59,116)	(6,054)	(1,352,926)
Write-offs	8,302	7,721	47	-	-	16,070
Effect of foreign currency translation and other	(3,468)	(7,791)	(25,342)	-	-	(36,601)
March 31, 2021	(1,747,416)	(241,355)	(475,548)	(102,643)	(11,886)	(2,578,848)

Net residual value:
March 31, 2021	4,778,923	195,343	389,707	296,217	85,437	5,745,627
March 31, 2020	4,229,984	173,382	532,238	80,272	83,520	5,099,396

	Land	Properties	Aircraft, vehicles, and vessels	Machinery and equipment	Manufacturing facilities	Total
Cost or valuation
March 31, 2019	-	-	-	-	-	-
First-time adoption of IFRS 16 (CPC 06 (R2))	3,582,128	209,420	435,474	173,589	84,012	4,484,623
April 1, 2019	3,582,128	209,420	435,474	173,589	84,012	4,484,623
Additions	936,280	63,226	220,897	75,330	-	1,295,733
Write-offs	(121,481)	(23,995)	(77,750)	(86,013)	-	(309,239)
Remeasurements (1)	609,565	6,816	50,205	(39,107)	5,340	632,819
Write-off in the formation of joint venture (Note 13)	-	-	(755)	-	-	(755)
Business combinations (Note 30)	-	111	-	-	-	111
Effect of foreign currency translation and other	51,311	17,101	133,083	-	-	201,495
Closing balance	5,057,803	272,679	761,154	123,799	89,352	6,304,787
Amortization
March 31, 2019	-	-	-	-	-	-
Amortization in the year	(822,788)	(87,893)	(194,283)	(42,293)	(5,832)	(1,153,089)
Write-offs	-	207	304	231	-	742
Write-off in the formation of joint venture (Note 13)	-	-	233	-	-	233
Business combinations (Note 30)	-	(87)	-	-	-	(87)
Transfers	-	(77)	-	77	-	-
Effect of foreign currency translation and other	(5,031)	(11,447)	(35,170)	(1,542)	-	(53,190)
Closing balance	(827,819)	(99,297)	(228,916)	(43,527)	(5,832)	(1,205,391)
Net residual value	4,229,984	173,382	532,238	80,272	83,520	5,099,396

(1)         Remeasurements it is mainly related to the agriculture lease and partnership contracts (CONSECANA’s index variation).

62

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

We present below the weighted average amortization rates by class of right of use as of March 31, 2021 and 2020:

Class	2021	2020
Land	17%	19%
Properties	31%	31%
Aircraft, vehicles and vessels	25%	36%
Machinery and equipment	25%	24%
Manufacturing facilities	7%	7%

 (b) Lease liabilities

As of March 31, 2021 and 2020, lease liabilities are as follows:

March 31, 2019	-
First-time adoption of IFRS 16 (CPC 06 (R2))	3,630,867
April 1, 2019	3,630,867
Additions	1,244,591
Write-offs	(291,247)
Payment	(1,114,229)
Interest	334,365
Transfers	(47,554)
Remeasurements (1)	517,142
Write-off in the formation of joint venture (Note 13)	(645)
Business combinations (Note 30)	34
Effect of foreign currency translation	138,424
March 31, 2020	4,411,748
Additions	952,461
Write-offs	(202,933)
Payment	(1,388,175)
Interest	372,466
Transfers	(22,304)
Remeasurements (1)	911,360
Effects of foreign currency translation	40,571
March 31, 2021	5,075,194
Domestic (local currency)	4,683,945
Abroad (foreign currency) (Note 27.d)	391,249
5,075,194
Current	(1,150,239)
Non-current	3,924,955

(1)	Updating of the restatement index, substantially composed of the variation in the price of CONSECANA applied to lease and sharecropping agreements.

The weighted average incremental rate applied to the Group’s lease liabilities as of March 31, 2021 was 8.39% per year (8.6% as of March 31, 2020).

63

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

As of March 31, 2021, the maturity of lease liabilities of third parties and related parties (Note 11.a.5) is as follows:

Years	Present value	Future value
2021	1,271,599	1,495,414
2022	1,084,481	1,377,928
2023	872,670	1,107,733
2024	690,020	866,536
2025	544,518	674,666
2026	441,052	540,923
2027	270,563	342,289
2028	206,417	261,831
2029	147,016	189,273
After 2029	480,575	646,169
Total	6,008,911	7,502,762

64

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise indicated

18. Loans and financing

Purpose	Final maturity	Index	Annual effective average interest rate (1)		Total
			2021	2020	2021	2020
Debt classification per currency:
Denominated in Brazilian real (R$)					9,256,232	9,624,179
Denominated in US dollar (US$) and euro (€) (Note 27.d)					15,245,867	15,736,428
					-
					24,502,099	25,360,607
Debt type (2):					-
BNDES	March/24	URTJLP	5.23%	6.25%	4,139	10,536
BNDES	December/30	Fixed rate	3.61%	3.59%	272,276	384,006
BNDES	April/24	UMBND	5.07%	6.67%	29,298	37,684
BNDES	December/38	IPCA	9.37%	7.36%	145,968	128,956
Pre-export financing	October/25	US dollar (US$) + Libor	1.51%	2.93%	8,415,018	8,723,426
Pre-export financing	-	Dollar (US$) + fixed rate	-	3.74%	-	1,051,686
Term Loan Agreement	April/24	US dollar (US$) + Libor	1.24%	2.95%	1,150,629	1,051,523
Debentures	June/30	IPCA + interest	8.88%	7.06%	1,135,949	1,115,357
Advances on Exchange Contracts (“ACC”)	-	Dollar (US$) + fixed rate	-	1.71%	-	880,423
Working capital	-	CDI	-	4.41%	-	33,458
Working capital	-	FED	-	0.83%	-	16,645
Senior Notes Due 2027	January/27	Dollar (US$)	5.30%	5.30%	4,543,144	2,965,837
Resolution No. 2471 (PESA)	April/23	IGP-M	18.06%	7.53%	30,708	328,965
Resolution No. 2471 (PESA)	October/25	Fixed rate	3.00%	3.00%	38	46
Credit notes	-	CDI	-	3.91%	-	84,941
Finame/Lease	January/25	Fixed rate	6.62%	6.64%	41,130	57,571
Finame/Lease	-	URTJLP	-	8.29%	-	45
Agribusiness Receivables Certificate (“CRA”)	July/29	CDI	1.86%	3.57%	2,926,191	2,947,187
Agribusiness Receivables Certificate (CRA)	June/30	IPCA	9.79%	7.33%	3,607,866	2,389,708
Study and Project Financing Institution (“Finep”)	November/22	Dollar (US$) + fixed rate	5.00%	5.00%	55,174	88,278
Loan 4131	-	Dollar (US$) + fixed rate	-	4.34%	-	54,778
Schuldschein	October/21	Euro (€) + fixed rate	2.88%	2.88%	447,457	382,920
Schuldschein	September/22	Euribor	1.63%	1.79%	689,619	609,190
Rural financial product note (“CPR-F”)	November/29	CDI	3.03%	4.35%	1,007,495	2,017,441
					24,502,099	25,360,607
Expenses incurred with the placement of the securities:
Agribusiness Receivables Certificate (CRA)					(35,366)	(15,590)
CPR-F					(11,141)	(12,426)
Senior Notes Due 2027					(4,560)	(2,074)
Debentures					(4,670)	(180)
Other					(1,889)	(2,967)
					(57,626)	(33,237)
					-
					24,444,473	25,327,370
					-
Current					(2,222,350)	(5,334,083)
					-
Non-current					22,222,123	19,993,287

(1)	The annual effective interest rate corresponds to the contract fee plus Libor (London InterBank Offered Rate), Euribor (European Interbank Offered Rate), URTJLP, IGP-M, UMBND, IPCA and CDI, where applicable.
(2)	Loans and financing are generally guaranteed by promissory notes from the Group. In certain cases, they also have security interest, such as: i) credit rights arising from energy trading contracts (BNDES); ii) CTN (Note 10) and land mortgage (PESA); iii) property, plant and equipment; and iv) chattel mortgage of financed assets (Finame/PESA).

65

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

Installments falling due in the long term, less amortization of expenses with placement of securities, is as follows:

Years	2021
2022	3,006,796
2023	3,054,318
2024	4,403,400
2025	2,803,639
2026	4,750,763
2027	1,318,441
2028	1,262,125
After 2028	1,622,641
22,222,123

The Group’s loans and financing are detailed below:

(a)           Pre-export financing and Committed Back-up Credit Facility

In 2015 and 2020, the Group entered into pre-export financing agreements with various financial institutions for financing for future export of products, including the full withdrawal made on April 29, 2019 of the remaining amount of US$ 300,000 thousand, equivalent to R$ 1,175,265 on that date, from the Committed Back-up Credit Facility that RCSA held with a syndicate of international banks. These contracts mature up to 2025.

During the year ended March 31, 2021, RCSA entered into a pre-export financing agreement with a bank syndicate, whose credit facility limit is US$ 380,000 thousand, with a withdrawal deadline on September 30, 2021. Until the annual financial statement date, the withdrawal had not been made.

RESA has a Revolving Credit Facility with its shareholders.

(b)          Agribusiness Receivables Certificate (CRA)

As of March 31, 2021, the agreements payable are as follows:

Taken out in	Company	Issuer	Issue	Series	Maturity	Principal
Oct/14	RESA	Gaia Agro Securitizadora S.A. (1)	10th	2nd	Dec/21	101,987
Jun/15	RESA	Gaia Agro Securitizadora S.A.	14th	Single	Jun/21	675,000
May/16	RESA	RB Capital Companhia de Securitização	1st	3rd	May/22	465,706
May/16	RESA	RB Capital Companhia de Securitização (1)	1st	4th	May/23	209,294
May/17	RESA	RB Capital Companhia de Securitização	1st	6th	Apr/23	738,814
May/17	RESA	RB Capital Companhia de Securitização (1)	1st	7th	Apr/24	230,877
Dec/17	RCSA	RB Capital Companhia de Securitização	1st	11th	Dec/23	501,489
Dec/17	RCSA	RB Capital Companhia de Securitização (1)	1st	12th	Dec/24	204,024
Mar/19	RESA	RB Capital Companhia de Securitização	6th	1st	Mar/25	300,000
Mar/19	RESA	RB Capital Companhia de Securitização (1)	6th	2nd	Mar/26	600,000
Jul/19	RESA	True Securitizadora S.A.	6th	1st	Jul/29	228,190
Jul/19	RESA	True Securitizadora S.A.	6th	2nd	Jul/29	787,658
Jun-20	RESA	True Securitizadora S.A.	8th	2nd	Jun-27	352,426
Jun-20	RESA	True Securitizadora S.A.	8th	2nd	Jun-30	728,056

(1)	Funding expenses were partially written off in the Group's statement of income given that some of them, with linked swaps, had been designated at fair value through profit or loss.

66

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

The funds raised were used in the activities carried out by the Group, substantially related to agribusiness, in the ordinary course of business, which include operations, investments and financing needs related to production, sale, processing or industrial manufacturing of agricultural products or inputs or of machinery and implements used in the agricultural activity.

(c)           Senior Notes Due 2027

Taken out in	Issuer	Maturity	US$
Jan-17	Capital market	Jan-27	500,000
Jul-20	Capital market	Jan-27	225,000

On July 7, 2020, Raízen Fuels Finance, a subsidiary of Raízen Energia, issued Senior Notes in the international market, totaling the principal amount of US$ 225,000 thousand, with payment of half-yearly interest in July each year and principal in 2027.

(d)          Rural Product Note (CPR)

In the year ended March 31, 2021, RESA contracted CPRs, as detailed below:

Taken out in	Bank	Maturity	Principal
Nov/19	Banco Bradesco S.A.	Nov/29	750,000
Dec/19	Banco Bradesco S.A.	Nov/29	250,000
Dec/19 (*)	Banco Bradesco S.A.	Sep/20	800,000
Mar/20 (*)	Banco Bradesco S.A.	Sep/20	200,000

(*)  Fully paid in the year ended March 31, 2021.

The funds raised will be used for preparation of the soil, plantation and sugarcane treatments.

(e)           Schuldschein

As of March 31, 2021, the agreements payable by RESA are as follows:

				Amount
Taken out in	Bank	Annual average effective interest rate	Maturity	R$	€
Oct/14	Citibank, N.A. London branch	2.88% p.y + Euro €	Oct/21	201,043	66,000
Jan/15	Citibank, N.A. London branch	1.69% p.y + Euro €	Jan/22	121,052	40,000
Sep/15	Citibank, N.A. London branch	1.99% p.y + Euro €	Sep/22	264,164	60,000

(f)            Debentures

In June 2020, the Brazilian SEC (“CVM”) granted RESA registration for its fifth (5th) Public Issue of Unsecured Debentures through which 169,518 single-series non-privileged unsecured nonconvertible debentures were issued, at the nominal value of R$ 1,000.00 (one thousand reais), totaling R$ 169,518.

67

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

In November 2019, the CVM granted RESA registration for its fourth (4th) Public Issue of Unsecured Debentures through which 900,000 single-series non-privileged unsecured nonconvertible debentures were issued, at the nominal value of R$ 1,000.00 (one thousand reais), totaling R$ 900,000.

	Index	Principal	Receipt date	Maturity
4th series	IPCA	900,000	28/11/2019	16/11/2029
5th series	IPCA	169,518	15/06/2020	15/06/2030

(g)           Advances on Exchange Contracts (ACC)

As of March 31, 2021, the agreements payable by RESA are as follows:

			Amount
Taken out in	Annual average effective interest rate	Maturity	R$	US$
Mar-20	Fixed rate	Sep-20	399,633	79,250
Apr-20 (1)	Fixed rate	Apr-21	126,530	25,000
Sep-20	Fixed rate	Mar-21	424,521	90,000
Oct-20	Fixed rate	Jan-21	111,758	20,000
Nov-20	Fixed rate	Feb-21	199,585	37,000
Nov-20	Fixed rate	Feb-21	108,234	20,000

(1) In March 2021, RESA settled this agreement in advance.

(h)          BNDES

These refer to funds raised by the Group intended to finance cogeneration, investments in fuel terminals, and greenfield and brownfield projects for renovation and implementation of new sugarcane fields (Prorenova) and construction of the mill for production of E2G.

As of March 31, 2021, the Raízen Group has unused lines of credit available from the Brazilian Development Bank (BNDES), in the amount of R$ 72,494 (R$ 216,474 in 2020). The use of these lines of credit is subject to the fulfillment of certain contractual conditions.

(i)            PESA – Resolution No. 2471

In the period from 1998 to 2000, RESA renegotiated its debts related to financing for agricultural costing with various financial institutions, reducing the financial cost to annual interest rates below 7.53%, guaranteeing repayment of the debt with assignment and transfer of National Treasury Certificates (CTN), redeemable upon settlement of the debt, taking advantage of the incentive granted by Central Bank Resolution No. 2471, of February 26, 1998. Said debt is settled upon redemption of the CTNs and compliance with contractual provisions.

In the year ended March 31, 2021, RESA offset the PESA contracts in the amount of R$ 357,185 (R$ 271,844 in 2020) through redemptions of CTN.

68

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(j)            Credit notes

The credit notes were settled through exports made during the year ended March 31, 2021.

(k)          Finame

These refer to machinery and equipment financing transactions, intermediated by several financial institutions and are intended for investments in property, plant and equipment. Such financing agreements are paid monthly, guaranteed by chattel mortgage of the financed items.

(l)            Covenants

The Group is not subject to compliance with financial ratios, but to certain covenants in the loan and financing agreements, such as cross-default and negative pledge, which are being met in accordance with contractual requirements. All restrictive clauses referring to loans, financing and debentures are in compliance by the Company and its subsidiaries as of March 31, 2021.

(m)         Fair value

As of March 31, 2021 and 2020, the carrying amount and fair value of the loans are as follows:

	Amount raised, restated		Fair value (1)		Finance income (loss)
Type	2021	2020	2021	2020	2021	2020	2019
Export prepayments	7,531,743	8,417,336	7,558,452	8,473,101	29,056	26,308	(82,586)
Term Loan Agreement	1,139,970	1,088,770	1,150,629	1,099,825	397	(1,248)	(5,810)
Senior Notes Due 2027	4,215,909	2,754,881	4,543,144	3,094,581	12,465	(244,817)	(122,158)
Schuldschein	1,117,538	992,495	1,137,080	1,028,186	16,149	(61)	8,980
Certificate of Agribusiness Receivables (CRA)	3,179,172	2,324,909	3,227,029	2,383,604	10,837	(46,966)	(11,729)
Debentures	982,993	930,273	952,566	893,415	(6,431)	36,858
Loan 4131	-	56,666	-	57,356	690	(43)	-
	18,167,325	16,565,330	18,568,900	17,030,068	63,163	(229,969)	(213,303)

(1)	Includes a fair value assessment balance on March 31, 2021 and 2020 amounting to R$ 401,575 and R$ 464,738, respectively.

Other loans and financing have no quoted value, but the fair value substantially approximates their carrying amount, due to exposure to variable interest rates and the immaterial changes in the Group’s credit risk, which can be obtained by comparing quoted papers as shown above.

(n)          Other information

Revolving Credit Facility

Raízen Fuels, a wholly owned subsidiary of Raízen Energia, has a revolving credit facility in the total amount of US$ 300,000 thousand, which had not been used until the closing date of these combined consolidated financial statements, as follows:

69

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

Beneficiary	Institution	Amount in US$	Maturity
Raízen Fuels	Syndicate of banks	300,000	April 2024

In addition, the Group has a Revolving Credit Facility with its shareholders, in the amount of US$ 700,000 (Note 11.d), totaling US$ 1,000,000 thousand.

19. Income tax and social contribution:

  Reconciliation of income and social contribution tax expenses

	2021	2020	2019
Income before income tax and social contribution	2,206,643	3,461,517	2,777,134
Income tax and social contribution at nominal rate (34%)	(750,259)	(1,176,916)	(944,225)
Adjustments to calculate the effective rate:
Interest on own capital	50,055	51,498	65,416
Equity income, except amortization of surplus value (Note 13)	(22,550)	(3,192)	10,536
Capital gain on dilution of ownership interest (Note 13)	-	81,780	-
Difference between deemed income and taxable income rates	34,295	10,987	78,826
Government grants	-	-	85,224
Other	28,657	(29,957)	162,204
Income tax and social contribution expenses	(659,802)	(1,065,800)	(542,019)
Effective rate	29.9%	30.8%	19.5%

(a)           Income tax and social contribution recoverable (current and non-current):

	2021	2020
IRPJ	549,020	750,114
CSLL	117,576	235,473
Tax credits of entity abroad	6,000	334,904
	672,596	1,320,491
Current assets	(346,563)	(778,694)
Non-current assets	326,033	541,797

(b)          Income tax and social contribution payable (current)

	2021	2020
IRPJ	127,778	50,723
CSLL	27,037	11,569
Tax debts of entity abroad	80,094	166,802
	234,909	229,094

70

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(c)           Deferred income and social contribution tax assets and liabilities:

				2021	2020
Assets/(liabilities)	Basis	IRPJ 25%	CSLL 9%	Total	Total
Tax losses	5,157,524	1,289,381	-	1,289,381	813,054
Negative basis for social contribution	4,927,222	-	443,450	443,450	292,699
Tax losses of foreign entities and other	44,228	11,057	-	11,057	72,896
Temporary differences:
Net exchange variation	4,962,244	1,240,561	446,602	1,687,163	1,529,331
Estimated loss for goodwill write-off	166,656	41,664	14,999	56,663	56,663
Remuneration and employee benefits	368,765	92,192	33,189	125,381	117,486
Lease liability and right of use	469,385	117,346	42,245	159,591	76,521
Fair value of inventories	-	-	-	-	67,035
Provisions for legal disputes	1,061,538	265,385	95,538	360,923	308,565
Provisions and other temporary differences	1,505,463	376,367	135,780	512,147	476,623
Total deferred tax assets		3,433,953	1,211,803	4,645,756	3,810,873
Amortized tax goodwill	(1,995,282)	(498,821)	(179,575)	(678,396)	(651,092)
Refund of ICMS	(255,397)	(63,849)	(22,986)	(86,835)	(85,235)
Result unrealized with derivatives	(2,078,903)	(519,726)	(187,101)	(706,827)	(1,442,972)
Property, plant and equipment assets’ useful life review	(2,325,679)	(581,420)	(209,311)	(790,731)	(710,497)
Fair value of inventories	(47,779)	(11,945)	(4,300)	(16,245)	-
Revaluation of property, plant and equipment	(1,960,712)	(490,178)	(176,464)	(666,642)	(700,591)
Fair value of assets from contracts with clients	(193,569)	(48,395)	(17,422)	(65,817)	(72,086)
Fair value of property, plant and equipment items, intangible assets and others	(1.284,424)	(321,105)	(115,599)	(436,704)	(339,199)
Capital gain	(328,182)	(82,046)	(29,536)	(111,582)	(115,475)
Fair value in the formation of the joint venture	(511,000)	(127,750)	(45,990)	(173,740)	(178,963)
Capitalized borrowing loans	(283,179)	(70,794)	(25,487)	(96,281)	(93,376)
Biological assets	(591,971)	(147,993)	(53,277)	(201,270)	(44,665)
Total deferred tax liabilities		(2,964,022)	(1,067,048)	(4,031,070)	(4,434,151)
Total deferred taxes		469,931	144,755	614,686	(623,278)
Deferred taxes - Assets, net				2,412,174	1,279,947
Deferred taxes - Liabilities, net				(1,797,488)	(1,903,225)
Total deferred taxes				614,686	(623,278)

(d.1)  Changes in deferred taxes, net:

	2021	2020	2019
Balance at the beginning of the year	(623,278)	(1,063,273)	(293,871)
Initial adoption of IFRS 9 (CPC 48)	-	-	1,175
Adjusted opening balance	(623,278)	(1,063,273)	(292,696)
Credit in income (loss)	804,802	279,992	6,226
Deferred taxes on other comprehensive income	643,605	238,415	161,916
Use of income tax and social contribution losses for settlement of Refis	(13,794)	-	-
Business combinations (Note 30)	-	69,588	(967,418)
Derecognition upon formation of the joint venture (Note 13)	-	(1,164)	-
Write-off due to disposal of subsidiary	-	22,931	-
Effect of foreign currency translation and other	(196,649)	(169,767)	28,699
Balance at the end of the year	614,686	(623,278)	(1,063,273)

71

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(d.2)  Realization of deferred tax assets:

In assessing the ability to recover deferred taxes, management takes into consideration projections of future taxable profit and changes in temporary differences. Deferred tax assets are recognized only when it is probable that they will be used in the future. There is no expiration date for the use of the income and social contribution tax loss balances, however the use of the tax loss carryforward is limited to 30% of annual taxable profits.

At March 31, 2020, the Group expects to realize deferred tax assets in certain entities, including income and social contribution tax loss carryforwards and temporary differences, as follows:

Years	Total
2022	645,904
2023	316,856
2024	538,364
2025	832,475
From 2025 onwards	2,312,157
Total	4,645,756

20. Legal disputes and judicial deposits

Breakdown of legal disputes considered as probable loss

As of March 31, 2021 and 2020, the balances of the claims to be reimbursed and the non-refundable claims to shareholders, within the scope of the Group’s organization process (Note 11.a) are as follows:

	2021	2020
Tax	816,879	850,656
Civil	271,338	240,096
Labor	422,128	398,498
Environmental	65,466	69,633
	1,575,811	1,558,883
Non-reimbursable legal disputes	476,891	428,374
Reimbursable legal disputes	1,098,920	1,130,509
	1,575,811	1,558,883

When the Group was setup it was agreed that Cosan and Shell would reimburse the Group for legal disputes that were ongoing or originated before its formation, thus, the Group should reimburse Cosan and Shell regarding the judicial deposits made on the date before its formation.

72

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

As of March 31, 2021 and 2020, the balances of deposits refundable and non-refundable to shareholders, within the scope of the Group’s organization process (Note 11.a), are as follows:

	2021	2020
Tax	337,309	314,570
Civil	69,973	35,273
Labor	114,345	121,910
	521,627	471,753
Own judicial deposits	239,540	226,040
Refundable judicial deposits	282,087	245,713
	521,627	471,753

(i)            Non-reimbursable legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2020	60,123	20,429	307,393	40,429	428,374
	-		-
Provisioned for the year (a)	7,921	25,875	125,695	(7,669)	151,822
Write-offs/reversals (a)	(6,741)	(10,216)	(99,405)	(1,672)	(118,034)
Payments	(43)	(2,179)	(46,915)	(3,725)	(52,862)
Monetary and foreign exchange adjustments (b)	3,223	12,751	48,915	478	65,367
Effect of foreign currency translation and other	(551)	501	(9)	2,283	2,224
March 31, 2021	63,932	47,161	335,674	30,124	476,891

(a)	Recognized in the statement of income (loss) for the year under Sales taxes, General and administrative expenses, and Other operating expenses, except for the monetary restatement reversals, recognized in Finance income (loss).
(b)	Recorded in income (loss) for the year heading “Finance income (loss)”.

(ii)          Reimbursable lawsuits (1)

	Tax	Civil	Labor	Environmental	Total
March 31, 2020	790,533	219,667	91,105	29,204	1,130,509
Provisioned for the year	13,358	23,889	13,665	9,976	60,888
Write-offs/reversals	(80,836)	(56,358)	(21,769)	(1,024)	(159,987)
Payments	-	(2,958)	(8,971)	(3,866)	(15,795)
Monetary and foreign exchange adjustments	29,892	39,024	12,424	1,052	82,392
Effect of foreign currency translation and other	-	913	-	-	913
March 31, 2021	752,947	224,177	86,454	35,342	1,098,920

(1)	The movement does not have and will never have an effect on the result, due to the Group's right to reimbursement.
73

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(iii)        Total legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2020	850,656	240,096	398,498	69,633	1,558,883
Provisioned for the year	21,279	49,764	139,360	2,307	212,710
Write-offs/reversals	(87,577)	(66,574)	(121,174)	(2,696)	(278,021)
Payments	(43)	(5,137)	(55,886)	(7,591)	(68,657)
Monetary and foreign exchange adjustments	33,115	51,775	61,339	1,530	147,759
Effect of foreign currency translation and other	(551)	1,414	(9)	2,283	3,137
March 31, 2021	816,879	271,338	422,128	65,466	1,575,811

(a)           Tax

	2021	2020
INSS	5,451	5,315
ICMS	496,644	491,977
IPI	132,233	130,896
PIS and COFINS	58,947	58,589
Lawyers’ fees	31,948	73,239
Income tax and Social Contribution (IRPJ and CSLL)	80,178	78,352
Other	11,478	12,288
	816,879	850,656
Non-reimbursable legal disputes	63,932	60,123
Reimbursable legal disputes	752,947	790,533
	816,879	850,656

(1)           ICMS

The amount recorded as a provision for ICMS credits is represented by: (a) tax assessments received that, despite being defended, are assessed as probable loss by the Company’s legal advisors; (b) use of finance credits and charges in matters on which understanding of the Group management and tax advisors differ from tax authorities’ interpretations, (c) questioning of the breach of accessory obligation (CAT Ordinance) in the period from January 2001 to December 2004, related to the methodology for calculating ICMS credits in the state of São Paulo, in the restated amount of R$ 118,115 (R$ 115,514 in 2019); and (d) ICMS credits on interstate operations after Law No. 87/96 of the states of Minas Gerais and Amazonas, comprising the period from 1996 to 2012, and referring to fuels purchased from Petrobras and resold by means of interstate transactions (exempt from ICMS tax), for which a provision was recorded in the restated amount of R$ 291,168 (R$ 278,992 in 2020), since Shell was awarded an unfavorable decision in the higher court.

74

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(2)           IPI

The amount recorded as a provision for IPI credits is represented by:  (a) tax assessment notice received referring to imported goods and other notices; (b) offset of credits deriving from inputs used in exempt shipment; and (c) IPI Seletividade, a matter recently judged by the Federal Supreme Court of Brazil (“STF”), under General Resonance (RE No. 592145, matter 080) unfavorably to the taxpayer.

(3)           PIS and COFINS

The amount recorded as a provision for PIS and COFINS credits is represented by: (a) contribution from 1997 to 1999 referring to merger of company; and (b) IPI credits used to offset PIS and COFINS deriving from inputs used in exempt shipments.

(4)           Lawyers’ fees

The Group engages law firms to defend it in civil, tax and labor lawsuits.   Certain contracts provide for attorneys’ fees as a percentage on successful lawsuit value.  The Group records a provision for amounts payable to law firms referring to lawsuits whose likelihood of loss is assessed as remote or after legal decisions in lower court for lawsuits whose likelihood of loss is assessed as possible.

(5)           IRPJ and CSLL

These refer to interlocutory decisions related to different offsets carried out by PER/DCOMP (E-Requests for Federal Tax Recovery, Refund or Offset) related to IPI credits used to offset IRPJ and CSLL.  Said offset stopped being approved because a tax assessment notice was issued to stop recognition of credits based on the fact that, in the period from January 2008 to September 2010: (a) RCSA did not record and pay IPI owed at the rate of 8% on certain transactions classified in TIPI (table of IPI levy); and (b) RCSA did not reverse IPI credits referring to inputs used in the industrialization of certain products classified in TIPI, considering that shipment of such products are not taxed.

In the first item, the dispute occurs due to difference about classification of products as oil by-products and, in the second item, it occurs because authorities do not recognize the right to maintain IPI credits on shipment transactions that are exempt or not taxed.

75

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(b)           Civil, labor, and environmental

The Group is a party to several civil lawsuits related to (i) property and pain and suffering damages; (ii) contractual disputes; (iii) remediating environmental damage caused by fuel leakage; and (iv) contractual, real estate and credit recovery discussions, including discussions of contractual violations, possession of Group properties and recovery of amounts not paid by clients.

The Group is also a party to several labor claims filed by former employees and employees of service providers who question, among others, the payment of overtime, night shift and risk exposure premiums, job reinstatement, refund of deductions made in payroll such as confederative association dues, union dues and others.

The main environmental claims are related to environmental remediation work to be carried out at filling stations, distribution bases, airports and client distribution centers, which comprise removal of contaminated material, treatment of the area, laboratory analysis and post-remediation monitoring.

Legal disputes are considered as possible losses and, thus, no provision for legal disputes has been recognized in the combined consolidated financial statements

(a)           Tax

	2021	2020
ICMS	4,859,263	4,869,363
INSS	219,172	211,521
IPI	345,125	344,029
IRPJ and CSLL	3,878,012	3,561,628
PIS and COFINS	5,969,975	6,198,143
Offsets with IPI credit (IN) No. 67/98	137,976	136,871
MP No. 470 - Debt in installment payment	241,224	189,882
Other	1,227,685	1,062,653
	16,878,432	16,574,090
Non-reimbursable legal disputes	8,692,980	8,146,261
Reimbursable legal disputes	8,185,452	8,427,829
	16,878,432	16,574,090

76

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(1)           ICMS

Refers substantially to: (i) portion related to fine of the tax assessment notice served due to the alleged nonpayment of ICMS and noncompliance with accessory obligation, in an operation involving agricultural partnership and toll manufacturing, from May 2005 to March 2006 and May 2006 to March 2007; (ii) ICMS levied on shipping of crystallized sugar for export, which, according to the tax agent, is classified as semi-finished good and, under ICMS regulation, is subject to taxation; (iii) ICMS levied on alleged divergences in the sugar and ethanol inventories, arising from the comparison between the magnetic tax files and the Inventory Registration Books; (iv) tax assessment notices related to collection of the ICMS tax differential resulting from sales of ethanol intended to companies located in other states of the Country, which, based on a superseding rule, had their state registrations revoked; and (v) ICMS requirement resulting from disallowance of diesel oil credits used in the agro-industrial production process, with a defense filed for being essential to the Company's activities, based on article 155, paragraph 2, item I of the Federal Constitution and Supplementary Law No. 87/96; (vi) ICMS credits not reversed; (vii) lack of full reversal of ICMS-ST credits for ICMS tax substitution (ICMS-ST); (viii) noncompliance with accessory obligations; (ix) ICMS-ST requirement in interstate sales to industrial clients; (x) undue use of credits from Controls for ICMS tax Credits on permanent assets (“CIAP”); (xi) inventory difference; (xii) alleged undue use of credits related to ICMS-ST on diesel in the capacity of final consumer; (xiii) matching credit allegedly unduly taken; and (xiv) tax credits related to freight (transport services) allegedly unduly used since the subsequent operation is exempt or not taxed.

(2)           INSS

Possible legal disputes related to INSS involve mainly: (i) revision of the legal disputes linked to MPS/SRP Revenue Procedure No. 03/2005, from 2005 to 2011, which are now assessed as remote loss due to the probable recognition of laches term. MPS/SRP Revenue Procedure No. 03/2005 restricted the constitutional immunity of social security taxes on export revenue, and exports are now taxed through commercial exporting companies or trading companies; (ii) requirement of the contribution for purposes of the National Rural Learning Service (SENAR) on direct and indirect export operations, where the Brazilian IRS (“RFB”) understands that there is no right to constitutional immunity; and (iii) requirement of the social security tax on resale of goods in the domestic market and to third parties that are not included in the social security tax base calculation, which only applies to gross revenue resulting from the production effectively occurring in the facilities and not from purchased goods.

77

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(3)           IPI

RFB Regulatory Instruction No. 67/98 validated the procedure adopted by industrial facilities that shipped products without recording and paying IPI, related to operations with demerara, upper quality granulated sugar, special granulated sugar, extra special granulated sugar, and refined granulated sugar, carried out from July 6, 1995 to November 16, 1997, and with refined amorphous sugar carried out from January 14, 1992 to November 16, 1997. This standard was carried into effect in the respective proceedings brought by Brazilian Federal Revenue Service, whose likelihood of loss is classified as possible, according to the assessment of the Group’s legal advisors.

(4)           IRPJ, CSLL, PIS, COFINS and IOF

Main legal disputes refer to: (a) tax assessment notices on credit offsetting arising from the Semi-Annual PIS regime and offsets of federal taxes not approved by the Brazilian IRS (RFB), for which the Group has been challenging these collections at the proper levels; and (b) tax assessment notices for the collection of IRPJ and CSLL for the years 2011, 2012 and 2013, derived from the exclusion of income from amortization of goodwill on investments evaluated under the equity.  This goodwill was contributed by Cosan Lubrificantes e Especialidades S.A., formerly named Cosan Combustíveis e Lubrificantes S.A., to the RCSA, whose assessment was filed against it, relating to years 2009 to 2011. The Group presented an objection requesting full cancellation of the tax assessment notice issued; (c) disallowances of PIS and CONFINS credits, in the non-cumulative system, provided for in Law No. 10637/2002 and Law No. 10833/2003. These disallowances stem, in summary, from the restrictive interpretation of the RFB regarding the concept of "inputs", as well as different interpretations of the said laws. These challenges are still at the administrative level; (d) requests for reimbursement of PIS and COFINS in connection with offsetting proceedings. After presentation of the Protest Letter in March 2013, the DRJ (Judgment Office) determined the write-off of ongoing proceedings, so that PIS and COFINS credit rights referring to certain quarters from 2008 to 2009 are recalculated; (e) in the year ended March 31, 2020, the Brazilian IRS considered as “non-declared” the requests for reimbursement and/or offsetting of non-cumulative PIS and COFINS credits with different origins (Law No. 10637/02 and Law No. 10833/03) for the periods from 2014 to 2016, based on the argument that the credits are linked to a lawsuit that challenges the exclusion of ICMS from the PIS and COFINS tax base.  Because the understanding of the tax authorities is mistaken, the Group continues with the administrative discussion.  (f) tax assessment notices related to unconstitutionality of expansion of PIS and COFINS tax base brought by Law No. 9718/98, in which STF considered as unconstitutional; (g) tax assessment notices filed by the Brazilian IRS for the collection of IRPJ and CSLL from prior years relating to offsets of tax losses, deductibility of amortization expenses of certain goodwill and taxation of differences of revaluations of assets comprising property, plant and equipment ; (h) lawsuit in 2018, related to the disallowance of goodwill based on expected future profitability, deducted from the IRPJ and CSLL tax base for calendar years 2013 to 2016, in the amount of R$ 454,362. The defense was presented considering that the amortization of goodwill occurred under the terms of the applicable legislation (article 386 of RIR/99 and articles 7 and 8 of Law No. 9532/97); and (i) PIS and COFINS difference determined because of CIDE offset.  For tax authorities, such deduction could only have been made in the event of payment.

78

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(5)           Offsets with IPI credit –IN 67/98

RFB Regulatory Instruction Number 67/98 brought with it the possibility of a refund of IPI collected in the period from January 14, 1992, to November 16, 1997, on amorphous refined sugar. Accordingly, RESA, for the periods in which payment was made, it pleaded to offset amounts against other taxes due. However, the Federal Revenue Service dismissed requests for restitution as well as an offset. Thus, RESA administratively appealed against the dismissal.

After notification of payment of debts object to an offset in view of the changes introduced by IN SRF Number 210/02, RESA filed a writ of mandamus with an injunction request to suspend the enforceability of offset taxes, with the aim of impeding the Public Administration from executing these debts. The injunction was granted by the competent court.

(6)           MP 470 - Installment payment of debts

Federal Revenue Service partially rejected requests for payment of federal tax debts in installments made by RESA, with the argument that offered tax loss is not sufficient to settle respective debts. RESA and its legal advisors consider that the losses indicated existed and were available for such use.

(b)          Civil, labor, and environmental

	2021	2020
Civil	586,914	1,258,802
Labor	840,365	290,438
Environmental	204,651	53,794
	1,631,930	1,603,034
Non-reimbursable legal disputes	608,411	473,101
Reimbursable legal disputes	1,023,519	1,129,933
	1,631,930	1,603,034

21. Commitments

RESA and its subsidiaries have various purchase commitments for sugarcane with third parties in order to guarantee part of its production in subsequent harvests. The amount of sugarcane to be acquired is calculated based on the estimated amount per milled area based on their expected productivity where sugarcane plantations are located. The amount to be paid by RESA is determined at the end of each crop year, according to prices published by the CONSECANA (Council of Sugarcane, Sugar and Ethanol Producers in the São Paulo State – Brazil).

RCSA has fuel purchase agreements with third parties in order to secure part of its trading future, also has contracts for rail transportation, road, and ferry services, with the purpose of transporting fuel from the supply bases to the reseller stations, whose amount to be paid is determined according to the price agreed in the contract.

The Group has stockpiling service contracts for fuels with third parties, in accordance with logistics and storage objectives of fuels in certain regions.

RESA entered into agreement with Rumo group for the transportation and elevation of sugar exports

79

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

As of March 31, 2021, the volumes related to purchase commitments and service agreements by crop are as follows:

Years	Sugarcane (in tons)	Fuel (in cubic meters)	Transportation (in cubic meters)	Storage (in cubic meters)	Transportation and handling of sugar
2022	35,668,256	2,289,970	3,752,603	7,568,592	8,167,886
2023	32,950,672	-	1,077,803	4,297,410	-
2024	27,125,450	-	1,079,507	3,008,314	-
2025	22,585,345	-	954,309	2,661,690	-
From 2026 onwards	44,521,171	-	954,309	5,357,678	-
Total contracted volume	162,850,894	2,289,970	7,818,531	22,893,684	8,167,886
Total estimated payments (nominal value)	16,477,090	7,762,258	327,119	1,009,176	189,192
22. Equity

In the context of the combined consolidated financial statements, the accounts comprising equity (capital, capital reserve, income reserve, equity adjustments, among other) usually are not significant.  Therefore, the statements of changes in equity of this combined consolidated interim financial information include only two items named equity attributed to controlling interests and noncontrolling interests.

The information disclosed in this note derives from the individual and consolidated financial statements of RESA and RCSA.  Accordingly, as stated in Note 1.e, these combined consolidated financial statements of the Group do not represent the individual and consolidated annual financial statements of these entities.

(a)       Capital

a.1)  RESA

As of March 31, 2021 and 2020, capital amounts to R$ 6,516,354. This account is stated less the balance of redeemable preferred shares - financial instrument payable – in the amount of R$ 2,220 (R$ 3,745 in 2020), totaling R$ 6,514,134 (R$ 6,512,609 in 2020).

80

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

The fully subscribed and paid-in capital into shares is represented as follows:

	Shareholders (shares in units)
	Shell	Cosan Investimentos e Participações S.A (“CIP”) (1)	Cosan S.A.	Total
Common shares	3,621,641,599	3,621,641,599	-	7,243,283,198
Class A preferred shares	-	-	1	1
Class B preferred shares	-	-	133,242,457	133,242,457
Class D preferred shares	100,000	-	-	100,000
Total on March 31, 2021 and 2020	3,621,741,599	3,621,641,599	133,242,458	7,376,625,656

(1)            In June 2014, Cosan S.A. contributed all its common shares issued by RCSA to CIP.

Redeemable preferred shares

The tax benefits arising from NOL and GW dated before the incorporation of Raízen must be returned to the respective shareholders as RESA uses them to reduce the balances of its taxes payable.

For such refunds, Class B preferred shares were issued for Cosan and Class C and D for Shell, with the objective of remunerating them in the amount of the tax benefit used by RESA.

As of March 31, 2021, the balance of preferred shares (Class B) recorded in equity, under Capital, totals R$ 2,220 owned by Cosan (R$ 3,745 as of March 31, 2020).

a.2)  RCSA

As of March 31, 2021 and 2020, RCSA’s capital amounts to R$ 1,921,843.

	Shareholders (shares in units)
	Shell	CIP (1)	Total
Common shares	830,709,236	830,709,236	1,661,418,472
Class A preferred shares	1	-	1
Class D preferred shares	100,000	-	100,000
Class E preferred shares	81,897,057	-	81,897,057
Total at 31 and March 2021 and 2020	912,706,294	830,709,236	1,743,415,530

(1)            In June 2014, Cosan S.A. contributed all its common shares issued by RESA and by RCSA to CIP.

(b)          Capital reserves

Capital reserve

This corresponds substantially to the goodwill reserve arising from the portion of the share issue price with no par value that exceeded the amount allocated to the formation of share capital.  Said reserve can only be used for capital increase, absorption of losses that exceed retained earnings and income reserves, redemption, reimbursement or purchase of shares, or payment of cumulative dividends to preferred shareholders.

81

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

Goodwill special reserve

This arises from downstream mergers occurred in RESA, the goodwill of which is now deductible for income and social contribution tax purposes. Accordingly, RESA set up a special goodwill reserve in equity, as the effect at subsidiaries from downstream mergers, with a corresponding entry of deferred tax assets, equivalent to the tax benefit of 34% that will result from amortization of such goodwill.

(c)      Dividends and interest on own capital

The Group’s dividends are not distributed according to calculations of the combined consolidated financial statements, but individually by RESA and RCSA.

In accordance with the RESA and RCSA’ Articles of Incorporation, shareholders are entitled to mandatory minimum dividends of 1% on net income determined at the year end, adjusted in accordance with the Brazilian Corporation Law.

Individual calculations for the years ended March 31, 2021, 2020 and 2019 were determined as follows:

  RCSA

	2021	2020	2019
Net income (loss) for the year	996,486	2,056,092	1,654,266
Offset of losses, first-time adoption of IFRS and other	(2,729)	(6,446)	(2,575)
Dividends to Class D preferred shareholders	(1,726)	(729)	(1,498)
Economic grants	-	-	(41,568)
Ordinary dividend distribution calculation basis	992,031	2,048,917	1,608,625
Common shares
Minimum mandatory dividend – 1% (1)	(9,920)	(20,489)	(16,086)
(-) Interest on own capital (gross)	(147,219)	(151,463)	(192,400)
(-) Dividends paid in advance	-	(1,347,340)	(1,136,000)
Total provisioned dividends in the Parent Company	(1,726)	(729)	(1,498)
Remaining dividends and interest on own capital	(187,665)	(62,529)	(13,600)
Total at Parent Company	(189,391)	(63,258)	(15,098)
Dividends payable to non-controlling shareholders	(10,535)	(9,768)	(12,443)
Total in RCSA Consolidated	(199,926)	(73,026)	(27,541)

(1)	In the years ended March 31, 2021, 2020 and 2019, interest on own capital and prepaid dividends totaled R$ 147,219, R$ 1,498,803 and R$ 1,329,000, respectively. Accordingly, there are no mandatory minimum common dividends provisioned since these repayments, related to income determined in referred to fiscal years, were higher than those determined on the percentage defined in the Articles of Incorporation.

82

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

  RESA

	2021	2020	2019
Net income (loss) for the year	614,180	175,828	468,101
(-) Formation of legal reserve - 5%	(30,710)	(8,791)	(23,397)
(-) Effect of subsidiary tax incentives	(83,112)	(80,006)	(97,716)
Dividends to holders of Class B preferred shares	(1,525)	(1,416)	(5,667)
Dividends to holders of Class D preferred shares	(1,726)	(731)	(1,497)
Dividend distribution calculation basis	497,107	84,884	339,824
Common shares
Minimum mandatory dividend – 1%	(5,001)	(870)	-
Dividends from non-controlling shareholders	-	(19,499)	(2,847)
Total provisioned dividends	(8,252)	(22,516)	(10,011)
Remaining dividends and interest on own capital		-	-
Total Individual and Consolidated of RESA	(8,252)	(22,516)	(10,011)

Changes in dividends and Interest on own capital payable are as follows:

	RCSA	RESA	Total
March 31, 2019	27,541	10,012	37,553
Prior years’ dividends	333,733	716,280	1,050,013
Dividends for the year	1,357,958	20,369	1,378,327
Exclusive dividends	729	2,146	2,875
Interest on own capital	151,463	-	151,463
Withholding Income Tax (IRRF) on Interest on own capital	(22,719)	-	(22,719)
Payments	(1,775,009)	(726,291)	(2,501,300)
Other	(670)	-	(670)
March 31, 2020	73,026	22,516	95,542
Prior years’ dividends	12,767	3,715	16,482
Dividends for the year	10,535	5,001	15,536
Exclusive dividends	1,726	1,726	3,452
Interest on own capital, net of Withholding Income Tax (IRRF)	125,136	-	125,136
Payments	(23,273)	(24,706)	(47,979)
Other	9	-	9
March 31, 2020	199,926	8,252	208,178

(d)          Equity valuation adjustments

(i)            Actuarial gain (loss)

These arise from gains and losses from adjustments through experience and changes in actuarial assumptions about the defined benefit plan. This component is recognized in other comprehensive income and will never be reclassified to statement of income in subsequent years.

83

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(ii)          Income (loss) from net investment hedge abroad

These refer to the effective portion with the foreign exchange differences of the hedge of the Company’s net investments in a foreign entity.

(iii)        Income from financial instruments designated as hedge accounting

This refers to changes in the fair value of financial instruments arising from hedged cash flows from export revenues for VHP sugar, ethanol and foreign exchange differences on loans and financing and import of fuels.

(iv)         Effect of foreign currency translation

Corresponds to the differences in the translation into Brazilian reais of financial information of RESA and RCSA’s investees with a functional currency different from the Group’s.

(v)           Changes in equity adjustments, net of taxes:

	2020	Comprehensive income (loss)	2021

Effect of foreign currency translation	897,970	650,345	1,548,315
Actuarial loss with defined benefit plan	(10,711)	2,225	(8,486)
Income (loss) on hedge of net investment in a foreign entity	(45,741)	-	(45,741)
Income (loss) on financial instruments designated as hedge accounting	(723,708)	(1,251,257)	(1,974,965)
	117,810	(598,687)	(480,877)
Attributable to:
Group’s controlling shareholders	117,810	(598,687)	(480,877)
Group’s noncontrolling shareholders	-	-	-

	2019	Comprehensive income (loss)	2020
Effect of foreign currency translation	(102,318)	1,000,288	897,970
Actuarial loss with defined benefit plan	(12,539)	1,828	(10,711)
Income (loss) on hedge of net investment in a foreign entity	(35,795)	(9,946)	(45,741)
Income (loss) on financial instruments designated as hedge accounting	(269,669)	(454,039)	(723,708)
	(420,321)	538,131	117,810
Attributable to:
Group’s controlling shareholders	(420,316)	538,126	117,810
Group’s noncontrolling shareholders	(5)	5	-

	2018	Comprehensive income (loss)	2019
Effect of foreign currency translation	273	(102,591)	(102,318)
Actuarial loss with defined benefit plan	(11,526)	(1,013)	(12,539)
Income (loss) on hedge of net investment in a foreign entity	-	(35,795)	(35,795)
Income (loss) on financial instruments designated as hedge accounting	7,851	(277,520)	(269,669)
	(3,402)	(416,919)	(420,321)
Attributable to:
Group’s controlling shareholders	(3,397)	(416,919)	(420,316)
Group’s noncontrolling shareholders	(5)	-	(5)

84

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(e)           Profit reserves

(i)            Legal reserve

This refers to allocation of 5% of net income for the year to the legal reserve, in accordance with RESA and RCSA’s Articles of Incorporation, individual, and in compliance with the Brazilian Corporation Law.

On March 31, 2021 and 2020, as established in the Brazilian Corporation Law, the Company did not allocate 5% of net income to the Legal reserve, due to the fact that the total balance of the legal and capital reserves has exceeded 30% of the capital amount.

(ii)          Profit retention reserve

This refers to the remaining balance of Group’s net income for the year, after allocations for set-up of the legal reserve and provision for dividends. RESA and RCSA’s Articles of Incorporation provide that up to 80% of the profit for the year can be allocated to this reserve, for operations and new investments and projects, not exceeding 80% of the capital amount.

(iii)        Tax incentive reserve

The tax incentive reserve is credited with tax incentive benefits, which are recognized in the statement of income for the year and allocated from retained earnings to this reserve. These incentives are not included in the calculation of the mandatory minimum dividend and refer to: (a) the Goiás state incentive program “Produzir”, which finances part of the ICMS payment; (b) tax benefit on sugar industrial processing operations in the state of Mato Grosso do Sul, equivalent to 67% of the ICMS debt balance and the matching credit of ethanol; (c) economic grant given by the federal government in the diesel sales operations.

23. Net operating revenue

The breakdown of the Group’s gross revenue is as follows

	2021	2020	2019
Domestic market	92,247,991	104,234,434	100,572,838
Foreign market	33,448,085	26,713,506	10,835,707
Gross revenue from sales of products and services	125,696,076	130,947,940	111,408,545
Gains (losses) on financial instruments designated as hedge accounting	(1,058,100)	(121,329)	454,494
Gains (losses) on commodities-related financial instruments not designated as hedge accounting	(44,224)	358,814	(99,015)
Returns and cancellations	(384,015)	(760,770)	(526,823)
Sales taxes	(8,519,896)	(8,839,565)	(6,339,739)
Trade discounts and other	(585,385)	(498,771)	(471,921)
Amortization of exclusive supply rights (Note 12)	(502,468)	(505,769)	(452,503)
Net operating revenue	114,601,988	120,580,550	103,973,038

85

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

The net operating revenue by product is broken down as follows:

	2021	2020	2019
Diesel	45,114,347	46,057,231	39,988,988
Gasoline	32,680,344	36,692,732	33,285,917
Ethanol	18,594,320	19,165,586	14,748,890
Jet A-1	1,515,466	6,661,097	6,405,478
Sugar	11,376,188	4,646,782	3,902,099
Energy	2,109,567	3,866,040	3,463,542
Other	3,211,756	3,491,082	2,178,124
	114,601,988	120,580,550	103,973,038

24. Costs and expenses by nature

Reconciliation of costs and expenses by nature

Costs and expenses are shown in statement of income by function. The reconciliation of the Group’s statement of income by nature for the years ended March 31, 2021, 2020 and 2019 is as follows:

Costs and expenses by nature:

	2021	2020	2019
Interest on own capital	(101,092,646)	(108,551,889)	(93,609,732)
Depreciation and amortization	(4,733,468)	(3,951,911)	(2,452,718)
Personnel expenses	(2,087,206)	(1,964,129)	(1,857,145)
Cutting, loading and transportation	(1,134,116)	(937,546)	(931,944)
Realization of fair value of biological assets	(27,341)	9,686	(266,494)
Change in fair value of biological assets	468,563	3,195	5,335
Maintenance materials	(464,873)	(395,740)	(383,759)
Commercial expenses	(602,091)	(514,833)	(359,552)
Outsourced labor	(527,676)	(476,084)	(392,444)
Logistic expenses	(325,994)	(350,348)	(302,858)
Other	(757,326)	(505,736)	(1,135,928)
	(111,284,174)	(117,635,335)	(101,687,239)

Classified as:

	2021	2020	2019
Cost of products sold and services provided	(106,608,028)	(113,308,678)	(98,008,548)
Selling	(3,345,443)	(3,090,163)	(2,526,598)
General and administrative	(1,330,703)	(1,236,494)	(1,152,093)
	(111,284,174)	(117,635,335)	(101,687,239)

86

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

25. Other operating revenue, net

	2021	2020	2019
Gain in the formation of the joint venture, net	-	1,073,459	-
Net recognition of tax assets, net (1)	277,167	464,935	225,313
Credits from indemnity suits (4)	(20,477)	-	221,373
Gain on bargain purchase (2)	(11,447)	219,921	-
Net reversal (formation) of estimated loss in investments and property plant and equipment and intangible assets	(6,027)	(2,934)	146,628
Gain in the disposal of property, plant and equipment	82,188	104,690	113,400
Revenues from rental and leases	81,146	136,862	106,163
Capital gain due to dilution of ownership interest	-	-	109,467
Revenue from royalties	14,144	54,226	67,294
Revenue from investment grant - ICMS	67,218	64,696	63,512
Commissions on sales of lubricants, cards and payment means	63,307	21,410	29,729
Gain in the disposal of shares	1,096	5,797	-
Loss on retirement of carbon credits CBIO (3)	(180,007)	-	-
Other revenues, net	18,409	4,251	169,089
	386,717	2,147,313	1,251,968

(1)	This refers to the tax recovery of tax credits related mainly to PIS, COFINS and ICMS arising from the Group’s ordinary activities.

(2)	Refers to the result on the acquisition of 100% from RZ Agrícola Caarapó Ltda and 81.5% from Raízen Biomassa S.A.

(3)	This refers to the acquisition cost of carbon credits CBIO, related to the legal obligations adopted by Brazil’s National Biofuels Policy - RenovaBio (set forth by Law No. 13576/2017, with additional regulation set forth by Decree No. 9888/2019 and Government Directive No. 419 of November 20, 2019, of the Ministry of Mines and Energy) to achieve the carbon reduction goals of the industry for 2020 and 2021. The goals established are effective until December of each year and are published by Brazil’s National Petroleum Agency (“ANP”).

(4)	As of March 31, 2019, it referred to credits arising from a sentence passed and judged favorably to Raízen Araraquara, a subsidiary of the Company referring to the action of the Instituto do Açúcar e do Álcool (“IAA”) against the government, filed by Copersucar in 1990. The purpose of the lawsuit is to indemnify the losses caused to the plants by the Federal Government by setting prices below market prices

87

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

26. Finance results

	2021	2020	2019
Finance costs
Interest	(1,389,108)	(1,460,658)	(980,910)
Holding loss	(337,583)	(145,705)	(152,678)
PIS and COFINS on finance revenues	(44,010)	(55,217)	(38,912)
Other	(47,261)	(120,105)	(115,956)
	(1,817,962)	(1,781,685)	(1,288,456)
Fair value of financial instruments (Note 18)	63,163	(229,969)	(213,303)
Amounts capitalized on qualifying assets (Note 14)	54,819	38,021	30,825
	(1,699,980)	(1,973,633)	(1,470,934)
Finance income
Yields from financial investments	101,160	167,791	134,046
Interest	369,950	338,741	393,309
Holding gain and others	62,027	29,446	82,938
	533,137	535,978	610,293
Exchange-rate change, net	(1,432,041)	(4,081,951)	(781,306)
Net effect of the derivatives	1,182,683	3,904,385	850,327
	(1,416,201)	(1,615,221)	(791,620)

27. Financial instruments

(a)           Overview

The Group is exposed to the following significant risks arising from its operations, which are equalized and managed through certain financial instruments: (i) Price risk; (ii) Exchange rate risk; (iii) Interest rate risk; (iv) Credit risk; and (v) Liquidity risk.

(b)          Risk management structure

The Group has specific treasury and trading policies that define how risk management should be carried out, never operating with derivatives which are beyond the notional total of underlying asset or liability.

To monitor activities and ensure compliance with policies, the Group has the following main committees: (i) Risk Committee that meets weekly to analyze the behavior of the commodities (sugar, ethanol and oil by-products) and foreign exchange markets and deliberate on hedging positions and pricing strategy for exports or imports of products, so as to reduce the adverse effects of changes in prices and exchange rates. (ii) Ethanol and by-products Committee that meets monthly to assess the risks associated with the sale of ethanol and by-products and to adapt to the limits defined in the risk policies.

88

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

The Group is exposed to the following significant market risks:  (i) sugar, electric power, ethanol and by-products price volatility; (ii) exchange rate volatility; and (iii) interest rate volatility.  The financial instruments for hedging purposes are taken out by analyzing the risk exposure to which management seeks coverage.

On March 31, 2021 and 2020, the fair values related to transactions involving derivative financial instruments for hedging purposes were measured through observable factors, such as prices quoted in active markets or discounted cash flows based on market curves and are presented below:

	Notional		Fair value
	2021	2020	2021	2020
Price risk
Commodity derivatives
Futures contracts	12,031,708	6,097,400	(1,103,642)	1,905,331
	12,031,708	6,097,400	(1,103,642)	1,905,331
Foreign exchange rate risk
Foreign exchange rate derivatives
Futures contracts	(94,005)	181,955	13,535	(973)
Forward contracts	8,259,215	5,444,463	(398,486)	(742,773)
FX lock	45,575	-	1,500	-
FX swap	(11,797,123)	(15,698,579)	3,235,920	3,039,373
	(3,586,338)	(10,072,161)	2,852,469	2,295,627
Interest rate risk
Interest rate swap	(4,031,929)	(3,063,533)	365,288	194,958
	(4,031,929)	(3,063,533)	365,288	194,958
Total			2,114,115	4,395,916
Current assets			3,248,855	5,016,307
Non-current assets			3,264,107	3,128,089
Total assets			6,512,962	8,144,396
Current liabilities			(4,105,942)	(3,640,357)
Non-current liabilities			(292,905)	(108,123)
Total liabilities			(4,398,847)	(3,748,480)
Total			2,114,115	4,395,916

(c)           Price risk

This arises from the possibility of fluctuating market prices for products traded by the Group, mainly VHP sugar, refined and white sugar, diesel (heating oil), gasoline, ethanol, electric power and crude oil. These price oscillations may lead to material changes in sales revenues and costs. To mitigate this risk, the Group constantly monitors the market to anticipate price changes.

89

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

Price risk: commodity derivatives outstanding at March 31, 2021
Derivatives	Long/ Short	Market	Contract	Maturity	Notional(units)		Notional (R$ thousand)	Fair value (R$ thousand)
Futures	Short	ICE	Sugar#11	Apr/21 to Sept/23	11,461,559	t	18,796,885	(2,272,494)
Futures	Short	NYSE LIFFE	Sugar#5	Apr/21 to Sept/21	233,250	t	569,583	17,927
Futures	Short	OTC	Sugar#11	Apr/21 to Feb/22	264,172	t	365,390	(129,185)
Options	Short	ICE	Sugar#11	Sept/21	541,706	t	31,567	(49,455)
Subtotal - sugar futures short position					12,500,687	t	19,763,425	(2,433,207)
Futures	Long	ICE	Sugar#11	Apr/21 to Sept/23	(6,215,731)	t	(10,140,967)	1,419,930
Futures	Long	NYSE LIFFE	Sugar#5	Apr/21 to Nov/21	(41,700)	t	(103,213)	(3,898)
Options	Long	ICE	Sugar#11	Apr/22 to Sept/23	(441,727)	t	(22,688)	25,692
Subtotal - sugar futures long position					(6,699,158)	t	(10,266,868)	1,441,724
Physical fixed	Short	ICE	Sugar#11	Apr/21 to Jun/23	807,201	t	1,467,526	17,960
Physical fixed	Long	ICE	Sugar#11	Apr/21 to Mar/22	(187,735)	t	(361,210)	(9,659)
Subtotal - sugar physical fixed short position					619,466		1,106,316	8,301
Subtotal - sugar futures					6,420,995	t	10,602,873	(983,182)
					6,420,995	t	10,602,873	(983,182)
Futures	Short	B3	Ethanol	Apr/21 to Nov/21	90,900	cbm	210,926	(2,240)
Futures	Short	CME	Ethanol	Apr/21 to Mar/22	1,151,235	cbm	2,975,583	(135,349)
Futures	Short	OTC	Ethanol	Apr/21 to Mar/22	664,963	cbm	864,691	(51,722)
Options	Short	CME	Ethanol	Apr/21 to Jun/21	(51,675)	cbm	(5,784)	8,518
Subtotal - ethanol futures short position					1,855,423	cbm	4,045,416	(180,793)
Futures	Long	B3	Ethanol	Apr/21 to Dec/21	(142,140)	cbm	(343,544)	3,976
Futures	Long	CME	Ethanol	Apr/21 to Dec/21	(1,028,830)	cbm	(2,482,109)	112,063
Futures	Long	OTC	Ethanol	Apr/21 to Mar/22	(536,893)	cbm	(760,371)	50,752
Subtotal - ethanol futures long position					(1,707,863)	cbm	(3,586,024)	166,791
Physical fixed	Short	CHGOETHNL	Ethanol	Apr/21 to Dec/21	491,570	cbm	1,321,322	(58,583)
Physical fixed	Long	CHGOETHNL	Ethanol	Apr/21 to Mar/22	(605,624)	cbm	(1,638,506)	49,695
Subtotal - ethanol physical fixed short position					(114,054)	cbm	(317,184)	(8,888)
Subtotal - futures and physical fixed ethanol					33,506	cbm	142,208	(22,890)
Futures	Short	NYMEX	Gasoline	Apr/21 to Dec/21	526,926	cbm	1,274,922	(171,588)
Futures	Short	ICE	Gasoline	May/21 to Dec/22	186,030	cbm	368,639	(32,518)
Futures	Short	CME	Gasoline	Apr/21 to Jun/21	22,260	cbm	1,250	(463)

90

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

Options	Short	ICE	Gasoline	Apr/21 to Sept/21	715,500	cbm	61,104	(51,723)
Options	Short	NYMEX	Gasoline	May/21 to Nov/21	298,920		68,424	(162,519)
Subtotal - Gasoline futures long position					1,749,636	cbm	1,774,339	(418,811)
Futures	Long	NYMEX	Gasoline	Apr/21 to Feb/22	(262,668)	cbm	(702,058)	40,864
Futures	Long	CME	Gasoline	Apr/21 to Jun/21	(22,260)	cbm	(905)	809
Futures	Long	ICE	Gasoline	May/21 to Dec/22	(186,030)	cbm	(369,972)	33,365
Options	Long	ICE	Gasoline	Apr/21 to Sept/21	(588,300)	cbm	(56,274)	44,054
Options	Long	NYMEX	Gasoline	May/21 to Feb/22	(306,870)	cbm	(67,604)	25,914
Subtotal - Gasoline futures short position					(1,366,128)	cbm	(1,196,813)	145,006
Subtotal - Gasoline futures					383,508	cbm	577,526	(273,805)
Physical fixed	Short	CCEE/OTC	Energy	Apr/21 to Dec/32	18,457,918	mhw	3,897,848	(199,577)
Physical fixed	Long	CCEE/OTC	Energy	Apr/21 to Dec/32	(18,457,918)	mhw	(3,602,026)	396,098
Subtotal - futures and physical fixed energy					-		295,822	196,521

Futures	Short	NYMEX	Heating Oil	Apr/21 to Jun/21	337,137	cbm	660,207	(20,995)
Subtotal heating oil/jet futures purchased					337,137	cbm	660,207	(20,995)
						cbm
Futures	Long	NYMEX	Heating Oil	Apr/21 to Jun/21	(96,195)	cbm	(244,778)	742
Futures	Long	NYMEX	Jet	Apr/21	(795)	cbm	(2,150)	(33)
Subtotal heating oil/jet short position					(96,990)	cbm	(246,928)	709
						cbm
Subtotal heating oil/gasoline					240,147	cbm	413,279	(20,286)
Net exposure of commodity derivatives as at March 31, 2021							12,031,708	(1,103,642)
Net exposure of commodity derivatives as at March 31, 2020							6,097,400	1,905,331

91

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(d)          Foreign exchange rate risk

This derives from the possibility of fluctuations in exchange rates used by the Group for revenue from exports, imports, debt flows and other assets and liabilities in foreign currency. The Group uses derivative operations to manage cash flow risks denominated in US dollars, net of other cash and cash equivalent flows. The derivatives positions used to hedge against the exchange rate risk are as follows:

Exchange rate risk: foreign exchange derivatives outstanding as of March 31, 2021
Derivatives	Long/ Short	Market	Contract	Maturity	Notional (US$ thousand)	Notional (R$ thousand)	Fair value (R$ thousand)
Futures	Short	B3	Commercial dollar	Apr/21 to May/21	456,000	2,597,969	27,602
Futures	Short	CME	Euro	Apr/21 to June/21	48,750	277,743	3,574
Options	Short	B3	Foreign Exchange Options	Jul/22 to Oct/22	7,866	44,816	(21)
Subtotal - futures short position					512,616	2,920,528	31,155
Futures	Long	B3	Commercial dollar	Apr/21	(366,000)	(2,085,212)	(17,902)
Futures	Long	CME	Commercial Euro	Apr/21 to Jun/21	(48,750)	(277,743)	(1,718)
Options	Long	B3	Commercial dollar	Apr/21	(114,366)	(651,578)	2,000
Subtotal - futures long position					(529,116)	(3,014,533)	(17,620)
Subtotal - futures long/short positions					(16,500)	(94,005)	13,535
Forward	Short	OTC/Cetip	NDF	Mar/21 to Jun/21	3,831,866	21,831,290	(537,457)
Forward	Long	OTC/Cetip	NDF	Mar/21 to Jul/21	(2,382,194)	(13,572,075)	138,971
Subtotal - forward - long/short positions					1,449,672	8,259,215	(398,486)
Locked-in exchange	Short	OTC	Locked-in exchange	Jun/21 to Sept/21	18,723	106,669	3,271
Locked-in exchange	Long	OTC	Locked-in exchange	Jun/21 to Sept/21	(10,723)	(61,094)	(1,771)
Subtotal - Locked-in Exchange short position					8,000	45,575	1,500
Exchange swap	Short	OTC	Exchange swap	Oct/21 to Jan/27	524,497	2,988,217	(1,475,395)
Exchange swap	Long	OTC	Exchange swap	Oct/21 to Jan/27	(2,595,148)	(14,785,340)	4,711,315
Subtotal - foreign exchange swap					(2,070,651)	(11,797,123)	3,235,920
Net exposure of foreign exchange derivatives on March 31, 2021					(629,479)	(3,586,338)	2,852,469
Net exposure of foreign exchange derivatives on March 31, 2020					(1,937,439)	(10,072,161)	2,295,627

On March 31, 2021, the summary of quantitative data on the Group’s net exposure, considering the parity of all currencies to US$, is presented below:

92

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

	2021
	R$	US$ (in thousands)
Cash and cash equivalents (Note 3)	3,491,898	612,904
Restricted cash (Note 5)	965,482	169,463
Interest rate swap (Note 6)	1,049,386	184,190
Related parties (Note 11.a)	(622,209)	(109,211)
Suppliers (Note 16)	(3,378,398)	(592,982)
Loans and financing (Note 18)	(15,245,867)	(2,675,981)
Lease liabilities (Note 17)	(391,249)	(68,673)
Derivative financial instruments (Note 27.d) (1)		629,479
Net foreign exchange exposure		(1,850,811)
Derivatives settled in the month following the closing (2)		(25,250)
Net foreign exchange exposure as of March 31, 2021 (3)		(1,876,061)
Net foreign exchange exposure as of March 31, 2020 (3)		(1,197,993)

(1)	This refers to the notional foreign exchange derivative transactions.
(2)	Maturity in April 2021, whose settlement was given by PTAX on the last closing day of the month., quoted at R$ 5.70.
(3)	The net foreign exchange exposure, this will be substantially offset by probable future revenues of export products and/or import products.

(e)           Hedge accounting effect

The Group formally designates its operations subject to hedge accounting for the purpose of hedging cash flows. The main hedges designated are sugar revenue, ethanol revenue, as applicable, cost of by-products import and foreign currency debt.

Impacts recognized in the Group’s equity and the estimated realization in statement of income are as follows:

			March 31, 2021
			Realization years
Instruments	Market	Risk	2020/21	2021/22	From 2022 onwards	Total
Futures	OTC / ICE	Sugar#11	6,041	(722,668)	(274,704)	(991,331)
Futures	B3 / NYMEX / OTC	Ethanol	-	(277,432)	-	(277,432)
Futures	NYMEX	Gasoline	(889)	-	-	(889)
Options	ICE	Sugar#11	-	(5,027)	(14,682)	(19,709)
Forward	OTC	FX	(12,876)	(585,142)	(9,097)	(607,115)
Swap	Debt	FX	-	-	(1,010,580)	(1,010,580)
Export Prepayments	Debt	FX	-	-	(85,316)	(85,316)
			(7,724)	(1,590,269)	(1,394,379)	(2,992,372)
(-) Deferred taxes			2,626	540,691	474,090	1,017,407
Effect on equity			(5,098)	(1,049,578)	(920,289)	(1,974,965)

93

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

			March 31, 2020
			Realization years
Instruments	Market	Risk	2020	2021/22	From 2022 onwards	Total
Futures	OTC / ICE	Sugar#11	569,144	292,919	-	862,063
Futures	B3 / NYMEX / OTC	Ethanol	303,960	-	-	303,960
Options	ICE	Sugar#11	135,346	-	-	135,346
Forward	OTC	Foreign exchange	(1,106,647)	(294,100)	-	(1,400,747)
Swap	Debt	Foreign exchange	-	-	(924,299)	(924,299)
Export Prepayments	Debt	Foreign exchange	-	-	(72,851)	(72,851)
			(98,197)	(1,181)	(997,150)	(1,096,528)
(-) Deferred taxes			33,387	402	339,031	372,820
Effect on equity			(64,810)	(779)	(658,119)	(723,708)

Changes in other comprehensive income balances for the year ended March 31, 2021 are as follows:

Cash flow hedge

	2021	2020	2019
Beginning balance	(723,708)	(269,669)	7,851
Movements occurred in the year:
Fair value of commodity futures designated as hedge accounting	(2,468,391)	1,496,013	501,929
Fair value loss on forward exchange contracts designated as hedge accounting	(359,400)	(1,615,639)	(135,403)
Exchange-rate change on debt contracts designated as hedge accounting	(98,755)	(650,356)	(324,944)
Income (loss) from commodities reclassified to operating income (loss) and other	1,030,702	82,045	(462,067)
Total movements occurred during the year (before deferred taxes)	(1,895,844)	(687,937)	(420,485)
Effect of deferred taxes on equity valuation adjustments	644,587	233,898	142,965
	(1,251,257)	(454,039)	(277,520)
End balance	(1,974,965)	(723,708)	(269,669)

Fair value hedge

RCSA designates at fair value the inventory and highly probable purchases of oil by-products with pegged derivatives. Risk management is primarily intended for recognizing inventory at a floating price, as RCSA’s sales revenue will be upon sale of products to its clients.  Hedge accounting aims to minimize any type of mismatching in statement of income for the year, causing both the derivatives and the inventory to be recorded at fair value, with the change being recognized under Cost of products sold and services rendered, whose positive impact in the year ended March 31, 2021 was R$ 244,942 (negative impact of R$ 234,927 in 2020 and positive impact of R$ 20,937 in 2019). At March 31, 2021, in the statement of financial position, the fair value measurement balance of inventories is increased by R$ 47,779 (decreased by R$ 197,163 in 2020).

94

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(f)            Interest rate risk

The Group monitors fluctuations in variable interest rates related to certain debts, especially those linked to Libor and, when necessary, uses derivative instruments to minimize these risks. The positions of derivative financial instruments used to hedge against the interest rate risk are as follows:

Interest rate risk: Interest derivatives outstanding at March 31, 2021
Derivatives	Long/ Short	Market	Contract	Maturity	Notional (US$ thousand)	Notional (R$ thousand)	Fair value (R$ thousand)
Interest rate swap	Long	OTC	Interest rate swap	Dec/21 to Jun/30	(707,692)	(4,031,929)	365,288
Subtotal interest swap					(707,692)	(4,031,929)	365,288
Net exposure of interest derivatives as of March 31, 2021					(707,692)	(4,031,929)	365,288
Net exposure of interest derivatives as of March 31, 2020					(589,288)	(3,063,533)	194,958

(g)           Credit risk

A substantial part of the Group's sales is made to a select group if highly qualified counterparties.

Credit risk is managed by specific rules for client acceptance, credit analysis and establishment of exposure limits per client, including, when applicable, requirement of letter of credit from first-tier banks and capturing security interest on loans granted.  Management considers that the credit risk is substantially covered by the allowance for expected credit losses.

Individual risk limits are established based on internal or external ratings, according to the limits determined by the Group management. The use of credit limits is regularly monitored. No credit limit was exceeded in the year, and management does not expect any losses from non-performance by the counterparties at an amount higher than that already provisioned.

The Group operates commodity derivatives in the New York - NYBOT and NYMEX, Chicago - CBOT and CME and London - LIFFE commodity futures and options markets, as well as in the over the counter (OTC) market with selected counterparties. Also, the Group operates commodity exchange rate derivatives and over-the-counter contracts registered with B3, mainly with the main local and international banks considered Investment Grade by international rating agencies.

95

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

Guarantee margins (Restricted Cash, Note 5) - Derivative transactions on commodity exchanges (NYBOT, NYMEX, LIFFE and B3) require guarantee margins.  The total combined consolidated margin deposited at March 31, 2021 amounts to R$ 1,065,144 (R$ 160,610 at March 31, 2020), of which R$ 99,662 (R$ 33,178 at March 31, 2020) in restricted short-term investments and R$ 965,482 (R$ 127,432 at March 31, 2020) in margin on derivative transactions.

The Group’s derivative transactions in over the counter do not require a guarantee margin.

Credit risk on cash and cash equivalents is mitigated through the conservative distribution of investment funds and CDBs that make up the item.  The distribution follows strict criteria for allocation and exposure to counterparties, which are the main local and international banks considered, in their majority, as Investment Grade by the international rating agencies.

(h)          Liquidity risk

Liquidity risk is that in which the Group may encounter difficulties in honoring the obligations associated with its financial liabilities that are settled with cash payments or with another financial asset. The Group’s liquidity management approach is to ensure, as much as possible, that there will always be sufficient liquidity to meet its obligations upon maturity, under normal or stress conditions, without experiencing unacceptable losses or damaging its reputation.

As part of the liquidity management process, management prepares business plans and monitors their execution, discussing the positive and negative cash flow risks and assessing the availability of financial resources to support its operations, investments and refinancing needs.

The table below states the main financial liabilities contracted by maturity:

	Up to 1 year	Up to 2 years	From 3 to 5 years	Above 5 years	Total
Loans and financing (1)	3,025,522	2,499,072	11,420,783	12,723,878	29,669,255
Suppliers (Note 16)	10,911,172	-	-	-	10,911,172
Third party and related party lease liabilities (1)	1,495,414	1,377,928	2,648,935	1,980,485	7,502,762
Derivative financial instruments (Note 27.b)	4,105,942	222,945	47,013	22,947	4,398,847
Related parties (Notes 1 and 2)	1,387,710	-	-	602,395	1,990,105
	20,925,760	4,099,945	14,116,731	15,329,705	54,472,141

(1)             Undiscounted contractual cash flows.

(2)             Except related parties lease liabilities.

96

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(i)            Fair value

The fair value of financial assets and liabilities is the amount for which a financial instrument may be exchanged in a current transaction between willing parties, other than a forced sale or settlement. The methods and assumptions used to estimate the fair value are described below.

The fair value of cash and cash equivalents, trade accounts receivable, other financial assets, suppliers, related parties and other short-term obligations approximates the respective carrying amount, mostly due to the short-term maturity of these instruments. The fair value of other long-term assets and liabilities does not differ significantly from their carrying amount.

The fair value of the Group’s financial instruments payable is close to the carrying amount, since they are subject to variable interest rates and there was no significant change in the Group’s credit risk.

Derivatives measured by valuation techniques with observable market data refer mostly to interest rate swaps, foreign exchange forward contracts and commodities forward contracts. The most frequently applied valuation techniques include forwards and swap pricing models, using present value calculation. The models include various inputs, including in connection with the creditworthiness of the counterparties, spot and forward foreign exchange rates, interest rate curves and forward rate curves of the hedged commodity.

The consolidated financial instruments are classified into the following categories:

		Book value		Market value
	Classification	2021	2020	2021	2020
Financial assets
Cash and cash equivalents, except investments (Note 3)	Loans and receivables	3,266,748	5,767,050	3,266,748	5,767,050
Interest earnings bank deposits (Note 3)	Fair value through profit or loss	3,246,057	2,834,610	3,246,057	2,834,610
Securities (Note 4)	Fair value through profit or loss	134,940	39,145	134,940	39,145
Restricted cash (Note 5)	Loans and receivables	965,482	127,432	965,482	127,432
Restricted financial investments (restricted cash) (Note 5)	Fair value through profit or loss	99,701	83,638	99,701	83,638
Trade accounts receivable (Note 6)	Loans and receivables	4,233,142	3,297,337	4,233,142	3,297,337
Derivatives financial instruments (Note 27.b) (2)	Fair value through profit or loss	6,512,962	8,144,396	6,512,962	8,144,396
Related parties (Note 11.a)	Loans and receivables	2,056,765	2,052,743	2,056,765	2,052,743
Other financial assets (Note 10)	Loans and receivables	264,323	573,041	264,323	573,041
		20,780,120	22,919,392	20,780,120	22,919,392
Financial liabilities
Loans and financing (Note 18) (1)	Amortized cost	(5,875,573)	(8,297,302)	(5,875,573)	(8,297,302)
Loans and financing (Note 18) (1)	Fair value through profit or loss	(18,167,325)	(17,030,068)	(18,568,900)	(17,030,068)
Derivative financial instruments (Note 27.b) (2)	Fair value through profit or loss	(4,398,847)	(3,748,480)	(4,398,847)	(3,748,480)
Suppliers (Note 16)	Amortized cost	(10,911,172)	(10,227,015)	(10,911,172)	(10,227,015)
Related parties (Note 11.a)	Amortized cost	(2,923,822)	(2,535,301)	(2,923,822)	(2,535,301)
		(42,276,739)	(41,838,166)	(42,678,314)	(41,838,166)

97

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

Fair value hierarchy

The Group uses the following hierarchy to determine and disclose the fair value of financial instruments by the valuation technique, to wit:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;
•	Level 2 - other techniques for which all inputs that have a significant effect on the recorded fair value are observable, either directly or indirectly; and
•	Level 3: techniques using inputs that have a significant effect on the fair value recorded that are not based on observable market data.

Financial instruments measured at fair value as of March 31, 2021	Level 1	Level 2	Total
Interest earnings bank deposits (Note 3)	-	3,246,057	3,246,057
Securities (Note 4)	-	134,940	134,940
Restricted financial investments (restricted cash) (Note 5)	-	99,701	99,701
Derivative financial assets (Note 27.b)	2,213,435	4,299,527	6,512,962
Loans and financing (Note 18)	-	(18,568,900)	(18,568,900)
Derivative financial liabilities (Note 27.b)	(3,497,590)	(901,257)	(4,398,847)
Total as of March 31, 2021	(1,284,155)	(11,689,932)	(12,974,087)
Total as of March 31, 2020	1,597,447	(11,274,207)	(9,676,760)

(j)            Sensitivity analysis

The sensitivity analysis of the financial instruments’ fair value, according to the types of risk considered significant by the Group, is presented below.

Assumptions for sensitivity analysis

The Group adopted three scenarios for its sensitivity analysis, one probable and two (possible and remote) that may have adverse effects on the fair value of its financial instruments.   The probable scenario was defined based on the commodities futures market curves for sugar, oil (heating oil), ethanol and the US dollar on March 31, 2021, corresponding to the balance of the derivatives’ fair value on that date.  Possible and remote adverse scenarios were defined considering adverse impacts of 25% and 50% on sugar price curves and US dollar, which were calculated based on the probable scenario.

98

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

Sensitivity table

(1)           Changes in fair value of derivative financial instruments

			Impact on profit or loss (*)
	Risk factor	Probable Scenario	Possible scenario +25%	Fair value balance	Remote scenario +50%	Fair value balance
Price risk
Commodity derivatives
Futures contracts and options:
Purchase and sale commitments	Sugar price increase	(991,483)	(2,618,251)	(3,609,734)	(5,236,501)	(6,227,984)
Purchase and sale commitments	Gasoline price increase	(270,143)	(125,177)	(395,320)	(250,354)	(520,497)
Purchase and sale commitments	Ethanol price increase	(14,279)	(135,533)	(149,812)	(271,067)	(285,346)
Purchase and sale commitments	Diesel and gasoline price increase	(24,258)	(161,296)	(185,554)	(322,592)	(346,850)
Purchase and sale commitments	Electric power price increase	196,521	27,589	224,110	55,178	251,699
		(1,103,642)	(3,012,668)	(4,116,310)	(6,025,336)	(7,128,978)
Currency risk
Exchange rate derivatives
Futures contracts:
Purchase and sale commitments	R$/US$ exchange rate decrease	13,535	(8,124)	5,411	(16,246)	(2,711)
Forward and Locked-in exchange contracts:
Purchase and sale commitments	R$/US$ exchange rate decrease	(377,386)	(2,747,017)	(3,124,403)	(5,494,035)	(5,871,421)
Purchase and sale commitments	AR$/US$ exchange rate fall	(19,600)	(118,504)	(138,104)	(237,008)	(256,608)
FX swaps:
Purchase and sale commitments	R$/US$ exchange rate decrease	3,235,920	(2,844,444)	391,476	(5,688,888)	(2,452,968)
		2,852,469	(5,718,089)	(2,865,620)	(11,436,177)	(8,583,708)
Interest rate risk
Interest derivatives
Swap contracts, lock, DI, and NDF	Write-off in interest rate	365,288	9,600	374,888	19,900	385,188
		365,288	9,600	374,888	19,900	385,188
Total		2,114,115	(8,721,157)	(6,607,042)	(17,441,613)	(15,327,498)

 (*) Result projected to occur in up to 12 months from March 31, 2021.

As of March 31, 2021, the commodity and foreign exchange futures curves used in the sensitivity analysis were as follows:

	Position	Scenarios
		Probable	Possible	Remote
Sugar price increase – R$/ton	Short	1,898	2,372	2,847
Gasoline price increase – R$/m³	Short	2,114	2,643	3,172
Ethanol price increase – R$/m³	Long	2,377	2,472	3,566
Diesel price increase – R$/m³	Short	2,663	3,329	3,995
Electric power price increase – R$/mwh	Short	220,20	275,25	330,30
Exchange rate increase - R$/US$	Short	5,78	7,23	8,67
Exchange rate decrease - AR$/US$	Long	24,53	18,40	12,27
Exchange rate decrease - R$/US$	Long	5,78	4,34	2,89
Interest rate decrease - % p.y.	Long	2,65	1,99	-1,33

99

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(2)           Foreign exchange exposure, net

The probable scenario considers the position on March 31, 2021. The effects of the possible and remote scenarios that would be posted to the combined consolidated statement of income as foreign exchange gains (losses) are as follows:

		Effect of exchange-rate changes
		Possible scenario	Remote scenario	Possible scenario	Remote scenario
Net foreign exchange exposure as of March 31, 2021		+25%	+50%	-25%	-50%
Cash and cash equivalents (Note 3)	3,491,898	872,975	1,745,949	(872,975)	(1,745,949)
Restricted cash (Note 5)	965,482	241,371	482,741	(241,371)	(482,741)
Accounts receivable from abroad (Note 6)	711,078	177,770	355,539	(177,770)	(355,539)
Related parties (Note 11.a)	(622,209)	(155,552)	(311,105)	155,552	311,105
Suppliers (Note 16)	(3,378,398)	(844,600)	(1,689,199)	844,600	1,689,199
Loans and financing (Note 18)	(15,245,867)	(3,811,467)	(7,622,934)	3,811,467	7,622,934
Lease liabilities (Note 17)	(391,249)	(97,812)	(195,625)	97,812	195,625
Impact on statement of income for the year		(3,617,315)	(7,234,634)	3,617,315	7,234,634

As of March 31, 2021, the rates used in the aforementioned sensitivity analysis were as follows:

R$/US$
Probable, balances	5.70
Possible scenario +25%	7.12
Remote scenario +50%	8.55
Possible scenario -25%	4.27
Remote scenario - 50%	2.85

(3)           Interest rate sensitivity

As of March 31, 2021, the probable scenario considers the weighted average floating interest rate of  on loans and financing, and for short-term investments and restricted cash, the CDI accumulated over the past 12 months. In both cases, simulations were performed with an increase and decrease of 25% and 50%.  The combined consolidated results of this sensitivity analysis are presented below:

	Interest rate sensitivity
	Probable Scenario	Possible scenario	Remote scenario	Possible scenario	Remote scenario
		+25%	+50%	-25%	-50%
Interest earnings bank deposits	71,155	17,789	35,578	(17,789)	(35,578)
Securities	2,999	750	1,499	(750)	(1,499)
Interest earning bank deposits (restricted cash)	2,216	554	1,109	(554)	(1,109)
Loans and financing	(953,324)	(238,331)	(476,662)	238,331	476,662
Additional impact in income (loss) for the year	(876,954)	(219,238)	(438,476)	219,238	438,476

As of March 31, 2021, the rates used in the sensitivity analysis were as follows:

100

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

	Scenarios
	Probable Scenario	Possible scenario +25%	Remote scenario +50%	Possible scenario -25%	Remote scenario -50%
CDI accumulated – % p.y.	2.20	2.74	3.29	1.65	1.10
Post-fixed interest on loans and financing – % p.y.	4.02	5.03	6.04	3.02	2.01

(k)          Capital management

The Group’s objective when managing its capital structure is to ensure the continuity of its operations and finance investment opportunities, maintaining a healthy credit profile and offering an adequate return to its shareholders.

The Group has a relationship with the main local and international rating agencies, as shown below:

Agency	Scale	Rating	Outlook	Date
Fitch	National	AAA (bra)	Stable	05/28/2020
	Global	BBB	Negative	05/28/2020
Moody's	National	Aaa.Br	Stable	12/09/2020
	Global	Baa3	Stable	12/09/2020
Standard & Poor's	National	brAAA	Stable	06/29/2020
	Global	BBB-	Stable	06/29/2020

The Raízen Group monitors its capital through a combined treasury management of its business, using a leverage ratio represented by debt divided by equity.

The Group’s net debt is calculated as the total of loans and financing with the market, net of cash and cash equivalents, investments and trade notes held as collateral for debt items and derivative financial instruments taken out to hedge the indebtedness.

Financial leverage ratios on March 31, 2021 and 2020 were calculated as follows:

	2021	2020
Third party capital
Loans and financing (Note 18)	24,444,473	25,327,370
(-) Cash and cash equivalents (Note 3)	(6,512,805)	(8,601,660)
(-) Securities (Note 4)	(134,940)	(39,145)
(-) Financial investments linked to financing (Note 5)	(39)	(50,460)
(-) National Treasury Certificates - CTN (Note 10)	(24,206)	(297,459)
(-)Foreign exchange and interest rate swaps and other derivatives (Note 27.b)	(3,601,208)	(3,369,934)
	14,171,275	12,968,712
Own capital
Equity
Attributable to Group’s shareholders	12,129,956	11,364,386
Interest of non-controlling shareholders	368,436	365,717
	12,498,392	11,730,103
Total own capital and third-parties	26,669,667	24,698,815
Leverage ratio	53,14%	52,51%

101

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

28. Retirement supplementation plan and other employee benefits

(a)           Pension fund

Defined contribution

The Group sponsors the Retirement Plan Raiz, administered by Raízprev - Entidade de Previdência Privada, a closed nonprofit supplementary pension plan entity.

The Entity has administrative, equity and financial autonomy, and its objective is to administer and provide private pension plans, as defined in the Benefit Plan Regulations.

The Group has legal and contractual obligations that could give rise to the need to make additional extraordinary contributions in case of shortfall.

In the year ended March 31, 2021, the contribution recognized as an expense totaled R$ 21,439 (R$ 21,405 in 2020).

Pension and health plan of Raízen Argentina

Raízen Argentina granted pension plans to non-union employees with defined and non-financed benefit.  These plans are effective but closed to new participants since the end of 2014. The healthcare coverage of retired employees is an inherited and frozen benefit, whose cost is equally apportioned between the Company and the former employees.

(b)          Profit sharing

The Group recognizes a liability and an expense for profit sharing based on a methodology that considers previously defined goals for employees.  The Group recognizes a provision when it is contractually bound or when there is a past practice that has created a constructive obligation.

29. Insurance

The Group has an insurance and risk management program that provides coverage and protection compatible with its assets and operation.

The insurance coverage taken out is based on a careful study of risks and losses carried out by local insurance advisors, and the types of insurance taken out are considered sufficient by management to cover claims, if any, considering the nature of the activities of the Grupo, which are described below:

Insurance type	Coverage	Insured amount
Operational risks	Fire, lightning, explosion, among others	1,698,099
General civil liability (1)	Third-party claims	320,000
		2,018,099

(1)	Includes the amounts of CHF 15,000 thousand and US$ 10,000 thousand, equivalent to R$ 89,521 and R$ 56,973 referring to the coverage taken out exclusively for Raízen Trading e Raízen Argentina, respectively.

102

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

30. Business combinations

(1)           Transactions carried out in the year ended March 31, 2021

(i)            RZ Agrícola Caarapó Ltda.

As of December 31, 2020, RESA completed the price allocation of the assets acquired and liabilities assumed by RESA in the process of acquisition of Nova América Agrícola Ltda.

The main differences between preliminary and final gains on bargain purchase are shown below:

Changes	Total
Fair value of net assets	364,019
(-) Total cost of acquisition	(162,434)
Preliminary gain on bargain purchase	201,585
(-) Advance to supplier	(7,092)
(-) Property, plant, and equipment (Note 12.b)	(4,355)
(=) Final adjustments - bargain purchase (Note 11.b and 24)	(11,447)
Final gain on bargain purchase	190,138

(2)           Transactions carried out in the year ended March 31, 2020

(i)            Raízen Biomassa S.A.

On October 1, 2019, RESA and Cosan entered into an agreement for purchase and sale of shares and other covenants for acquisition by RESA of 81.5% of the shares held by Cosan in Raízen Biomassa S.A. (“Biomassa”), formerly named Cosan Biomassa S.A. for R$ 1.00 (one real) each, assuming the debts of Biomassa. The debts have collaterals of Cosan, which were transferred to Raízen after the acquisition was completed.

The Biomassa Share Purchase and Sale Agreement was entered into on October 1, 2019 and the transaction was completed on December 2, 2019, after the covenants were fully implemented. The fair value was considered based on the balances of Biomassa on such date.

Biomassa is engaged in the production and sale of bagasse pellets and sugarcane straw. Sales of pellets represented R$ 9.2 million in the year ended December 31, 2018. Thus, despite being an embryonic market, RESA is capable of generating outputs.

103

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

Through this investment, RESA aims to capture synergies that were suppressed, and insert the company in the business of producing and selling sugarcane Biomass pellets and straw, consolidating Raízen’s position as an integrated player in the Energy sector.

The preliminary fair value of assets acquired and liabilities assumed on the acquisition date of Biomassa is presented below. The difference between the amount paid and the net assets at fair value resulted in the recognition of bargain purchase.

Captions	Amount
Cash and cash equivalents	154
Derivative financial instruments	4,729
Inventories	18,421
Recoverable taxes	20,186
Other receivables	1,817
Deferred income tax and social contribution	62,242
Property, plant and equipment	141,267
Intangible assets	264
Right of use	24
Loans and financing	(212,426)
Suppliers	(1,808)
Related parties	(10,784)
Other liabilities	(1,554)
Lease liabilities	(34)
Net assets (i)	22,498
Raízen interest (81.5%)	(18,336)
(-) Cost of acquisition	-
Bargain purchase (Note 25)	(18,336)

(i)              Minority interest (18.5%) equivalent to R$ 4.162.

The valuation techniques used to measure the fair value of the significant assets acquired were as follows:

Assets acquired	Valuation technique
Property, plant and equipment

Market comparison and cost technique: the valuation model considers the market prices quoted for similar items, when available, and depreciated replacement costs, when applicable.  The depreciated replacement cost reflects adjustments of physical deterioration, as well as the functional and economic obsolescence.  The fair value of property, plant and equipment items on the acquisition date amounted to approximately R$ 141,267, which represented an adjustment of around R$ 49,318.

Other assets acquired and liabilities assumed were analyzed and the respective accounting balances reflect the respective fair values.

(ii)          RZ Agrícola Caarapó Ltda.

On October 25, 2019, RESA entered into a Share Purchase and Sale Agreement with Nova América Agrícola Ltda., which provides for the terms and conditions for the acquisition of RZ Agrícola Caarapó Ltda. shares held by Nova América Agrícola Ltda. (100% of the capital) for R$ 162,434.

104

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

The preliminary fair value of assets acquired, and liabilities assumed on the acquisition date of RZ Agrícola Caarapó is presented below. The difference between the amount paid and the net assets at fair value resulted in the recognition of gain on bargain purchase.

Captions	Amount
Cash and cash equivalents	167
Accounts receivable	1,311
Inventories	15,079
Biological assets	46,595
Other receivables	12,613
Judicial deposits	1,696
Deferred income tax and social contribution	7,293
Property, plant and equipment	314,004
Suppliers	(10,057)
Payroll and related charges payable	(3,426)
Taxes payable	(1,295)
Other liabilities	(13,463)
Provision for legal disputes	(6,498)
Net assets	364,019
(-) Cost of acquisition	162,434
Bargain purchase (Note 25)	(201,585)

The valuation techniques used to measure the fair value of the significant assets acquired were as follows:

Assets acquired	Valuation technique
Property, plant and equipment

Market comparison and cost technique: the valuation model considers the market prices quoted for similar items, when available, and depreciated replacement costs, when applicable.  The depreciated replacement cost reflects adjustments of physical deterioration, as well as the functional and economic obsolescence.  The fair value of property, plant and equipment items on the acquisition date amounted to approximately R$ 314 million, which represented an adjustment of around R$ 29 million.

Other assets acquired and liabilities assumed were analyzed and the respective accounting balances reflect the respective fair values.

(iii)        Raízen Argentina and subsidiaries - Acquisition of downstream (DS) business from Shell Argentina

On October 1, 2018, RCSA completed the acquisition of DS business from Shell in Argentina, through the purchase of 100% of the shares issued by Shell Compañía Argentina de Petróleo S.A. and by Energina Compañía Argentina de Petróleo S.A., shares that were previously held by Shell Group, starting to operate in that country as Raízen Argentina. This transaction amounted to US$ 988,081 thousand, totaling R$ 3,917,438.

In accordance with IFRS 3/CPC 15 -- Business combination, the fair value of preliminary assets acquired and liabilities assumed on the acquisition date of Raízen Argentina and subsidiaries is presented below. The difference between the amount paid and the net assets at fair value resulted in the recognition of a goodwill based on expected future profitability amounting to R$ 221,898.

105

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

In the year ended March 31, 2020, RCSA completed the price allocation of the assets acquired and liabilities assumed by RCSA in the acquisition process of Raízen Argentina. Significant differences between the preliminary goodwill and the final goodwill were determined based on new information on facts and circumstances existing on the acquisition date, and are presented in the changes below:

Movement	Amount

Net assets	3,605,064
Cost of acquisition cost	3,917,438
Adjustment to present value of considerations payable	(109,420)
3,808,018
Preliminary goodwill	202,954
Property, plant and equipment	186
Intangible assets	(30)
Deferred taxes	(53)
103
Adjustment to present value of considerations payable	18,841
Adjustments in goodwill	18,944
Final goodwill	221,898

The amount of goodwill based on expected future profitability may be deductible for tax purposes, depending on RCSA’s future evaluations.

The valuation techniques used to measure the fair value of the significant assets acquired were as follows:

Assets acquired	Valuation technique

Property, plant and equipment (**)

Market comparison and cost technique: the valuation model considers the market prices quoted for similar items, when available, and depreciated replacement costs, when applicable.  The depreciated replacement cost reflects adjustments of physical deterioration, as well as the functional and economic obsolescence.  In the final allocation, fair value of property, plant and equipment items on acquisition date totaled R$ 3,616,125 (R$ 3,616,311 on March 31, 2019), which represented surplus value of R$ 366,461 (R$ 366,647 on March 31, 2019) to be depreciated based on assets’ useful lives of approximately 13 years.

Intangible assets (*) / (**)

Contractual relations with clients: Technique Multi-period earning excess method (“MEEM”), this model estimates fair value based on business unit future cash flow discounts.  Cash flows considered revenues from projected clients’ portfolio and their related costs and expenses in the 180-month period.  In the final allocation, the fair value of contractual relations totaled R$ 232,558 (R$ 232,532 on March 31, 2019), fully recognized as surplus value to be amortized on a straight-line basis over the referred to period.

Latam-pass contract: Technique Multi-period earning excess method (“MEEM”), this model estimates fair value based on business unit future cash flow discounts. Cash flows considered revenues associated to said contract and its related costs and expenses over the contract term of 87 months.  In the final allocation, the fair value of this contract totaled R$ 36,010 (R$ 36,007 on March 31, 2019), fully recognized as surplus value to be amortized on a straight-line basis over the referred to period.

(*)	Intangible assets identified by appraisers in applying the acquisition method.
(**)	In the final allocation, on the referred to surplus values, deferred tax liabilities were recorded in the amount of R$ 216,226 (R$ 216,279 on March 31, 2019).
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Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

31. Cash flow supplementary information

(a)       Reconciliation of changes in equity with cash flows from financing activities (FCF)

(Assets)/Liabilities	Financial investments linked to financing (Note 5)	Loans and financing (Note 18) (2)	Lease liabilities	Related parties (1)	Dividends and Dividends and interest on own capital payable	Total
Balance as of March 31, 2020	(50,460)	25,029,911	4,411,784	916,848	95,542	30,403,625
Transactions with impact in FCF
Funding, net of expenditures	-	3,584,510	-	-	-	3,584,510
Amortization of principal	-	(5,897,175)	-	-	-	(5,897,175)
Interest amortization	-	(854,601)	-	-	-	(854,601)
Amortization of lease liabilities		-	(1,388,175)	(171,358)		(1,559,533)
Payment of dividends and interest on own capital and preferential shares	-	-	-	-	(47,979)	(47,979)
Financial investments linked to financing	51,974	-	-	-	-	51,974
Other	-	-	-	4,259	-	4,259
	51,974	(3,167,266)	(1,388,175)	(167,099)	(47,979)	(4,718,545)
Other movements that do not affect the FCF
Net interest, inflation adjustments, and exchange-rate changes	(1,823)	2,514,602	372,469	67,706	-	2,952,954
Change financial instruments fair value (Notes 18 and 26)	-	(63,163)	-	-	-	(63,163)
Allocation of dividends and interest on own capital	-	-	-	(1,525)	182,690	181,165
Addition, write-off, remeasurement of lease liabilities and other		-	1,638,582	296,805		1,935,387
Effect foreign currency translation and other	270	106,183	40,534	(4,095)	(22,071)	120,821
	(1,553)	2,557,622	2,051,585	358,891	160,619	5,127,164
Balance as of March 31, 2021	(39)	24,420,267	5,075,194	1,108,640	208,182	30,812,244

107

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(Assets)/Liabilities	Financial investments linked to financing (Note 5)	Loans and financing (Note 18)	Lease liabilities	Related parties (1)	Dividends and interest on own capital payable	Total
Balance as of March 31, 2019	(57,846)	16,742,358	-	300,559	37,553	17,022,624
Transactions with impact in FCF
Funding, net of expenditures	-	7,352,092	-	-	-	7,352,092
Amortization of principal	-	(3,529,607)	-	-	-	(3,529,607)
Interest amortization	-	(844,765)	-	-	-	(844,765)
Amortization of lease liabilities	-	-	(1,114,229)	(145,737)		(1,259,966)
Payment of dividends and interest on own capital and preferential shares	-	-	-	(129,412)	(2,508,353)	(2,637,765)
Financial investments linked to financing	10,182	-	-	-	-	10,182
Other	-	-	-	2,317	-	2,317
	10,182	2,977,720	(1,114,229)	(272,832)	(2,508,353)	(907,512)
Other movements that do not affect the FCF
Net interest, inflation adjustments, and exchange-rate changes	(2,796)	4,462,210	334,365	63,719	-	4,857,498
Change financial instruments fair value (Notes 18 and 26)	-	229,969	-	-	-	229,969
Issuance (redemption) and allocation of disproportionate dividends	-	-		(1,416)	-	(1,416)
Allocation of dividends and interest on own capital	-	-	-	-	2,587,276	2,587,276
Initial adoption of IFRS 16 (CPC 06 (R2)) (Note 2.4.1)	-	-	3,630,867	720,759	-	4,351,626
Business combinations	-	212,426	36	-	-	212,462
Addition, write-off, remeasurement of lease liabilities and other	-	-	1,422,323	101,823	-	1,524,146
Effect foreign currency translation and other	-	405,228	138,422	4,236	(20,934)	526,952
	(2,796)	5,309,833	5,526,013	889,121	2,566,342	14,288,513
Balance as of March 31, 2020	(50,460)	25,029,911	4,411,784	916,848	95,542	30,403,625

(1)     Comprised of financial transactions, preferred shares and lease liabilities (Note 11.a).

108

Grupo Raízen

Notes to combined consolidated financial statements

March 31, 2021

In thousands of reais – R$, unless otherwise stated

(b)          Transactions not involving cash

	2021	2020	2019
Investment transactions not involving cash
Installments receivable for the sale of shares and the formation of a joint venture	113,206	123,439	-
Installment payable due to purchase of Raízen Argentina	-	-	(1,959,945)
Right of use	(2,034,050)	(1,767,862)	-
Depreciation and amortization of agricultural assets capitalized as property, plant and equipment	(83,412)	(91,962)	(81,957)
Interest capitalized in property plant and equipment assets (Note 14 and 26)	(54,819)	(38,021)	(30,825)
Depreciation of agricultural assets capitalized as biological assets	(28,791)	(20,870)	(23,288)
Additions to property, plant and equipment and other, net	(23,579)	(3,980)	(122,302)
	(2,111,445)	(1,799,256)	(2,218,317)

32. Subsequent Events

Renewal of Right to Use of “Shell” Brand

On May 20, 2021, the Company celebrated the renewal of the License agreement for the use of the “Shell” Brand with Shell Brands International AG. With this renewal, the Company maintains the right to use the “Shell” Brand, in the fuel distribution and related activities sector in Brazil, for a minimum period of 13 (thirteen) years, which may be renewed in certain cases, subject to compliance with certain conditions set out in the contract.

* * *

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